Exhibit (a)-(1)

E-Commerce China Dangdang Inc.

_______, 2016

Shareholders of E-Commerce China Dangdang Inc.

Re: Notice of Extraordinary General Meeting of Shareholders

You are cordially invited to attend an extraordinary general meeting of shareholders of E-Commerce China Dangdang Inc. (the “Company”) to be held on ________, 2016 at [10:00 a.m.] (Beijing Time). The meeting will be held at the Company’s office at 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.

On May 28, 2016, the Company entered into an agreement and plan of merger (the “merger agreement”) with Dangdang Holding Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Dangdang Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company and cease to exist, with the Company continuing as the surviving company (the “surviving company”) and becoming a wholly owned subsidiary of Parent (the “merger”). At the extraordinary general meeting, you will be asked to consider and vote upon a proposal to authorize and approve the merger agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the merger (the “plan of merger”), and the transactions contemplated by the merger agreement, including the merger. Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement.

Each of Parent and Merger Sub is a Cayman Islands exempted company formed solely for purposes of the merger. Parent, at the effective time of the merger, will be beneficially owned by Ms. Peggy Yu Yu, co-founder and executive chairwoman of the board of directors of the Company (the “Board”) (“Ms. Yu”); Mr. Guoqing Li, co-founder, a director and chief executive officer of the Company (“Mr. Li”); Dangdang Corporation, a business company with limited liability incorporated under the laws of the British Virgin Islands (the “BVI”) (“Holdco”) that is ultimately beneficially owned by Ms. Yu and Mr. Li; Kewen Holding Co. Limited, a business company with limited liability incorporated under the laws of the BVI (“Kewen”); Science & Culture International Limited, a business company with limited liability incorporated under the laws of the BVI (“SC International”); First Profit Management Limited, a business company with limited liability incorporated under the laws of the BVI (“First Profit”); Mr. Danqian Yao, senior vice president of the Company (“Mr. Yao”); Mr. Lijun Chen, vice president of the Company (“Mr. Chen”); Mr. Min Kan, vice president of the Company (“Mr. Kan”); and Mr. Junjie He (“Mr. He”), an individual unaffiliated with the Company. Ms. Yu, Mr. Li, Kewen and SC International are collectively referred to as the “Supporting Shareholders”. The Supporting Shareholders, First Profit, Mr. Yao, Mr. Chen and Mr. Kan are collectively referred to as the “Rollover Shareholders”. Holdco, Parent, Merger Sub and the Rollover Shareholders are collectively referred to as the “Buyer Group”.

As of the date of this proxy statement, the Buyer Group beneficially owns, in the aggregate approximately 35.3% of the total issued and outstanding Class A common shares and Class B common shares of the Company, par value $0.0001 per share (each, a “Share”), including Class A common shares represented by ADSs (as defined below), representing approximately 83.6% of the total number of votes represented by the issued and outstanding Shares. Because the Buyer Group beneficially owns approximately 35.3% of the total issued and outstanding Shares, representing approximately 83.6% of the total number of votes represented by the issued and outstanding Shares, both quorum and an affirmative vote in favor of the transaction are assured with the Buyer Group’s vote. If the merger is completed, the Company will continue its operations as a privately-held company and will be beneficially owned by the Buyer Group and Mr. He and, as a result of the merger, the American depositary shares, each of which represents five Class A common shares of the Company (the “ADSs”), will no longer be listed on The New York Stock Exchange (the “NYSE”) and the American depositary shares program for the ADSs will terminate.

1

Under the terms and conditions of the merger agreement, if the merger is completed, at the effective time of the merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time, other than (a) 136,477,925 Shares, consisting of 3,135,840 Class A common shares and 13,000,000 Class B common shares held by Ms. Yu, 1,185,000 Class A common shares represented by 237,000 ADSs held by Mr. Li, 21,876,660 Class B common shares held by Kewen, 97,000,000 Class B common shares held by SC International, 210,425 Class A common shares held by First Profit (including 164,000 Class A common shares beneficially owned by Mr. Yao and 46,425 Class A common shares beneficially owned by Mr. Chen, in each case, held of record by First Profit as nominee shareholder), and 70,000 Class A common shares represented by 14,000 ADSs held by Mr. Kan (collectively, the “Rollover Shares”), (b) Shares held by Parent, the Company or any of their subsidiaries, (c) Shares (including Class A common shares represented by ADSs) held by the ADS depositary (as defined below) and reserved for future issuance pursuant to the Company’s Share Incentive Plans(as defined below) (Shares described under (a) through (c) above are collectively referred to herein as the “Excluded Shares”), (d) Shares owned by shareholders who have validly exercised and not effectively withdrawn or lost their rights to dissent under the CICL (the “Dissenting Shares”), and (e) Class A common shares represented by ADSs, will be cancelled in exchange for the right to receive $1.34 in cash per Share without interest and net of any applicable withholding tax. At the Effective Time, each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing the Excluded Shares, will be cancelled in exchange for the right to receive $6.70 in cash per ADS without interest and net of any applicable withholding taxes (less up to $0.05 per ADS cancellation fees and up to $0.02 per ADS depositary services fees pursuant to the terms and conditions of the deposit agreement, dated December 7, 2010 between the Company and The Bank of New York Mellon (the “ADS depositary”) and the holders and beneficial owners from time to time of ADSs issued thereunder, as may be amended from time to time (the “Deposit Agreement”)). The Excluded Shares issued and outstanding immediately prior to the Effective Time will be cancelled for no consideration. The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the CICL.

In addition, at the Effective Time, the Company will terminate the Company’s 2004 Share Incentive Plan and 2010 Share Incentive Plan, and all amendments and modifications thereto (collectively, the “Share Incentive Plans”), terminate all relevant award agreements applicable to the Share Incentive Plans, and cancel all options to purchase Shares granted under the Company’s Share Incentive Plans (the “Company Options”) that are outstanding and unexercised, whether or not vested or exercisable.

At the Effective Time, each vested Company Option that remains outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive from the surviving company or one of its subsidiaries, as soon as practicable after the Effective Time, cash in the amount equal to the product of (a) the number of Shares underlying such Company Option multiplied by (b) the excess, if any, of $1.34 over the exercise price payable per Share of such Company Option. If the exercise price per Share of any such Company Option is equal to or greater than $1.34, such Company Option will be cancelled for no consideration. At the Effective Time, each unvested Company Option will be cancelled for no consideration.

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the transactions contemplated by the merger agreement, including the merger, is approximately $_______ million (assuming no exercise of dissenter rights by shareholders of the Company). In calculating this amount, the Company and the Buyer Group did not consider the value of the Excluded Shares, which will be cancelled for no consideration in the merger. The Buyer Group expects to fund the transactions contemplated by the merger agreement, including the merger, through a combination of (i) rollover financing from the Rollover Shareholders of 136,477,925 Shares (including Class A common shares represented by ADSs), (ii) the proceeds from a committed loan facility in an amount of up to $164 million, which is agreed to be arranged by Bank of China Limited, Shanghai Pudong Development Zone Sub-Branch, pursuant to a debt commitment letter, (iii) cash contributions provided by First Profit and Mr. He in the aggregate amount of $15.25 million, pursuant to two equity commitment letters, and (iv) available cash of the Company and its subsidiaries.

2

The special committee of the Board, consisting of three independent directors who are unaffiliated with any member of the Buyer Group or the management of the Company, Ms. Ruby Rong Lu, Mr. Ke Zhang and Mr. Xiaolong Li (the “Special Committee”) reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. On May 28, 2016, the Special Committee unanimously (a) determined that it was fair (both substantively and procedurally) to and in the best interests of the Company’s security holders unaffiliated to the Buyer Group (the “unaffiliated security holders”), and declared it advisable, to enter into the merger agreement and the other documents in connection with the merger, including, without limitation, the plan of merger (the “transaction agreements”) , (b) recommended that the Board authorize and approve the execution, delivery and performance of the merger agreement and the transaction agreements and the consummation of the transactions contemplated thereby, including the merger, (c) recommended that the Board direct that the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, be submitted to a vote at an extraordinary general meeting of shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, and (d) recommended that the Board call an extraordinary general meeting of shareholders of the Company for the purpose of the shareholders authorizing and approving by way of special resolution the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, the date, time and place of which shall be determined by the Special Committee.

On May 28, 2016, the Board (other than Ms. Yu and Mr. Li, members of the Buyer Group, who did not attend, participate in or vote upon matters discussed during the Board meeting, due to their interests in the proposed transaction), acting upon the unanimous recommendation of the Special Committee, (a) determined that it was fair (both substantively and procedurally) to and in the best interests of the unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements, (b) authorized and approved the execution, delivery and performance of the merger agreement and the transaction agreements and the consummation of the transactions contemplated thereby, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, be submitted to a vote at an extraordinary general meeting of shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger.

After careful consideration and upon the unanimous recommendation of the Special Committee composed solely of directors unrelated to any of the management members of the Company or any member of the Buyer Group, the Board (other than Ms. Yu and Mr. Li, members of the Buyer Group, who did not attend, participate in or vote upon matters discussed during the Board meeting, due to their interests in the proposed transaction) authorized and approved the execution, delivery and performance of the merger agreement and the transaction agreements and the consummation of the transactions contemplated thereby, including the merger, and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the amendment of the authorised share capital of the Company from $100,000 divided into 548,955,840 Class A common shares and 451,044,160 Class B common shares of a par value $0.0001 per share to $100,000 divided into 1,000,000,000 shares with a par value of $0.0001 each and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the Effective Time, a copy of which is attached as Annex B to the plan of merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission, (referred to herein as the “SEC”), which are available for free at the SEC’s website www.sec.gov.

3

Regardless of the number of Shares you own, your vote is very important. In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires an affirmative vote of shareholders representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors or executive officers have interests in the merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of this proxy statement, the Buyer Group beneficially owns approximately 35.3% of the total issued and outstanding Shares, representing approximately 83.6% of the total number of votes represented by the issued and outstanding Shares. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is ________, 2016 at ____ a.m. (Beijing Time). Each shareholder has one vote for each Class A common share and ten votes for each Class B common share held as of the close of business in the Cayman Islands on ________, 2016.

Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting.

As the registered holder of the Class A common shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions, the form of which is attached as Annex F to the accompanying proxy statement, timely received from holders of ADSs at the close of business in New York City on ________, 2016, the ADS record date. The ADS depositary must receive such instructions no later than 5:00 p.m. (New York City Time) on ________, 2016. If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADSs, or if an ADS holder does not timely deliver specific voting instructions to the ADS depositary, the corresponding number of Shares will not be voted.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become registered in the Company’s register of members as the holders of Shares prior to the close of business in the Cayman Islands on __________, 2016, the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before the close of business in New York City on _________, 2016 together with (a) delivery instructions for the corresponding Shares (name and address of the person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees (up to $5.00 per 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the Deposit Agreement), up to $0.02 per ADS depositary services fees and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the principal Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman registrar of the Shares, to issue and mail a certificate to your attention. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on the NYSE. The Company’s Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $5.00 per 100 ADSs (or portion thereof) issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

4

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the resolution to authorize and approve the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, the amendment of the authorised share capital of the Company from $100,000 divided into 548,955,840 Class A common shares and 451,044,160 Class B common shares of a par value $0.0001 per share to $100,000 divided into 1,000,000,000 shares with a par value of $0.0001 each and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the Effective Time, a copy of which is attached as Annex B to the plan of merger, FOR the resolution to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR the resolution to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenter rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE ____________(NEW YORK CITY TIME) ON ___________, 2016, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING (FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTER RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING). AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NYSE. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $5.00 PER 100 ADSs (OR PORTION THEREOF) ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

5

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance in voting your Shares or ADSs, please contact the Company’s Investor Relations Department at +86-10 5799-2666, or by email at ir@dangdang.com.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

Ruby Rong Lu	Peggy Yu Yu
Chairperson of the Special Committee	Chairwoman of the Board

The accompanying proxy statement is dated ________, 2016, and is first being mailed to the Company’s shareholders and ADS holders on or about ________, 2016.

6

E-Commerce China Dangdang Inc.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON ________, 2016

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of shareholders of E-Commerce China Dangdang Inc. (the “Company”) to be held on ________, 2016 at [10:00 a.m.] (Beijing Time) at the Company’s office at 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China.

Only registered holders of Class A common shares and Class B common shares of the Company, par value $0.0001 per share, (each, a “Share”), at the close of business in the Cayman Islands on ________, 2016 or their proxy holders are entitled to attend or to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

•	as special resolutions:

THAT the agreement and plan of merger, dated as of May 28, 2016 (the “merger agreement”), among the Company, Dangdang Holding Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and Dangdang Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “plan of merger”) among the Company and Merger Sub required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the merger agreement, including the merger (the “merger”), the amendment of the authorised share capital of the Company from $100,000 divided into 548,955,840 Class A common shares and 451,044,160 Class B common shares of a par value $0.0001 per share to $100,000 divided into 1,000,000,000 shares with a par value of $0.0001 each and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Annex B to the plan of merger, be authorized and approved;

THAT each of the members of the Special Committee (as defined below) be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive offices at 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

If you own American depositary shares, each of which represents five Class A common Shares of the Company (the “ADSs”), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 5:00 p.m. (New York City Time) on ________, 2016 in order to vote the underlying Shares at the extraordinary general meeting. Alternatively, you may vote directly at the extraordinary general meeting if you surrender your ADSs to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of the ADSs (up to $5.00 per 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the ADS deposit agreement), up to $0.02 per ADS depositary services fees and any applicable taxes, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or alternatively, you will not vote the Shares) before the close of business in New York City on ________, 2016, and become a registered holder of Shares by the close of business in the Cayman Islands no later than the Share record date. In addition, if you hold your ADSs through a securities intermediary such as a broker, you must rely on the procedures of the securities intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting. Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, or if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, the corresponding number of Shares will not be voted.

1

After careful consideration and upon the unanimous recommendation of the Special Committee composed solely of directors unrelated to any of the management members of the Company or any member of the Buyer Group, the Board (other than Ms. Yu and Mr. Li, members of the Buyer Group, who did not attend, participate in or vote upon matters discussed during the Board meeting, due to their interests in the proposed transaction) authorized and approved the execution, delivery and performance of the merger agreement and the transaction agreements and the consummation of the transactions contemplated thereby, including the merger, and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the amendment of the authorised share capital of the Company from $100,000 divided into 548,955,840 Class A common shares and 451,044,160 Class B common shares of a par value $0.0001 per share to $100,000 divided into 1,000,000,000 shares with a par value of $0.0001 each and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the Effective Time, a copy of which is attached as Annex B to the plan of merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company’s shareholders, which requires an affirmative vote of shareholders representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

As of the date of this proxy statement, the Buyer Group beneficially owns approximately 35.3% of the total issued and outstanding Shares, representing approximately 83.6% of the total number of votes represented by the issued and outstanding Shares.

Regardless of the number of Shares that you own, your vote is very important. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card, which is attached as Annex E to the accompanying proxy statement, as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices at 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China, attention: Investor Relations Department or alternatively a copy of the completed and signed proxy card may be sent by email to ir@dangdang.com, in each case, so that the proxy card is received by the Company no later than ________, 2016 at ____ a.m. (Beijing Time) (being not less than forty-eight (48) hours before the time appointed for holding the meeting). The proxy card is the “instrument of proxy” and the “instrument appointing a proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting. Each holder has one vote for each Class A common share and ten votes for each Class B common share held as of the close of business in the Cayman Islands on ________, 2016. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name.

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If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted FOR the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenter rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenter rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE ________ (NEW YORK CITY TIME) ON ________, 2016, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING (FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTER RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING). AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NEW YORK STOCK EXCHANGE. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NEW YORK STOCK EXCHANGE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $5.00 PER 100 ADSs (OR PORTION THEREOF) ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

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PLEASE DO NOT SEND YOUR SHARE CERTIFICATES OR CERTIFICATES EVIDENCING YOUR ADSs (“ADRs”) AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES or ADRs.

If you have any questions or need assistance voting your Shares or ADSs, please contact the Company’s Investor Relations Department at +86-10 5799-2666, or by email at ir@dangdang.com.

The merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are described in the accompanying proxy statement. A copy of the merger agreement and a copy of the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1.            Where there are joint holders of any Share any one of such joint holders may vote, either in person or by proxy, in respect of such Share as if he were solely entitled thereto, but if more than one of such joint holders be present at any meeting, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

2.            The instrument appointing a proxy must be in writing under the hand of the appointer or of his attorney or other person duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney or other person duly authorized to sign the same.

3.            A proxy need not be a member (registered shareholder) of the Company.

4.            The chairman of the extraordinary general meeting may in any event at his or her discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted (that is, in accordance with the instructions set forth on the proxy card, which is attached as Annex E to the accompanying proxy statement, or which is otherwise directed by the chairman to be deemed to have been duly deposited) shall be invalid.

5.            Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share or Shares in respect of which the proxy is given, unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Company’s offices at 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China, attention: Investor Relations Department, no later than the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD,

Peggy Yu Yu
Chairwoman of the Board

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PROXY STATEMENT

Dated ____________, 2016

SUMMARY VOTING INSTRUCTIONS

Ensure that your Shares or ADSs of E-Commerce China Dangdang Inc. can be voted at the extraordinary general meeting by submitting your proxy card or ADS voting instructions card, or by contacting your broker, bank or other nominee.

If your Shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your Shares are voted at the extraordinary general meeting.

If your Shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your Shares can be voted at the extraordinary general meeting.

If you submit your signed proxy card without indicating how you wish to vote, the Shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting.

If your ADSs are registered in the name of a broker, bank or other nominee: check the ADS voting instructions card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that the Shares represented by your ADSs are voted at the extraordinary general meeting.

If your ADSs are registered in your name: submit your ADS voting instructions card as soon as possible by signing, dating and returning the enclosed ADS voting instructions card in the enclosed postage-paid envelope, so that the Shares represented by your ADSs can be voted at the extraordinary general meeting on behalf of the ADS depositary, as the registered holder of the Shares represented by your ADSs.

If you submit your ADS voting instructions card without indicating how you wish to vote, the Shares represented by your ADSs will not be voted.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy materials, please contact the Company’s Investor Relations Department at +86-10 5799-2666, or by email at ir@dangdang.com.

SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 109. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to E-Commerce China Dangdang Inc. and its subsidiaries. All references to “dollars” and “$” in this proxy statement are to U.S. dollars and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People’s Republic of China (“PRC” or “China”).

The Parties Involved in the Merger

The Company

The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a leading business-to-consumer e-commerce company in China.

Our principal executive offices are located at 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China. The Company’s telephone number at this address is +86-10 5799-2666.

For a description of the Company’s history, development, business and organizational structure, please see the Company’s Annual Report on Form 20-F for the year ended December 31, 2015 filed on April 29, 2016, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 109 for a description of how to obtain a copy of the Company’s Annual Report.

Ms. Peggy Yu Yu

Ms. Peggy Yu Yu (“Ms. Yu”) is the co-founder and director of the Company, and has been the executive chairwoman of the Company since its inception. Mr. Guoqing Li and Ms. Yu are husband and wife. Ms. Yu is a citizen of the People’s Republic of China. The business address of Ms. Yu is c/o E-Commerce China Dangdang Inc., 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China. Ms. Yu’s business telephone number is +86-10 5799-2666.

Mr. Guoqing Li

Mr. Guoqing Li (“Mr. Li”) is the co-founder and director of the Company, and has been the chief executive officer of the Company since its inception. Mr. Li is a citizen of the People’s Republic of China. Mr. Li and Ms. Yu are husband and wife. The business address of Mr. Li is c/o E-Commerce China Dangdang Inc., 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China. Mr. Li’s business telephone number is +86-10 5799-2666.

Parent

Dangdang Holding Company Limited (“Parent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The business address of Parent is c/o E-Commerce China Dangdang Inc., 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China. Parent’s business telephone number is +86-10 5799-2666.

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Merger Sub

Dangdang Merger Company Limited (“Merger Sub”) is an exempted company incorporated with limited liability under the laws of the Cayman Islands formed solely for the purpose of effecting the merger. The business address of Merger Sub is c/o E-Commerce China Dangdang Inc., 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China. Merger Sub’s business telephone number is +86-10 5799-2666.

Holdco

Dangdang Corporation (“Holdco”) is a business company with limited liability incorporated under the laws of the British Virgin Islands. It is principally an investment holding vehicle ultimately beneficially owned and controlled by Ms. Yu and Mr. Li. The business address of Holdco is c/o E-Commerce China Dangdang Inc., 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China. Holdco’s business telephone number is +86-10 5799-2666.

Kewen Holding Co. Limited

Kewen Holding Co. Limited (“Kewen”) is a limited company incorporated under the laws of the British Virgin Islands and is principally an investment holding vehicle controlled by Mr. Li. Mr. Li is the sole director and beneficial owner of Kewen Holding Co. Limited. The business address of Kewen is c/o Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands. Kewen’s business telephone number is +86-10 5799-2666.

Science & Culture International Limited

Science & Culture International Limited (“SC International”) is a limited company incorporated under the laws of the British Virgin Islands and is principally an investment holding vehicle controlled by Mr. Li. Kewen holds 60% of the shares in SC International. The business address of SC International is c/o Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands. SC International’s business telephone number is +86-10 5799-2666.

First Profit Management Limited

First Profit Management Limited (“First Profit”) is a limited company incorporated under the laws of the British Virgin Islands and is principally an investment holding vehicle. Mr. Danqian Yao controls First Profit as its sole director. The business address of First Profit is c/o E-Commerce China Dangdang Inc., 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China. First Profit’s business telephone number is +86-10 5799-2666.

Historically, First Profit has held Class A common shares for and on behalf of certain persons pursuant to share incentive arrangements between the Company and such persons. For details, see caption titled “Related Party Transactions” of this proxy statement.

Mr. Danqian Yao

Mr. Danqian Yao (“Mr. Yao”) has been a senior vice president of the Company since December 2011. Mr. Yao is a citizen of the People’s Republic of China. The business address of Mr. Yao is c/o E-Commerce China Dangdang Inc., 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China. Mr. Yao’s business telephone number is +86-10 5799-2666.

Mr. Lijun Chen

Mr. Lijun Chen (“Mr. Chen”) has been a vice president of the Company since January 2016. Prior to that, Mr. Chen served as the Company’s business general manager from June 2014. From 2011 to June 2014, Mr. Chen worked as the assistant to director at Gold Wall Press of the Secrecy Adminstration Bureau, which is a state-level publishing house that primarily publishes national security-related books and books on social sciences. The business address of Gold Wall Press is No. 3 Lizedong Er Lu, Chaoyang District, Beijing 100102, People’s Republic of China. Mr. Chen is a citizen of the People’s Republic of China. The business address of Mr. Chen is c/o E-Commerce China Dangdang Inc., 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China. Mr. Chen’s business telephone number is +86-10 5799-2666.

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Mr. Min Kan

Mr. Min Kan (“Mr. Kan”) has been a vice president of the Company since January 2014. Prior to that, Mr. Kan served as the Company’s business general manager from January 2013 and senior director from 2008 to January 2013. Mr. Kan is a citizen of the People’s Republic of China. The business address of Mr. Kan is c/o E-Commerce China Dangdang Inc., 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China. Mr. Kan’s business telephone number is +86-10 5799-2666.

Throughout this proxy statement, Ms. Yu, Mr. Li, Kewen and SC International are collectively referred to as the “Supporting Shareholders”. The Supporting Shareholders, First Profit, Mr. Yao, Mr. Chen and Mr. Kan are collectively referred to as the “Rollover Shareholders”. Holdco, Parent, Merger Sub and the Rollover Shareholders are collectively referred to as the “Buyer Group”.

During the last five years, none of the persons referred to above under the heading titled “The Parties Involved in the Merger,” or the respective directors or executive officers of the Company, members of the Buyer Group and their affiliates as listed in Annex D to this proxy statement has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 83)

You are being asked to vote to authorize and approve the agreement and plan of merger, dated as of May 28, 2016 (the “merger agreement”), among the Company, Parent and Merger Sub, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Annex A to the merger agreement (the “plan of merger”), and the transactions contemplated by the merger agreement, including the merger (the “merger”). Once the merger agreement and plan of merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the merger agreement, including the merger, are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company of the merger (the “surviving company”) under the laws of the Cayman Islands as a wholly owned subsidiary of Parent. The Company, as the surviving company, will continue to do business under the name “E-Commerce China Dangdang Inc.” following the merger. If the merger is completed, the Company will cease to be a publicly traded company. Copies of the merger agreement and the plan of merger are attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

Merger Consideration (Page 83)

Under the terms and conditions of the merger agreement, if the merger is completed, at the effective time of the merger (the “Effective Time”), each of the Company’s Class A common shares and Class B common shares, par value $0.0001 per share (each a “Share” and collectively, the “Shares”), including Shares represented by American Depositary Shares, each of which represents five Class A common shares (the “ADSs”), issued and outstanding immediately prior to the Effective Time, other than (a) 136,477,925 Shares, consisting of 3,135,840 Class A common shares and 13,000,000 Class B common shares held by Ms. Yu, 1,185,000 Class A common shares represented by 237,000 ADSs held by Mr. Li, 21,876,660 Class B common shares held by Kewen, 97,000,000 Class B common shares held by SC International, 210,425 Class A common shares held by First Profit (including 164,000 Class A common shares beneficially owned by Mr. Yao and 46,425 Class A common shares beneficially owned by Mr. Chen, in each case, held of record by First Profit as nominee shareholder), and 70,000 Class A common shares represented by 14,000 ADSs held by Mr. Kan (collectively, the “Rollover Shares”), (b) Shares held by Parent, the Company or any of their subsidiaries, (c) Shares (including Class A common shares represented by ADSs) held by the ADS depositary (as defined below) and reserved for future issuance pursuant to the Company’s Share Incentive Plans(as defined below) (Shares described under (a) through (c) above are collectively referred to herein as the “Excluded Shares”), (d) Shares owned by shareholders who have validly exercised and not effectively withdrawn or lost their rights to dissent under the Cayman Islands Companies Law, as amended (the “CICL”) (the “Dissenting Shares”), and (e) Class A common shares represented by ADSs, will be cancelled in exchange for the right to receive $1.34 in cash per Share without interest and net of any applicable withholding tax. At the Effective Time, each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing the Excluded Shares, will be cancelled in exchange for the right to receive $6.70 in cash per ADS without interest and net of any applicable withholding taxes (less up to $0.05 per ADS cancellation fees and up to $0.02 per ADS depositary services fees pursuant to the terms and conditions of the deposit agreement, dated December 7, 2010 between the Company and The Bank of New York Mellon (the “ADS depositary”) and the holders and beneficial owners from time to time of ADSs issued thereunder, as may be amended from time to time (the “Deposit Agreement”)). The Excluded Shares issued and outstanding immediately prior to the Effective Time will be cancelled for no consideration. The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the CICL. Please see “Dissenter Rights” beginning on page 100 for additional information.

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Treatment of Company Options (Page 84)

At the Effective Time, the Company will terminate the Company’s 2004 Share Incentive Plan and 2010 Share Incentive Plan, and all amendments and modifications thereto (collectively, the “Share Incentive Plans”), terminate all relevant award agreements applicable to the Share Incentive Plans, and cancel all options to purchase Shares granted under the Company’s Share Incentive Plans (the “Company Options”) that are outstanding and unexercised, whether or not vested or exercisable.

At the Effective Time, each vested Company Option that remains outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive from the surviving company or one of its subsidiaries, as soon as practicable after the Effective Time, cash in the amount equal to the product of (a) the number of Shares underlying such Company Option multiplied by (b) the excess, if any, of $1.34 over the exercise price payable per Share of such Company Option. If the exercise price per Share of any such Company Option is equal to or greater than $1.34, such Company Option will be cancelled for no consideration. At the Effective Time, each unvested Company Option will be cancelled for no consideration.

Record Dates and Voting (Page 79)

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name in the Company’s register of members at the close of business in the Cayman Islands on ________, 2016, the Share record date for voting at the extraordinary general meeting. If you own ADSs on ________, 2016, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than ____ (New York City Time) on ________, 2016 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before ________ (New York City Time) on ________, 2016 and becoming a registered holder of Shares prior to the close of business in the Cayman Islands not later than ________, 2016, the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote for each Class A common share and ten votes for each Class B common share on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be __________Shares issued and outstanding and entitled to vote at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is________, 2016 at ____ a.m. (Beijing Time). Please see “Summary Term Sheet — Voting Information” below.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 79)

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by the affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at an extraordinary general meeting of shareholders of the Company (the “Requisite Company Vote”) in accordance with Section 233(6) of the CICL and the Articles of Association of the Company.

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As of the date of this proxy statement, the Supporting Shareholders beneficially own approximately 35.2% of the total issued and outstanding Shares of the Company, representing approximately 83.6% of the total number of votes represented by the issued and outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 106 for additional information. Pursuant to the terms of the Support Agreement, the Shares (including Class A common shares represented by ADSs) beneficially owned by the Supporting Shareholders as of the date of the Support Agreement and acquired by them thereafter will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of shareholders of the Company.

As of the date of this proxy statement, our directors and executive officers who are not Supporting Shareholders beneficially own, in the aggregate, less than 0.1% of the voting power of the total issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 106 for additional information. These directors and executive officers have informed us that they intend, as of the date of this proxy statement, to vote all their Shares in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

Voting Information (Page 79)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting even in the event that you are unable to attend, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is ________, 2016 at ____ a.m. (Beijing Time).

If you own ADSs as of the close of business in New York City on ________, 2016, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 5:00 p.m. (New York City Time) on ________, 2016 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in the Cayman Islands not later than ________, 2016. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before ________ (New York City Time) on ________, 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees (up to $5.00 per 100 ADSs (or portion thereof) to be cancelled), up to $0.02 per ADS depositary services fees and any applicable taxes, and (c) a certification that you held the ADS as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled or have given voting instructions to the ADS depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the principal Hong Kong office of The Hong Kong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADSs, or if an ADS holder does not timely deliver specific voting instructions to the ADS depositary, the corresponding number of Shares will not be voted.

Dissenter Rights (Page 100)

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote on the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

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ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE ________ (NEW YORK CITY TIME) ON ________, 2016, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING (FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTER RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING). AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NEW YORK STOCK EXCHANGE. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NEW YORK STOCK EXCHANGE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $5.00 PER 100 ADSs (OR PORTION THEREOF) ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

We encourage you to read the section of this proxy statement entitled “Dissenter Rights” as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenter rights.

Purposes and Effects of the Merger (Page 54)

The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company’s holders of Shares (including Class A common shares represented by ADSs), other than the holders of Excluded Shares and Dissenting Shares, will be cashed out in exchange for $1.34 in cash per Share or $6.70 in cash per ADS, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. Please see “Special Factors—Buyer Group’s Purpose of and Reasons for the Merger” beginning on page 54 for additional information.

ADSs representing Shares of the Company are currently listed on the NYSE under the symbol “DANG.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company beneficially owned by the Buyer Group and Mr. He. Following the completion of the merger, the ADSs will cease to be listed on the NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated 90 days after the filing of Form 15 by the Company in connection with the completion of the merger or such longer period as may be determined by the SEC. Accordingly, the Company will no longer be required to file periodic reports with the SEC. Furthermore, following the completion of the merger, the American depositary shares program for the ADSs will terminate. Please see “Special Factors—Effect of the Merger on the Company” beginning on page 55 for additional information.

Plans for the Company after the Merger (Page 58)

After the Effective Time, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent. Please see “Special Factors—Plans for the Company after the Merger” beginning on page 58 for additional information.

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Recommendations of the Special Committee and the Board (Page 35)

The Special Committee unanimously (a) determined that it was fair (both substantively and procedurally) to and in the best interests of the Company’s security holders unaffiliated to the Buyer Group (the “unaffiliated security holders”), and declared it advisable, to enter into the merger agreement and the other documents in connection with the merger, including, without limitation, the plan of merger (the “transaction agreements”) , (b) recommended that the Board authorize and approve the execution, delivery and performance of the merger agreement, the transaction agreements and the consummation of the transactions contemplated thereby, including the merger, (c) recommended that the Board direct that the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, be submitted to a vote at an extraordinary general meeting of shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, and (d) recommended that the Board call an extraordinary general meeting of shareholders of the Company for the purpose of the shareholders authorizing and approving by way of special resolution the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, the date, time and place of which shall be determined by the Special Committee.

The Board (other than Ms. Yu and Mr. Li, members of the Buyer Group, who did not attend, participate in or vote upon matters discussed during the Board meeting, due to their interests in the proposed transaction), acting upon the unanimous recommendation of the Special Committee, (a) determined that it was fair (both substantively and procedurally) to and in the best interests of the unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements, (b) authorized and approved the execution, delivery and performance of the merger agreement, the transaction agreements and the consummation of the transactions contemplated thereby, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, be submitted to a vote at an extraordinary general meeting of shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger.

ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, THE AMENDMENT OF THE AUTHORISED SHARE CAPITAL OF THE COMPANY FROM $100,000 DIVIDED INTO 548,955,840 CLASS A COMMON SHARES AND 451,044,160 CLASS B COMMON SHARES OF A PAR VALUE $0.0001 PER SHARE TO $100,000 DIVIDED INTO 1,000,000,000 SHARES WITH A PAR VALUE OF $0.0001 EACH AND THE AMENDMENT AND RESTATEMENT OF THE EXISTING MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY BY THEIR DELETION IN THEIR ENTIRETY AND THE SUBSTITUTION IN THEIR PLACE OF A NEW MEMORANDUM AND ARTICLES OF ASSOCIATION AT THE EFFECTIVE TIME, A COPY OF WHICH IS ATTACHED AS ANNEX B TO THE PLAN OF MERGER, FOR THE PROPOSAL TO AUTHORIZE EACH OF THE MEMBERS OF THE SPECIAL COMMITTEE TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE SPECIAL RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and in determining that the merger is fair to and in the best interest of the unaffiliated security holders, please see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 35 and “Special Factors—Effect of the Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 56. The foregoing summary is qualified in its entirety by reference to these sections.

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Position of the Buyer Group as to the Fairness of the Merger (Page 41)

Each member of the Buyer Group believes that the merger is substantively and procedurally fair to the unaffiliated security holders. Their belief is based upon the factors discussed under the caption “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 41.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger.

Financing of the Merger (Page 60)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the transactions contemplated by the merger agreement, including the merger, is approximately $______ million (assuming no exercise of dissenter rights by shareholders of the Company). This amount includes the cash to be paid to the Company’s shareholders and holders of ADSs (other than holders of the Excluded Shares) and holders of vested Company Options in the merger, as well as the costs and expenses in connection with the transactions contemplated by the merger agreement, including the merger. It does not include the value of the Excluded Shares, which will be cancelled for no consideration in the merger.

The Buyer Group expects to fund the transactions contemplated by the merger agreement, including the merger, through a combination of (i) rollover financing from the Rollover Shareholders of 136,477,925 Shares (including Class A common shares represented by ADSs), (ii) the proceeds from a committed loan facility in an amount of up to $164 million, which is agreed to be arranged by Bank of China Limited, Shanghai Pudong Development Zone Sub-Branch, pursuant to a debt commitment letter, (iii) cash contributions provided by First Profit and Mr. He, an individual unaffiliated with the Company, in the aggregate amount of $15.25 million, pursuant to two equity commitment letters, and (iv) available cash of the Company and its subsidiaries.

Limited Guarantee (Page 64)

On May 28, 2016, concurrently with the execution of the merger agreement, Ms. Yu and Mr. Li entered into a limited guarantee (the “Limited Guarantee”) with the Company, pursuant to which Ms. Yu and Mr. Li jointly and severally, absolutely, irrevocably and unconditionally guarantee to the Company the due and punctual payment, performance and discharge of Parent’s obligations to pay the Company (a) any termination fee payable by Parent pursuant to the merger agreement, and (b) certain of the payment obligations of Parent and/or Merger Sub pursuant to certain sections of the merger agreement as and when due, provided that the maximum aggregate liability of Ms. Yu and Mr. Li under the limited guarantee, individually or in the aggregate, shall not exceed $29 million.

Support Agreement (Page 64)

On May 28, 2016, concurrently with the execution of the merger agreement, the Supporting Shareholders entered into the Support Agreement with Parent, pursuant to which each of the Supporting Shareholders agreed, among other things, (i) to vote any and all of their Shares in favor of the authorization and approval of the transactions contemplated by the merger agreement, including the merger, (ii) not to sell, transfer or otherwise dispose of any Shares, and (iii) to receive no cash consideration with respect to certain number of Shares (including Class A common shares represented by ADSs) held by them as set forth in Annex B to the merger agreement, in each case, upon the terms and subject to the conditions of the Support Agreement.

Rollover Agreement (Page 66)

On May 28, 2016, concurrently with the execution of the merger agreement, First Profit, Mr. Yao, Mr. Chen and Mr. Kan entered into the Rollover Agreement (the “Rollover Agreement”) with Parent, pursuant to which each of First Profit, Mr. Yao, Mr. Chen and Mr. Kan agreed to the cancellation of a certain number of Shares (including Class A common shares represented by ADSs) beneficially owned by such person as set forth in Annex B to the merger agreement for no consideration at the Effective Time and to subscribe, or cause his, her or its affiliate to subscribe, for a corresponding number of newly issued ordinary shares of Parent in accordance with the terms of the Rollover Agreement.

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Share Ownership of the Company Directors and Executive Officers and Voting Commitments (Page 106)

As of the Share record date, we expect that the Buyer Group will beneficially own, in the aggregate, approximately _________% of the issued and outstanding Shares, which represents approximately __________% of the total number of votes represented by the issued and outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 106 for additional information.

Pursuant to the Support Agreement, the Supporting Shareholders have agreed to vote all of the Shares (including Class A common shares represented by ADSs) they beneficially own as of the date of the Support Agreement and acquire thereafter in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of shareholders of the Company.

Opinion of the Special Committee’s Financial Advisor (Page 47)

On May 28, 2016, at a meeting of the Special Committee to evaluate the merger, Duff & Phelps, LLC (“Duff & Phelps”) rendered its oral opinion to the Special Committee, subsequently confirmed in writing, to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, limitations and qualifications set forth in Duff & Phelps’ written opinion, the merger consideration to be paid to the holders of the Shares (other than the Excluded Shares, the Dissenting Shares and Class A common shares represented by ADSs) and the holders of ADSs (other than ADSs representing Excluded Shares) in the merger was fair, from a financial point of view, to those holders.

The full text of the Duff & Phelps opinion is attached to this proxy statement as Annex B. The description of the Duff & Phelps’ opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Duff & Phelps’ opinion. Shareholders are urged to read the Duff & Phelps’ opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps in connection with the opinion.

Duff & Phelps’ engagement and opinion were for the benefit of the Special Committee, in its capacity as such, and its opinion was rendered to the Special Committee in connection with its consideration of the merger. Duff & Phelps’ opinion was not intended to and does not constitute advice or a recommendation to any shareholder or holder of ADSs, as to how the shareholder or the holder of ADSs should vote or act with respect to the merger or any matter relating thereto.

Please see “Special Factors—Opinions of the Special Committee’s Financial Advisor” beginning on page 47 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 67)

In considering the recommendations of the Board with respect to the merger, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include, among others:

•	the beneficial ownership of equity interest in Parent by Ms. Yu, Mr. Li and Mr. Yao following the consummation of the merger, as a result of which they will be able to enjoy the benefits from future earnings and growth of the surviving company after the completion of the merger;
•	the cash-out of all outstanding and vested Company Options held by certain directors and executive officers of the Company;
•	continued indemnification and directors and officers liability insurance to be provided by the surviving company to the directors and executive officers of the Company;
•	the monthly compensation of $10,000, which must not exceed $50,000 in aggregate, for each of the members of the Special Committee in exchange for their services in such capacity (or, in the case of the chairperson of the Special Committee, monthly compensation of $15,000, which must not exceed $100,000 in the aggregate) (the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger); and

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•	the potential continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the surviving company.

As of the date of this proxy statement, Ms. Yu, Mr. Li and Mr. Yao, being directors and/or executive officers of the Company and also members of the Buyer Group, collectively and beneficially own 35.5% issued and outstanding Shares, representing approximately 83.6% of the total number of votes represented by the issued and outstanding Shares. All such Shares beneficially owned by Ms. Yu, Mr. Li and Mr. Yao, excluding Shares underlying any vested Company Options held by such persons, will be cancelled in the merger and will not be converted into the right to receive the merger consideration at the Effective Time. After the completion of the merger, the maximum amount of cash payments that Ms. Yu, Mr. Li and Mr. Yao may receive in respect of their Shares and vested Company Options is approximately $10.7 million in the aggregate.

As of the date of this proxy statement, the directors and executive officers of the Company (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 106), as a group (other than Ms. Yu, Mr. Li and Mr. Yao), beneficially own outstanding and vested Company Options to purchase an aggregate of 441,125 Shares issued pursuant to the Share Incentive Plans as of the date of this proxy statement. After the completion of the merger, the maximum amount of cash payments our directors and executive officers (other than Ms. Yu, Mr. Li and Mr. Yao) may receive in respect of their Shares and vested Company Options is approximately $0.2 million in the aggregate.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 67 for additional information.

Conditions to the Merger (Page 94)

The obligations of the Company, Parent, and Merger Sub to consummate the transactions contemplated by the merger agreement, including the merger, are subject to the satisfaction or waiver (where permissible) at or prior to the closing of the merger (the “Closing”) of the following conditions:

•	the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, having been authorized and approved by holders of Shares constituting the Requisite Company Vote at the shareholders’ meeting in accordance with the CICL and the Company’s memorandum and articles of association; and

•	no governmental authority having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order which is in effect (whether temporary, preliminary or permanent), and has or would reasonably be expected to have the effect of making the merger illegal or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, including the merger.

The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

•	(i) other than the representations and warranties of the Company relating to capitalization, and authority relative to the merger agreement and fairness, the representations and warranties of the Company contained in the merger agreement (disregarding for this purpose any limitation or qualification by materiality or Material Adverse Effect) being true and correct in all respects as of the date of the merger agreement and as of the Closing, as though made on and as of such date (other than representations and warranties that by their terms address matters only as of a specified date, which shall be true and correct only as of such date), except to the extent such failures to be true and correct would not have a Material Adverse Effect; and (ii) the representations and warranties relating to capitalization and authority relative to the merger agreement and fairness shall be true and correct (except, solely with respect to capitalization, for de minimus inaccuracies) as of the date of the merger agreement and as of the Closing, as though made on and as of such date (other than representations and warranties that by their terms address matters only as of a specified date, which shall be true and correct only as of such date), in each case, interpreted without giving effect to any limitations or qualifications as to materiality or Material Adverse Effect;

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•	the Company having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the Closing;

•	the Company having delivered to Parent a closing certificate, dated the date of the Closing, signed by a senior executive officer of the Company, certifying as to the satisfaction of the immediately preceding conditions; and

•	no Material Adverse Effect having occurred since the date of the merger agreement.

The obligations of the Company to consummate the merger are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement (disregarding for this purpose any limitation or qualification by materiality) being true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date (other than representations and warranties that by their terms address matters only as of a specified date, which shall be true and correct only as of such date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of any of the transactions contemplated by the merger agreement;

•	each of Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the Closing; and

•	Parent having delivered to the Company a closing certificate, dated the date of the Closing, signed by a director of Parent, certifying as to the satisfaction of the immediately preceding conditions.

No Solicitation (Page 90)

Neither the Company nor any of its subsidiaries or representatives will, directly or indirectly, (i) solicit, initiate or knowingly encourage or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal, (ii) enter into, maintain or continue discussions or negotiations with, or provide any non-public information with respect to the Company or any of its subsidiaries (any of which a “Group Company”) to, any person in furtherance of such acquisition proposal, (iii) agree to, approve, endorse or recommend any acquisition proposal or enter into any letter of intent or contract or commitment contemplating or otherwise relating to any acquisition proposal, or (iv) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the company is a party.

The Company will notify Parent as promptly as practicable (and in any event within twenty-four (24) hours after the Company has knowledge thereof), of any written acquisition proposal or any offer proposal that would reasonably be expected to lead to an acquisition proposal, and will keep Parent informed, on a reasonably current basis (and in any event within twenty-four (24) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request. Immediately upon the execution and delivery of the merger agreement, the Company shall cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any acquisition proposal, other than the acquisition proposal publicly announced on March 9, 2016 and subsequently received by the Special Committee (the “Existing Proposal”).

At any time prior to the receipt of the Requisite Company Vote, the Company and its representatives may, following the receipt of a written acquisition proposal (provided that such acquisition proposal shall not have been obtained in violation of the above), (i) contact the person or group of persons who has made such acquisition proposal to clarify and understand the terms and conditions thereof and to notify such person of the restrictions under the merger agreement; and/or (ii) provide information in response to the request of, and enter into discussions with, the person or group of persons who has made such acquisition proposal, if prior to providing such information, the Company has received an executed confidentiality agreement, which shall be no less favorable to the Company than the confidentiality agreement among the Company, Ms. Yu and Mr. Li dated August 14, 2015, and shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under the merger agreement, a copy of which shall be provided to Parent; provided that the Company shall make available to Parent all material information concerning the Company and its subsidiaries that is provided to any person or group of persons making such acquisition proposal to the extent not previously provided to Parent and Merger Sub; provided that prior to taking any action described above, the Board shall have determined, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that (x) such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal; and (y) failure to provide such information or enter into discussions with such person would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable law.

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Notwithstanding the foregoing, prior to the receipt of the Requisite Company Vote, the Company may continue to take any of the actions described above with respect to the Existing Proposal, if the Board shall determine, in its good faith judgment upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that such Existing Proposal constitutes or could reasonably be expected to result in a superior proposal; provided that (i) the Company shall disclose all information which is disclosed to the maker of the existing proposal or any representative thereof to Parent unless previously provided to Parent, (ii) the Company shall have entered into a confidentiality agreement with the maker of the Existing Proposal, which shall have contained a “standstill” provision no less favorable to the Company than that in the confidentiality agreement among the Company, Ms. Yu and Mr. Li dated August 14, 2015, and (iii) in the event that the discussions or negotiations between the Company and the marker of the Existing Proposal regarding the Existing Proposal are terminated by the Company or the maker of the Existing Proposal, the Company shall request that such person promptly return or destroy any confidential material provided to such person or any of its representatives in accordance with the confidentiality agreement between the company and such person.

Neither the Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify, or resolve or publicly announce to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the recommendation to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement to the holders of Shares (other than the holders of the Excluded Shares) (the “Company Recommendation”), (B) fail to include the Company Recommendation in the Proxy Statement, (C) approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company, any acquisition proposal or (D) if a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, fail to recommend against acceptance of such tender offer or exchange offer by its shareholders within five (5) business days after commencement (any of the foregoing, a “Change in the Company Recommendation”), or (ii) cause or permit the Company of any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, agreement or other or similar document, Contract or obligation with respect to any acquisition proposal.

Notwithstanding the foregoing, from the date of the merger agreement and prior to the receipt of the Requisite Company Vote, if the Company has received an unsolicited, bona fide written acquisition proposal and the Board determines, in its good faith judgment upon the unanimous recommendation of the Special Committee, upon advice by a financial advisor of internationally recognized reputation and independent legal counsel, that such acquisition proposal constitutes a superior proposal and failure to make a Change in the Company Recommendation with respect to such superior proposal would be inconsistent with its fiduciary duties to the Company and its shareholders under applicable law, the Board may, upon the unanimous recommendation of the Special Committee, (x) effect a Change in the Company Recommendation and/or (y) authorize the Company to (1) terminate the merger agreement in accordance with the terms thereof and (2) immediately prior to, contemporaneously with or immediately following the termination of the merger agreement, enter into or execute any alternative acquisition agreement with respect to such superior proposal, but only if, after (A) providing at least five business days’ written notice to Parent advising Parent that the Board has received a superior proposal, indicating that the Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, (B) negotiating with and causing its financial and legal advisors to negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal or offer would cease to constitute a superior proposal, and (C) permitting Parent and its representatives to make a presentation to the Board and the Special Committee regarding the merger agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); and (iii) following such notices, the Board shall have determined, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), after considering the terms of any proposed modification or amendment to the merger agreement by Parent, that the acquisition proposal continues to constitute a superior proposal.

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Termination of the Merger Agreement (Page 95)

The merger agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of Parent and the Company with the approval of their respective boards of directors (in the case of the Board, upon the unanimous approval of the Special Committee);

•	by either Company (upon the approval of the Special Committee) or Parent, if:

•	the merger shall not have been consummated on or before January 28, 2017; provided, that the right to terminate the merger agreement shall not be available to a party if the failure of the merger to have been consummated on or before such date was primarily due to such party’s breach or failure to perform in any material respect any of its obligations under the merger agreement;

•	any governmental authority shall have enacted, issued, promulgated, enforced or entered any final or non-appealable order which has the effect of making the consummation of the merger illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated by the merger agreement, including the merger; provided, that the right to terminate the merger agreement shall not be available to a party if the issuance of such final, non-appealable order was primarily due to such party’s breach or failure to perform in any material respect any of its obligations under the merger agreement; or

•	the Requisite Company Vote shall not have been obtained at the shareholders’ meeting duly convened therefor and concluded or at any adjournment or postponement thereof; provided, that the right to terminate the merger agreement shall not be available to a party if the failure to obtain the Requisite Company Vote was primarily due to such party’s breach or failure to perform in any material respect its obligations under the merger agreement.

•	by the Company (upon the unanimous approval of the Special Committee), if:

•	prior to the receipt of the Requisite Company Vote, (i) the Board has, upon the unanimous recommendation of the Special Committee, authorized the Company to enter into an alternative acquisition agreement, (ii) immediately prior to, concurrently with or immediately following the termination of the merger agreement, the Company enters into an alternative acquisition agreement with respect to the superior proposal, and (iii) the Company immediately prior to, or concurrently with, such termination pays to Parent in immediately available funds the Company termination fee; provided that the Company shall not be entitled to terminate the merger agreement unless the Company has complied in all material respects with the non-solicitation obligations;

•	a breach or failure in any material respect of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in the merger agreement, shall have occurred, which breach or failure would give rise to the failure of a condition to the obligations of each party or a condition to the obligations of the Company and as a result of such breach, such condition would not be capable of being satisfied prior to January 28, 2017, or if capable of being cured, shall not have been cured (x) within 30 business days following receipt of written notice by Parent and Merger Sub of such breach or failure to perform from the Company stating the Company’s intention to terminate the merger agreement or (y) any shorter period of time that remains between the date the Company provides written notice of such breach and January 28, 2017; provided, however, that, the Company shall not have the right to terminate the merger agreement if the Company is then in material breach of any representations, warranties, agreements or covenants under the agreement that would result in the conditions to the obligations of each party, the condition of true and correct representations and warranties of the Company, or the condition that the Company has complied with all agreements and covenants under the merger agreement, not being satisfied; or

•	if (i) all of the conditions to the obligations of each party and to the obligations of Parent and Merger Sub (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or waived by the party having the benefit thereof or by Parent and Merger Sub, as the case maybe, (ii) the Company has irrevocably confirmed by notice to Parent that all conditions to the obligations of the Company (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or that it is willing to waive any unsatisfied condition to the obligations of the Company, and (iii) the merger shall not have been consummated within ten business days after the delivery of such notice.

•	by Parent, if:

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•	a breach or failure in any material respect of any representation, warranty, agreement or covenant of the Company set forth in the merger agreement shall have occurred, which breach or failure would give rise to the failure of conditions to the obligations of each party, the condition of true and correct representations and warranties of the Company, or the condition that the Company has complied with all agreements and covenants under the merger agreement, and as a result of such breach or failure, such condition would not be capable of being satisfied prior to January 28, 2017, or if capable of being cured, shall not have been cured (x) within 30 business days following receipt of written notice by the Company of such breach or failure to perform from Parent stating Parent’s intention to terminate the merger agreement or (y) any shorter period of time that remains between the date Parent provides written notice of such breach and January 28, 2017; provided, however, that, Parent shall not have the right to terminate the merger agreement if either Parent or Merger Sub is then in material breach of any representations, warranties, agreements or covenants hereunder that would result in the conditions to the obligations of each party, the condition of true and correct representations and warranties of the Parent and Merger Sub, or the condition that each of Parent and Merger Sub has complied with all agreements and covenants under the merger agreement, not being satisfied; or

•	a Company Triggering Event shall have occurred.

A “Company Triggering Event” occurs if (i) there shall have been a Change in the Company Recommendation; and (ii) the Board shall have recommended to the shareholders of the Company an acquisition proposal or shall have resolved to do so.

Termination Fee (Page 97)

The Company will pay to Parent or its designees a termination fee of $14,117,000, if the merger agreement is terminated:

•	by Parent where the Company is in breach or failure in any material respect of its representation, warranty, covenant or agreement such that the corresponding condition to the Closing cannot be satisfied, or upon the occurrence of a Company Triggering Event;

•	by the Company where (i) the Board has, upon the unanimous recommendation of the Special Committee, authorized the Company to enter into an alternative acquisition agreement, (ii) immediately prior to, concurrently with or immediately following the termination of the merger agreement, the Company enters into an alternative acquisition agreement with respect to the superior proposal; or

•	by the Company or Parent where either (i) the merger is not consummated on or before January 28, 2017, or (ii) the Requisite Company Vote is not obtained, and if (A) after the date of the merger agreement and prior to the time of the termination, a bona fide acquisition proposal shall have been made known to the Company or shall have been publicly announced or publicly made known, and not withdrawn and (B) within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to such acquisition proposal.

Parent will pay to the Company a termination fee of $28,234,000, if the merger agreement is terminated:

•	by the Company where (i) Parent or Merger Sub is in breach or failure in any material respect of its representation, warranty, covenant or agreement such that the corresponding condition to the Closing cannot be satisfied; or

•	by the Company if (i) all of the conditions to the obligations of each party and to the obligations of Parent and Merger Sub (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or waived by the party having the benefit thereof or by Parent and Merger Sub, as the case maybe, (ii) the Company has irrevocably confirmed by notice to Parent that all conditions to the obligations of the Company (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or that it is willing to waive any unsatisfied condition to the obligations of the Company, and (iii) the merger shall not have been consummated within ten business days after the delivery of such notice.

Material U.S. Federal Income Tax Consequences (Page 72)

For a U.S. Holder (as defined under “Special Factors – Material U.S. Federal Income Tax Consequences”), the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in exchange for the U.S. Holder’s Shares or ADSs and the U.S. Holder’s adjusted tax basis in the Shares or ADSs surrendered. Please see “Special Factors – Material U.S. Federal Income Tax Consequences” beginning on page 72 for additional information. The U.S. federal income tax consequences of the merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the merger to you.

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Material PRC Income Tax Consequences (Page 74)

There is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or whether PRC tax would otherwise apply to gain recognized by holders of Shares or ADSs that are not PRC tax residents on such holders’ receipt of cash for their Shares or ADSs. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then the gain recognized on the receipt of cash for the Company’s Shares or ADSs by the holders of such ADSs or Shares that are not PRC tax residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any). Furthermore, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares or ADSs is subject to PRC tax for any holders of such Shares or ADSs who are PRC resident individuals and may be subject to PRC tax for holders that are non-resident enterprises if the merger is re-characterized as a direct transfer of our subsidiaries that are PRC tax resident enterprises pursuant to Bulletin 7 (as described below under “Special Factors —Material PRC Income Tax Consequences”). However, neither Parent nor Merger Sub intends to withhold any PRC taxes on the consideration provided to non-PRC resident shareholders of the Company in connection with the Merger. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences. Please see “Special Factors – Material PRC Income Tax Consequences” beginning on page 74 for additional information.

Material Cayman Islands Tax Consequences (Page 75)

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for Shares and ADSs under the terms of the merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Registrar of Companies of the Cayman Islands to register the plan of merger and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette. Please see “Special Factors – Material Cayman Islands Tax Consequences” beginning on page 75 for additional information.

Regulatory Matters (Page 71)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than (i) the approvals, filings or notices required under the federal securities laws, and (ii) the registration of the plan of merger (and supporting documentation as specified in the CICL) with the Registrar of Companies of the Cayman Islands and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub at the time of the filing of the plan of merger, and notification of the merger being published in the Cayman Islands Government Gazette.

Accounting Treatment of the Merger (Page 71)

The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Market Price of the Shares (Page 76)

On July 8, 2015, the last trading day immediately prior to the Company’s announcement on July 9, 2015 that it had received a going-private proposal, the reported closing price of the ADSs on the NYSE was $6.51 per ADS. The merger consideration of $1.34 per Share, or $6.70 per ADS, represents a premium of approximately 2.9% over that closing price.

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Fees and Expenses (Page 71)

Except for the circumstances where either the Company or Parent is required to pay a termination fee or reimburse expenses as appropriate under the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, whether or not the merger is consummated.

Remedies (Page 67)

The parties to the merger agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity. Specifically, the Company is entitled to an injunction or injunctions, or other appropriate form of specific performance or equitable relief to enforce Parent’s and Merger Sub’s obligation to consummate the merger, but only in the event that each of the following conditions has been satisfied: (i) all conditions to the obligations of each party and conditions to the obligations of Parent and Merger Sub (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or, if permissible, waived in accordance with the merger agreement, (ii) Parent and Merger Sub have failed to complete the Closing by the date the Closing should have occurred, (iii) the debt financing (or, if applicable, the alternative debt financing) has been funded or will be funded at the Closing in accordance with the terms thereof, and (iv) the Company has irrevocably confirmed by notice to Parent that if specific performance is granted and the debt financing (or, if applicable, the alternative debt financing) is funded, then the Closing will occur. The Company will not be entitled to enforce specially Parent’s obligation to consummate the merger if the debt financing has not been funded in the absence of any breach by Parent or Merger Sub of the merger agreement or any financing document.

While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the Closing and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of $28,234,000 and the Company termination fee of $14,117,000, respectively, and reimbursement of certain expenses accrued in the event that Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the merger agreement, as the case may be.

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QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers briefly address some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On May 28, 2016, we entered into the merger agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on ________, 2016 at [10:00 a.m.] (Beijing Time) at the Company’s office at 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China.

Q:	What am I being asked to vote on?

A:	You will be asked to consider and vote on the following proposals: (a) as a special resolution, to authorize and approve the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, the amendment of the authorised share capital of the Company from $100,000 divided into 548,955,840 Class A common shares and 451,044,160 Class B common shares of a par value $0.0001 per share to $100,000 divided into 1,000,000,000 shares with a par value of $0.0001 each and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the Effective Time, a copy of which is attached as Annex B to the plan of merger; (b) as a special resolution, to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger; and (c) if necessary, as an ordinary resolution, to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:	What is the merger?

A:	The merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. Because the Buyer Group beneficially owns approximately 35.3% of the total issued and outstanding Shares, representing approximately 83.6% of the total number of votes represented by the issued and outstanding Shares, both quorum and an affirmative vote in favor of the transaction are assured with the Buyer Group’s vote. If the merger is completed, the Company will be a privately-held company beneficially owned by the Buyer Group, and as a result of the merger, the ADSs will no longer be listed on the NYSE, and the Company will cease to be a publicly traded company.

Q:	What will I receive in the merger?

A:	If you own Shares and the merger is completed, you will be entitled to receive $1.34 in cash for each Share (other than the Excluded Shares, the Dissenting Shares and Class A common shares represented by ADSs) you own as of the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenter rights under Section 238 of the Cayman Islands Companies Law with respect to the merger, in which event you will be entitled to the fair value of each Share pursuant to the Cayman Islands Companies Law).

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If you own ADSs (other than ADSs representing the Excluded Shares) and the merger is completed, you will be entitled to receive $6.70 per ADS (less up to $0.05 per ADS cancellation fees and up to $0.02 per ADS depositary services fees pursuant to the terms of the ADS deposit agreement) in cash, without interest and net of any applicable withholding taxes, for each ADS you own as of the Effective Time unless you (a) surrender your ADS to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of ADSs, provide instructions for the registration of the corresponding Shares in the Company’s register of members, and certify that you have not given, and will not give, voting instructions as to the ADSs (or, alternatively, you will not vote the Shares) before ________ (New York City Time) on ________, 2016 and become a registered holder of Shares before the vote to authorize and approve the merger is taken at the extraordinary general meeting and (b) comply with the procedures and requirements for exercising dissenter rights for the Shares under Section 238 of the Cayman Islands Companies Law.

Please see “Special Factors – Material U.S. Federal Income Tax Consequences,” “Special Factors – Material PRC Income Tax Consequences” and “Special Factors – Material Cayman Islands Tax Consequences” beginning on page 72 for a more detailed description of the tax consequences of the merger. You should consult with your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:	How will the Company Options be treated in the merger?

A:	At the Effective Time, the Company will terminate the Company’s Share Incentive Plans, terminate all relevant award agreements applicable to the Share Incentive Plans, and cancel all the Company Options that are outstanding and unexercised, whether or not vested or exercisable.

At the Effective Time, each vested Company Option that remains outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive from the surviving company or one of its subsidiaries, as soon as practicable after the Effective Time, cash in the amount equal to the product of (a) the number of Shares underlying such Company Option multiplied by (b) the excess, if any, of $1.34 over the exercise price payable per Share of such Company Option. If the exercise price per Share of any such Company Option is equal to or greater than $1.34, such Company Option will be cancelled for no consideration. At the Effective Time, each unvested Company Option will be cancelled for no consideration.

Q:	After the merger is completed, how will I receive the merger consideration for my Shares?

A:	If you are a registered holder of Shares, promptly after the Effective Time (in any event within five business days after the Effective Time), a paying agent appointed by Parent will mail you (a) a letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by $1.34 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Shares. The merger consideration may be subject to backup withholding under U.S. federal income tax rules if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service (“IRS”) Form W-8 or W-9.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the merger is completed, how will I receive the merger consideration for my ADSs?

A:	If your ADSs are evidenced by certificates, also referred to as American depositary receipts (the “ADRs”), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the Effective Time, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the Effective Time), the ADS depositary will send you a check for the per ADS merger consideration of $6.70 (less up to $0.05 per ADS cancellation fees and up to $0.02 per ADS depositary services fees pursuant to the terms of the ADS deposit agreement), without interest and net of any applicable withholding taxes, for each ADS evidenced by the ADRs, in exchange for the cancellation of your ADRs after the completion of the merger. If you hold your ADSs in uncertificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the Effective Time, the ADS depositary will automatically send you a check for the per ADS merger consideration of $6.70 (less up to $0.05 per ADS cancellation fees and up to $0.02 per ADS depositary services fees pursuant to the terms of the ADS deposit agreement), without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the merger.

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In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable.

The per ADS merger consideration may be subject to U.S. federal income tax backup withholding under U.S. federal income tax rules if the ADS depositary has not received from the transferee a properly completed and signed IRS Form W–8 or W–9.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the net merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration to The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or other nominee.

Q:	What vote of our shareholders is required to authorize and approve the merger agreement and the plan of merger?

A:	In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of shareholders representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. At the close of business in the Cayman Islands on ________, 2016, the Share record date for the extraordinary general meeting, we expect that there will be _______Shares issued and outstanding and entitled to vote at the extraordinary general meeting. Pursuant to the Support Agreement, the Supporting Shareholders have agreed to vote all of the Shares (including Class A common shares represented by ADSs) beneficially owned by them in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of shareholders of the Company. As of the date of this proxy statement, the Supporting Shareholders beneficially own approximately 35.2% of the total issued and outstanding Shares, representing approximately 83.6% of the total number of votes represented by the issued and outstanding Shares.

Q:	What vote of our shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:	The merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of shareholders representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. If there are insufficient votes at the time of the extraordinary general meeting to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, you will also be asked to vote on the proposal to adjourn the extraordinary general meeting to allow us to solicit additional proxies.

The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of the majority of such shareholders of the Company as, being entitled to do so, vote in person or by proxy as a single class at the extraordinary general meeting.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee, our Board recommends that you vote:

•	FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the amendment of the authorised share capital of the Company from $100,000 divided into 548,955,840 Class A common shares and 451,044,160 Class B common shares of a par value $0.0001 per share to $100,000 divided into 1,000,000,000 shares with a par value of $0.0001 each and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the Effective Time, a copy of which is attached as Annex B to the plan of merger;

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•	FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•	FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share record date is ________, 2016. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is ________, 2016. Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by ________ (New York City Time) on ________, 2016 and become a holder of Shares by the close of business in the Cayman Islands on the Share record date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person or by proxy, of shareholders holding not less than one-third of the voting power represented by the issued and outstanding Shares on the Share record date will constitute a quorum for the extraordinary general meeting.

Q:	What effects will the merger have on the Company?

A:	As a result of the merger, the Company will cease to be a publicly traded company and will be beneficially owned by the Buyer Group and Mr. He. Your Shares and/or ADSs in the Company will be cancelled, and you will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our Shares and ADSs and our reporting obligations with respect to our Shares and ADSs under the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the merger, our ADSs will no longer be listed or traded on any stock exchange, including the NYSE and the American depositary shares program for the ADSs will terminate.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the second half of 2016. In order to complete the merger, we must obtain shareholder’s approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:	What happens if the merger is not completed?

A:	If our shareholders do not authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement nor will the holders of any vested Company Options receive payment pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee or reimburse the Company for its expenses, in each case, as described under the caption “The Merger Agreement and Plan of Merger – Termination Fee” beginning on page 97.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

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Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the Share record date, you should simply indicate on your proxy card how you want to vote, sign and date the proxy card, and mail your proxy card in the enclosed return envelope as soon as possible but in any event so that it is received by the Company no later than __________ a.m. on ________, 2016 (Beijing Time), so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the amendment of the authorised share capital of the Company from $100,000 divided into 548,955,840 Class A common shares and 451,044,160 Class B common shares of a par value $0.0001 per share to $100,000 divided into 1,000,000,000 shares with a par value of $0.0001 each and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the Effective Time, a copy of which is attached as Annex B to the plan of merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on ________, 2016, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instructions card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 5:00 p.m. (New York City Time) on ________, 2016. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions timely received by the ADS depositary. The ADS depositary will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Class A common shares represented by ADSs for which no timely voting instructions are received by the ADS depositary will not be voted.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs prior to ________ (New York City Time) on ________, 2016 and become a registered holder of Shares by the close of business in the Cayman Islands on ________, 2016, the Share record date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, please see below.

If you wish to cancel your ADSs for the purpose of voting the corresponding Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation prior to ________ (New York City Time) on ________, 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees (up to $5.00 per 100 ADSs (or portion thereof) to be cancelled), up to $0.02 per ADS depositary services fees and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the principal Hong Kong office of The Hong Kong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman registrar of the Shares, to issue and mail a certificate to your attention.

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Q:	If my Shares or ADSs are held in a brokerage or other nominee account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

Q:	May I change my vote?

A:	Yes, you may change your vote in one of three ways:

•	first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to the Company at the Company’s offices at 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China;

•	second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•	third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 5:00 p.m. (New York City Time) on ________, 2016. A holder of ADSs can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; and

•	second, a holder of ADSs can complete, date and submit a new ADS voting instructions card to the ADS depositary bearing a later date than the ADS voting instructions card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares or ADRs, should I send in my share certificates or my ADRs now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that evidence your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

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All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders. If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The Share record date for determining shareholders entitled to vote at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the merger is expected to be consummated. If you transfer your Shares after the Share record date but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a valid proxy to the person to whom you transfer your Shares, but will transfer the right to receive the merger consideration in cash without interest to such person, so long as such person is registered as the owner of such Shares when the merger is consummated. In such case, your vote is still very important and you are encouraged to vote.

The ADS record date is the close of business in New York City on _______, 2016. If you transfer your ADSs after the ADS record date but before the extraordinary general meeting, you will retain your right to instruct the ADS depositary to vote at the extraordinary general meeting, but will transfer the right to receive the merger consideration in cash without interest to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the merger is consummated.

Q:	Am I entitled to dissenter rights?

A:	Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote on the merger is taken at the extraordinary general meeting, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenter rights. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to their Shares.

ADS holders will not have the right to exercise dissenter rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not exercise or attempt to exercise any dissenter rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise dissenter rights must surrender their ADSs to the ADS depositary for conversion into Shares, pay the ADS depositary’s fees required for the cancellation of their ADSs, provide instructions for the registration of the corresponding Shares in the Company’s register of members, and certify that they held the ADSs as of the ADS record date and have not given, and will not give, voting instructions as to their ADSs before ________ (New York City Time) on ________, 2016, and become registered holders of Shares before the vote to authorize and approve the merger is taken at the extraordinary general meeting (for the avoidance of doubt, any ADS holders who convert their ADSs into Shares after the Share record date will not be entitled to attend or to vote at the extraordinary general meeting, but will be entitled to exercise dissenter rights if they become registered holders of Shares before the vote is taken at the extraordinary general meeting). After converting their ADSs and becoming registered holders of Shares, such former ADS holders must also comply with the procedures and requirements for exercising dissenter rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law.

We encourage you to read the information set forth in this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenter rights. Please see “Dissenter Rights” beginning on page 100 as well as “Annex C – Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) – Section 238” to this proxy statement for additional information.

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Q:	If I own ADSs and seek to exercise dissenter rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:	If you own ADSs and wish to exercise dissenters’ rights, you must deliver the ADSs (or to the extent ADSs are certificated, the ADRs) to the ADS depositary for cancellation before the close of business in New York City on _________, 2016 together with (a) delivery instructions for the corresponding Shares (name and address of the person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees (up to $5.00 per 100 ADSs (or portion thereof) to be cancelled pursuant to the terms of the Deposit Agreement), up to $0.02 per ADS depositary services fees and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting.

You must become a registered holder of the Shares underlying your ADSs and deliver to the Company, before the vote on the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex C to this proxy statement, for the exercise of dissenters’ rights.

We encourage you to read the information set forth in this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenter rights. Please see “Dissenter Rights” beginning on page 100 as well as “Annex C – Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) – Section 238” to this proxy statement for additional information.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	No. The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders, including:

•	the beneficial ownership of equity interests in Parent by Ms. Yu and Mr. Li;

•	the potential enhancement or decline of share value of Parent’s shares beneficially owned by Ms. Yu and Mr. Li as a result of the merger and future performance of the surviving company;

•	continued indemnification, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and executive officers of the Company;

•	the monthly compensation of $10,000, which must not exceed $50,000 in aggregate, for each of the members of the Special Committee in exchange for their services in such capacity (or, in the case of the chairpersonman of the Special Committee, monthly compensation of $15,000, which must not exceed $100,000 in the aggregate) (the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger); and

•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 67 for a more detailed discussion of how some of our Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:	How will our directors and executive officers vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:	Pursuant to the Support Agreement, the Supporting Shareholders have agreed to vote all of the Shares (including Class A common shares represented by ADSs) they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. As of the Share record date, we expect that the Supporting Shareholders as a group will beneficially own, in the aggregate, _________issued and outstanding Class A common shares (including Class A common shares represented by ADSs) and ___________ Class B common shares, which represents approximately __________% of the total issued and outstanding Shares and approximately ____________% of the total number of votes represented by the issued and outstanding Shares.

As of the date of this proxy statement, our directors and executive officers who are not Supporting Shareholders beneficially own, in the aggregate, less than 0.1% of the voting power of the total issued and outstanding Shares. These directors and executive officers have informed us that they intend, as of the date of this proxy statement, to vote all their Shares in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

Q:	Who can help answer my questions?

A:	If you have any questions or need assistance voting your Shares or ADSs, please contact the Company’s Investor Relations Department at +86-10 5799-2666, or by email at ir@dangdang.com.

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SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the merger agreement described in this Background of the Merger occurred in China and Hong Kong. As a result, China Standard Time is used for all dates and times given.

The board of directors (the “Board”) and senior management of the Company have been reviewing periodically the Company’s long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management of the Company also have periodically reviewed strategic alternatives that may be available to the Company.

On July 9, 2015, Ms. Peggy Yu Yu, co-founder and executive chairwoman of the Company (“Ms. Yu”), and Mr. Guoqing Li, co-founder, chief executive officer and director of the Company (“Mr. Li”, together with Ms. Yu, the “Founders”), submitted to the Board a preliminary non-binding proposal letter (the “Proposal Letter”) to acquire all of the outstanding Shares of the Company not already beneficially owned by the Founders for $7.812 in cash per ADS, or $1.5624 in cash per Share (the “Proposed Transaction”). The Founders arrived at the initial proposal price of $7.812 per ADS as the Founders believed that such price provided an attractive opportunity for the holders of Shares, and it represented a premium of 20% to the closing trading price of the Company’s ADSs on July 8, 2015, the last trading date prior to the submission of the Proposal Letter. The Proposal Letter also stated, among other things, that (i) the Founders beneficially owned approximately 35.9% of all the issued and outstanding Shares of the Company, which represent approximately 83.5% of the aggregate voting power of the Company, (ii) the Founders intended to finance the acquisition with a combination of debt and equity capital, and (iii) the Founders do not intend to sell their stake in the Company to a third party.

Later on July 9, 2015, the Company issued a press release regarding its receipt of the Proposal Letter and subsequently furnished the press release as an exhibit to its current report on Form 6-K on July 10, 2015.

On July 10, 2015, the Board held a telephonic meeting to discuss, among other things, the Proposal Letter. After thorough discussion, the Board determined to establish a Special Committee consisting of Ms. Ruby Rong Lu, Mr. Ke Zhang and Mr. Xiaolong Li, with Ms. Ruby Rong Lu serving as chairwoman of the Special Committee, to consider and evaluate any proposal made by the Founders in connection with the Proposal Letter. The Special Committee was granted, by way of unanimous written resolutions by the Board on July 12, 2015, the power to (a) make such investigation of the proposal from the Founders, the Proposed Transaction and any matters relating thereto as the Special Committee, in its sole discretion, deems appropriate, (b) evaluate the terms of the proposal from the Founders, (c) discuss and negotiate with the Founders and their representatives any terms of the Proposed Transaction and implement the Proposed Transaction as the Special Committee deems appropriate, (d) explore and pursue any alternatives to the Proposed Transaction as the Special Committee, in its sole discretion, deems appropriate, including maintaining the Company’s current status as a public company or a potential change of control transaction involving an alternative buyer (an “alternative transaction”), (e) if and when appropriate, negotiate definitive agreements with respect to the Proposed Transaction or any alternative transaction, the execution and delivery of any such agreement being subject, however, to the approval of the Board, (f) report to the Board the recommendations and conclusions of the Special Committee with respect to the Proposed Transaction or any alternative transaction and any recommendation as to whether the final terms of the Proposed Transaction or any alternative transaction are fair to and in the best interests of the shareholders of the Company and should be approved by the Board and, if applicable, by the Company’s shareholders, and determinations and recommendations with respect to any other matters requested by the Board, and (g) retain, in its sole discretion, and on terms and conditions acceptable to the Special Committee, such advisors, including legal counsel, financial advisors and outside consultants, as the Special Committee in its sole discretion deems appropriate to assist the Special Committee in discharging its responsibilities.

On July 13, 2015, the Company issued a press release regarding the formation of the Special Committee and subsequently furnished the press release as an exhibit to its current report on Form 6-K on July 14, 2015.

During the course of the next few weeks, the Special Committee considered proposals from and conducted interviews with multiple prospective law firms and investment banks that had expressed interest in being considered for the role U.S. legal advisor and financial advisor to the Special Committee, respectively.

On July 20, 2015, after considering proposals from multiple prospective U.S. legal advisors, the Special Committee determined to retain Shearman & Sterling LLP (“Shearman & Sterling”) as its U.S. legal advisor to assist the Special Committee in evaluating and negotiating the Proposed Transaction or any alternative transaction. The Special Committee’s decision was based on, among other factors, Shearman & Sterling’s qualifications, extensive experience with mergers and acquisitions transactions, including representation of Special Committees in going private transactions, and its significant history of working with China-based companies.

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On July 20, 2015, the Founders, together with Kewen Holding Co. Limited (“Kewen”) and Science & Culture International Limited (“SC International”), which are wholly owned and controlled by the Founders, filed with the SEC a statement on Schedule 13D reporting, among other things, the submission of the Proposal Letter to the Board.

On July 23, 2015, the Special Committee held a telephonic meeting with Shearman & Sterling. The Special Committee reviewed proposals for acting as the financial advisor to the Special Committee submitted by Duff & Phelps and another candidate. The Special Committee carefully evaluated the credentials and qualifications of each candidate, including, among other things, their relevant experience in similar transactions, the negotiation power and skills of the team members, the strategic process management capability and execution skills, independence of each candidate, fee proposals and the knowledge of the Company. After robust discussion, the Special Committee agreed that Duff & Phelps excelled due to its overall competence and experiences, particularly the experience in recent going private transactions of U.S.-listed China-based companies. The Special Committee decided to invite Duff & Phelps to prepare a draft engagement letter for the Special Committee’s consideration. The Special Committee, on behalf of the Company, subsequently entered into an engagement letter with Duff & Phelps on July 24, 2015. As part of the engagement, the Special Committee also retained Duff & Phelps Securities, LLC (“DPS”), an affiliate of Duff & Phelps, to act as financial advisor to the Special Committee to provide such financial and market related advice and assistance as deemed necessary by the Special Committee in connection with the Proposed Transaction.

During the meeting, the Special Committee authorized Shearman & Sterling to contact reputable Cayman Islands counsel to submit credentials and proposal for its consideration. After considering the relevant experience and credentials of multiple prospective law firms, the Special Committee subsequently resolved to appoint Maples and Calder as its Cayman Islands legal advisor.

On July 30, 2015, the Special Committee held a telephonic meeting with Shearman & Sterling, Duff & Phelps, DPS and Maples and Calder. Maples and Calder led the Special Committee in a discussion of the key duties, responsibilities and guidelines of the Special Committee, including the Special Committee’s fiduciary duties to the shareholders of the Company in the potential going private transaction of the Company. Shearman & Sterling reviewed the process and certain key issues of the going private transaction, including confidentiality, document retention and public disclosure. Shearman & Sterling noted, among other things, that the Special Committee should establish a rigorous and fair process throughout the going-private process, and that the Special Committee should adopt practices throughout their work that are designed to maximize shareholder value.

During the meeting, Shearman & Sterling also advised and the Special Committee agreed that the Company management and employees should be cautious in communications with the Founders or any potential buyer who may have an interest in an alternative transaction involving the Company. The Special Committee then reviewed the draft communication guidelines prepared by Shearman & Sterling and resolved that such communication guidelines be approved and the Company management be instructed to take measures to implement such communication guidelines. The guidelines were subsequently delivered to the management on July 30, 2015 after the meeting.

During the meeting, the Special Committee also discussed with its advisors the communication protocol with respect to potential investor questions and market inquiries in relation to the Proposed Transaction. After discussion, the Special Committee decided that all questions from external parties, such as investors, analysts and media, in relation to the Proposed Transaction should be directed to Duff & Phelps, DPS and Shearman & Sterling who should consult the Special Committee in responding to the questions.

During the meeting, Shearman & Sterling also summarized to the Special Committee the proposed key terms of the confidentiality agreement to be entered into between the Company and the potential buyers. After discussion, the Special Committee authorized Shearman & Sterling to negotiate such confidentiality agreement on behalf of the Company.

During the meeting, Duff & Phelps also provided an overview of the transaction process, the timetable and Duff & Phelps’ role as financial advisor to the Special Committee. The Special Committee instructed Duff & Phelps to start its financial due diligence on the Company in order for Duff & Phelps to conduct its preliminary valuation for the Company.

Later that day, Shearman & Sterling sent a draft confidentiality agreement to Skadden, Arps, Slate, Meagher & Flom (“Skadden”), the U.S. legal advisor to the Founders. During the course of the next two weeks, Shearman & Sterling and Skadden negotiated and finalized the terms of the confidentiality agreement.

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On July 31, 2015, the Company issued a press release regarding the Special Committee’s appointment of Duff & Phelps and DPS as its financial advisor and Shearman & Sterling as its U.S. legal advisor and furnished the press release as an exhibit to its current report on Form 6-K.

Throughout the course of the next ten months, the Special Committee held 13 meetings, received the advice of its legal advisors and financial advisor, and reached out to 37 potential transaction partners, including the Founders.

Beginning in early August 2015, the Founders and representatives of China Renaissance Enterprises Limited (“China Renaissance”), the financial advisor of the Founders, held preliminary discussions with multiple potential funding sources regarding the debt financing for the Proposed Transaction.

On August 14, 2015, the Special Committee, on behalf of the Company, entered into the confidentiality agreement with the Founders (the “Confidentiality Agreement”), pursuant to which the Founders are required to obtain the Special Committee’s prior consent to negotiate or enter into any agreements with any potential investors in connection with the participation in the Proposed Transaction as a co-investor, member of a buyer consortium or equity financing source.

On August 18, 2015, Duff & Phelps and DPS had a telephone call with Ms. Yu to understand the Founders’ financing plan and due diligence process. During the call, Ms. Yu stated that the Proposed Transaction will be financed through both debt and equity financings. Duff & Phelps and DPS were also informed that the Founders had engaged China Renaissance as financial advisor to facilitate the due diligence on the Company by the potential financing sources and other transaction matters.

On August 21, 2015, the Special Committee held a telephonic meeting with Shearman & Sterling, Duff & Phelps and DPS. During the meeting, Duff & Phelps and DPS provided an overview of the Founders’ financing plan and due diligence process. Duff & Phelps and DPS reported to the Special Committee that the Founders would finance the Proposed Transaction through both debt and equity financings, and that the Founders had engaged financial advisors to facilitate due diligence by potential financing sources on the Company and other transaction matters.

During the meeting, the Special Committee discussed extensively with its advisors as to whether to perform an active market check or otherwise conduct a broader sale process, and if so, who would be the most likely financial sponsors and strategic entities to be interested in acquiring the Company. The Special Committee noted that (i) the Founders, beneficially owned in the aggregate approximately 83.5% of the voting power in the Company, were committed to only pursuing the Proposed Transaction and did not intend to sell their shares in any alternative transaction, according to the Proposal Letter, and (ii) since the public disclosure of the Proposal Letter on July 9, 2015, there had not been any inquiry from any third party. Taking into account these considerations as well as the significant disruption to the operations of the Company that a broad pre-signing market check may cause, including the potential risk of competitive harm to the Company if strategic buyers conducted due diligence but a transaction did not occur, and the risk of leaks of confidential information, which could create instability among the Company’s employees, the Special Committee decided that, rather than actively soliciting every potential buyer identified by Duff & Phelps, it would reach out to a limited number of potential strategic and financial buyers that are most likely interested in a potential transaction involving the Company based on the industry in which they operate or prior investment experiences, as applicable. The Special Committee then discussed with its advisors a list of potential buyers, including global and China-based strategic buyers and financial sponsors, which DPS would contact on behalf of the Special Committee in the market check process. Duff & Phelps then updated the Special Committee on the progress of its financial due diligence on the Company.

Between August 27, 2015 and September 18, 2015, DPS contacted 35 potential buyers, including ten potential strategic buyers and 25 potential financial buyers on behalf of the Special Committee. As of September 18, 2015, the deadline previously notified by DPS to those potential buyers, 30 potential buyers turned down the proposal and five potential buyers hadn’t responded to DPS with respect to its enquires.

Between late August and mid-September 2015, based on preliminary discussions with the potential debt financing sources, the Founders identified two candidates, including Bank of China Limited, Pudong Development Zone Sub-Branch (the “Financing Bank”) and one other China-based commercial bank, as the most feasible potential sources to provide debt financing for the Proposed Transaction. Following the execution by these potential debt financing sources of a joinder agreement to the Confidentiality Agreement, the potential debt financing sources commenced due diligence on the Company. In addition, the Founders and their representatives engaged in further negotiations with them on the key terms of the debt financing.

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On September 14, 2015, Skadden informed Shearman & Sterling of the Founders’ intention to use the available cash of the Company and its subsidiaries as one of the sources for payment of the cash consideration in the Proposed Transaction, in addition to potential equity and debt financing.

On September 21, 2015, the Special Committee held a telephonic meeting with Shearman & Sterling, Duff & Phelps and DPS. During the meeting, DPS updated the Special Committee regarding the status of the market check, including the fact that none of the potential buyers contacted by it in the market check process showed an interest in pursuing an alternative transaction with the Company. After discussion with its advisors, the Special Committee concluded that the market check process had reasonably covered the pool of potential buyers that might have an interest in pursuing an alternative transaction with the Company. Although no potential investors contacted by DPS in the market check process indicated interest to DPS or the Special Committee in making an alternative offer, the Special Committee would remain open to consider any alternative proposal that may be made by potential buyers at a later stage.

During the meeting, Shearman & Sterling reported to the Special Committee that the Founders expected to finance the Proposed Transaction with a combination of debt financing, equity financing and available cash of the Company. Shearman & Sterling further reported that the Founders were in touch with several potential debt financing sources, including the Financing Bank. The Special Committee then engaged in discussion with its advisors as to utilization of available cash of the Company as consideration in going-private transactions. After robust discussion with its advisors, the Special Committee determined that although the Company’s available cash is a possible financing source for the Founders in the Proposed Transaction, it would need more clarity with respect to the Founders’ financing plan before it may reach any conclusion as to an acceptable financing arrangement. The Special Committee instructed DPS to follow up with the Founders to understand the progress and details about the financing plan. Duff & Phelps then updated the Special Committee on the progress of its financial due diligence on the Company. Later that day, a representative of Shearman & Sterling informed a representative of Skadden that the Special Committee’s request for additional clarify regarding the Founders’ proposed financing plan, and it agreed to consider the use of the available cash of the Company and its subsidiaries as one of the financing sources, together with acceptable debt and/or equity financing.

On October 12, 2015, Skadden sent an initial draft of the merger agreement to Shearman & Sterling.

On October 29, 2015, the Special Committee held a telephonic meeting with Shearman & Sterling, Duff & Phelps and DPS. During the meeting, Shearman & Sterling provided the Special Committee with an overview of the draft merger agreement, and led the Special Committee through a discussion of the key issues and recommended approaches to be adopted by the Special Committee, including: (i) requesting the Founders to provide customary form of limited guarantee, equity commitment letter and debt financing documents, (ii) requesting the Founders to confirm on the treatment of the Company options, (iii) the representations and warranties of the Company should be subject to customary exceptions including matters set forth in the disclosure schedule, the Company’s SEC reports or known to the Founders, (iv) requesting for the “majority of minority” provision, which would require the merger agreement and the transactions contemplated thereby be approved by a majority of the Company’s shareholders unaffiliated with the Founders, (v) requesting for “go-shop”, “fiduciary out” and relevant termination provisions, (vi) removing the closing condition that holders of no more than 5% of the shares have exercised dissenting rights, (vii) considering the available cash covenant required by the Founders in light of the overall financing plan to be proposed by the Founders, and (viii) requesting for termination fees in the event of a termination of the merger agreement under certain circumstances. After robust discussion, the Special Committee instructed Shearman & Sterling to revise the draft merger agreement as recommended by Shearman & Sterling to reflect the Special Committee’s position and send it to Skadden for further negotiation. Duff & Phelps then updated the Special Committee on the progress of its financial due diligence on the Company.

On November 9, 2015, Shearman & Sterling sent its comments to the initial draft of the merger agreement to Skadden.

On November 30, 2015, Skadden sent a revised draft of the merger agreement to Shearman & Sterling.

On December 2, 2015, December 26, 2015, January 7, 2016, February 3, 2016 and February 26, 2016 respectively, Skadden sent Shearman & Sterling several requests for the Special Committee’s consent to the Founders and their advisors engaging in discussions and negotiations with certain potential equity investors identified in the requests in connection with such potential investors’ participation in the Proposed Transaction, pursuant to the terms of the Confidentiality Agreement. The Special Committee, after consideration and review of certain background information of such potential equity investors provided by the representatives of the Founders, consented to all such requests. Each of the potential equity investors, except for one, executed a joinder agreement to the Confidentiality Agreement in form accepted by the Special Committee and started due diligence on the Company. The Founders and their representatives did not provide any confidential information of the Company to the potential investor who did not execute such joinder agreement, and did not engage in further discussions with such investor.

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Between early December 2015 and late February 2016, the Founders and their representatives continued to negotiate with the two potential debt financing sources on the key terms of the debt financing for the Proposed Transaction. After comparing and analyzing the terms they proposed, the Founders considered the Financing Bank as the preferred potential debt financing source.

On February 22, 2016, a representative of Duff & Phelps had a telephone conversation with a representative of China Renaissance on the status of the Proposed Transaction, during which the representative of Duff & Phelps requested the Founders to provide more detailed information in order for the Special Committee to evaluate the Founders’ financing arrangement for the Proposed Transaction, including providing for review draft transaction documents relating to the potential debt and equity financing, as well as the Founders’ rationale for proposing to use the available cash of the Company and its subsidiaries for payment of a portion of the merger consideration, as opposed to alternatively using such cash as collateral for the proposed debt financing, which would increase the amount of debt that needs to be borrowed in the debt financing.

On February 26, 2016, in light of the importance of obtaining the Special Committee’s affirmation that the Company’s available cash may be used for payment of the merger consideration, which may otherwise affect the structure and terms of the debt financing, Skadden sent Shearman & Sterling an email reiterating the Founders’ intention to use the Company’s available cash as part of the merger consideration, along with cash from debt and equity financing sources. Skadden pointed out in the e-mail, among other things, that (i) the Founders’ proposed financing plan contemplated the available cash of the Company would be used for distribution of merger consideration to the Company’s shareholders only after the effective time of the proposed merger, at which point, by definition, the Founders would wholly beneficially own the Company as the surviving company of the merger, including its cash asset; (ii) as the available cash of the Company to be used would be readily offshore outside the PRC for payment of the merger consideration without material regulatory or tax burdens, it would not appear justifiable to require the incurrence of a higher debt amount (with a cash collateralized tranche), which would impose substantial additional financing costs, instead of using the same cash directly toward payment of the transaction consideration; and (iii) such proposed use of a target company’s available cash balance is not uncommon in recent going private transactions involving China-based companies listed in the United States.

Later that day, the Special Committee held a telephonic meeting with Shearman & Sterling, Duff & Phelps and DPS. DPS provided the Special Committee with an update of the Founders’ proposed financing plan, including the progress of the Founders’ discussions with potential equity investors with respect to their potential participation in the transaction.

During the meeting, the Special Committee engaged in robust discussion with its advisors regarding the Founders’ proposal to use the Company’s available cash to pay part of the merger consideration. During the discussion, the Special Committee highlighted the importance of financing certainty and emphasized that any potential utilization of the Company’s cash should not affect the Company’s business operation in the ordinary course. After discussion, the Special Committee decided that it would need more information, including the information relating to the financial condition of the Company, the financing papers and concrete financing plan to assess the request of utilizing the available cash of the Company, and instructed its advisors to follow up with the Founders and their counsel to collect the relevant information and documents. Duff & Phelps then updated the Special Committee on the progress of its financial due diligence on the Company.

Later that day, after the meeting with the Special Committee, Shearman & Sterling requested Skadden to provide more details regarding the Founders’ proposed financing plan, including the terms and conditions of the transaction documents in connection with the financing, for the Special Committee’s further consideration. Shearman & Sterling also sent an e-mail to Skadden confirming, among other things, that the Special Committee conceptually does not object to the Founders’ proposal to use the Company’s available cash to fund the merger consideration, subject to the Special Committee’s holistic review of the Founders’ financing plan and the final terms and conditions of the transaction documents.

On March 3, 2016, Skadden provided Shearman & Sterling with an initial draft of the debt commitment letter to be issued by the Financing Bank setting forth its commitment to provide debt financing for the Proposed Transaction.

On March 9, 2016, a private equity firm (“Investor A”) primarily engaged in secondary market trading of stock of China-based internet companies listed on the U.S. markets announced that it has submitted a preliminary non-binding proposal to acquire all of the outstanding Class A common shares, Class B common shares and ADSs of the Company in an all-cash transaction for $8.8 per ADS or $1.76 per Share (the “Proposed Investor A Transaction”). The Special Committee received Investor A’s proposal letter on the same day.

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On March 10, 2016, the Special Committee held a telephonic meeting with Shearman & Sterling, Duff & Phelps and DPS to discuss the proposal from Investor A. After discussion, the Special Committee instructed DPS to reach out to Investor A to obtain more information about Investor A and its proposal, including its intention, background, transaction experience and capital commitment, and the proposed deal structure, timeline and source of funding of the Proposed Transaction, and to request the Founders to consider increasing the offer price on behalf of the Special Committee. Duff & Phelps then updated the Special Committee on the progress of its financial due diligence on the Company.

On March 11, 2016, DPS sent an email to the Founders requesting the Founders to consider improving the offer price in light of the fact that there has been a recent offer with a superior price, and submitting a revised and improved offer.

On March 14, 2016, DPS held a telephonic meeting with Investor A and discussed, among other things, Investor A’s status of financing and proposed timetable for the Proposed Investor A Transaction. Subsequently on March 15, 2016, DPS sent a process letter to Investor A asking Investor A to provide additional information in order for the Special Committee to evaluate the competing bid, including, among other things, detailed information of Investor A, investment position and investment experience, source of funding, capital commitment, structure of transaction and timetable, and future plan with the Company.

On March 18, 2016, Skadden sent Shearman & Sterling an updated draft of the debt commitment letter and a draft term sheet to be attached to the debt commitment letter, reflecting the terms under discussion between the Founders and the Financing Bank.

On March 23, 3016, Shearman & Sterling sent Skadden the Special Committee’s comments to the draft debt commitment letter and draft term sheet.

On March 28, 2016, the Founders informed DPS that they still believed the offer price of $7.812 per ADS represented a fair price to the Company’s shareholders, and that the Founders had decided not to increase its offer price, citing several factors, including: (i) recent changes in the market and competitive landscape for e-commerce companies in China, which have adversely affected the Company and resulted in, among other things, a year-over-year decline in gross margin in the third quarter of 2015; (ii) the recent economic slowdown in China, as well as expected sustained challenges to the macroeconomic environment, including the depreciation of RMB by over 6% during the period from the announcement of the Proposal Letter on July 9, 2015 to March 28, 2016; (iii) the fact that the offer price of $7.812 per ADS represents a 20% premium over the closing trading price of the Company’s ADSs on July 8, 2015, the last trading day prior to the announcement, and a 17% premium over the volume-weighted average closing price of trading days from July 10, 2015 to March 25, 2016; (iv) the high level of volatility that both the U.S. and China stock markets have experienced since July 9, 2015; and (v) the fact that certain going-private transactions involving U.S.-listed, China-based companies that were announced during June and July 2015, the parties reportedly have considered or proposed a substantial reduction in the offer price or even have agreed to such reduction.

On March 29, 2016, Investor A sent its responses to the process letter to DPS. Investor A introduced certain background information regarding Investor A and indicated that it was in discussion with various potential equity investors but had not yet formed a consortium.

On March 30, 2016, the Special Committee held a telephonic meeting with Shearman & Sterling, Duff & Phelps and DPS. DPS provided the Special Committee with an update of Investor A’s response to the process letter and its telephone discussions with Investor A. DPS noted that Investor A’s proposal was at a preliminary stage which lacked details with respect to financing, and there was uncertainty associated with Investor A’s funding, due to its relatively small fund size and lack of committed financing sources. Shearman & Sterling then provided the Special Committee with an analysis of the practicality of the potential transaction structures proposed by Investor A, noting that additional equity investors which had been contacted by Investor A and may potentially form a consortium with Investor A may subject the Proposed Investor A Transaction to PRC regulatory approvals, including PRC anti-trust filing, depending on the type and industry of the potential equity investors.

After robust discussion with its advisors, the Special Committee instructed DPS to follow up with Investor A on the details of financing sources, potential equity partners and feasible transaction structure for the Proposed Investor A Transaction.

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Duff & Phelps then reported to the Special Committee the current status of its financial due diligence on the Company, in particular the Company’s competitive position in the market, the competitors in the industry and the Company’s competition strategy. Duff & Phelps indicated that the Company’s market shares had been eroded by the outperforming growth of, and increasing competition from, certain stronger market players, most notably, JD.com, Inc. and Alibaba Group Holding Limited. As a result of accelerating industry consolidation and intense market competition, e-commerce companies are facing more significant challenges in terms of growth potential compared to companies operating in other industries. Among other strategies to maintain competitiveness, the Company planned to focus on its media products. DPS then reviewed the Founders’ response to the Special Committee’s request for an increase in the offer price and the reasons that the Founders provided for its unwillingness to accept such the request. After discussion, the Special Committee instructed DPS to revisit the question of merger consideration after the analysis on the valuation of the Company is available.

During the meeting, Shearman & Sterling summarized the issues in the revised merger agreement received from Skadden and recommended approaches to be adopted by the Special Committee, including (i) agreeing that the Founders will use the Company’s cash as one of the sources of payment of the merger consideration but rejecting the Founders’ request that the Company retain a specified minimum cash balance as a closing condition, (ii) keeping the “go-shop” provision to enable the Company to actively solicit proposals within a certain period of time after the execution of the merger agreement, (iii) reinforcing the Company’s right to “fiduciary out” in the event of a “superior proposal” in the merger agreement, (iv) rejecting the closing condition that holders of no more than 5% of the shares shall have exercised dissenting rights, and (v) reinstating the “majority of minority” voting provision. After robust discussion, the Special Committee instructed Shearman & Sterling to revise the draft merger agreement as recommended by Shearman & Sterling to reflect the Special Committee’s position and send it to Skadden for further negotiation.

On April 1, 2016, Shearman & Sterling sent the revised draft merger agreement to Skadden.

On April 13, 2016, Skadden sent Shearman & Sterling a draft convertible note commitment letter, pursuant to which, one of the potential equity investors approved by the Special Committee pursuant to the Confidentiality Agreement, which is a China-based asset management firm (“Sponsor A”), will subscribe for convertible note(s) of Parent, as well as a description of the Founders’ updated financing plan. Shearman & Sterling then clarified with Skadden a few questions on the draft convertible note commitment letter, including questions on the proposed guarantee of Sponsor A’s commitment by an affiliate of Sponsor A as well as the conditionality of Sponsor A’s funding commitment. On the same day, Skadden also sent Shearman & Sterling the revised drafts of the debt commitment letter and term sheet to be attached to the debt commitment letter.

On the same day, DPS held a follow up call with Investor A. Investor A indicated that two potential investors had joined the buyer consortium but no consortium agreement had been entered so far.

Later on April 13, 2016, the Special Committee held a telephonic meeting with Shearman & Sterling and DPS. Shearman & Sterling reported to the Special Committee the Founders’ expected funding arrangement to finance the Proposed Transaction with cash proceeds from Parent’s issuance of certain convertible note(s) at or immediately prior to the closing of the merger in addition to debt financing and available cash of the Company and its subsidiary. The Founders proposed that convertible note(s) of Parent will be issued to and subscribed by Sponsor A, and an affiliate of Sponsor A is expected to guarantee the funding commitment of Sponsor A.

During the meeting, DPS reported to the Special Committee its telephone discussions with Investor A after Investor A announced that two potential investors have joined the buyer consortium led by Investor A. DPS noted that, based on DPS’ inquiry, the buyer consortium led by Investor A had not been formally formed and the financing and transaction structure for the Proposed Investor A Transaction was still under discussion. DPS further noted that Investor A was in touch with other potential financing sources but had not been able to provide a proposed financing plan or expected timetable for obtaining the financing. The Special Committee noted that, taking into account the financial conditions of the two potential investors that Investor A indicated would join the buyer consortium led by Investor A, the relatively small fund size of Investor A and the limited information provided by Investor A, it is difficult for the Special Committee and its advisors to evaluate the Proposed Investor A Transaction and financing certainty of Investor A’s proposal at this stage. The Special Committee instructed DPS to continue to follow up with Investor A on the details of financing sources, potential equity partners and feasible transaction structure and report any updates to the Special Committee for its further consideration.

On April 14, 2016, Skadden sent Shearman & Sterling a draft limited guarantee to be delivered by the Founders in favor of the Company, pursuant to which the Founders guarantee certain obligations of Parent under the merger agreement, including payment of Parent termination fee, when payable.

On April 15, 2016, Shearman & Sterling sent Skadden additional comments to the revised draft debt commitment letter and the revised draft term sheet to be attached to the debt commitment letter.

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On April 20, 2016, Shearman & Sterling sent Skadden comments to the draft convertible note commitment letter and the draft limited guarantee.

Between mid-February and mid-April 2016, certain members of the management of the Company, including Mr. Danqian Yao, senior vice president of the Company (“Mr. Yao”), Mr. Min Kan, vice president of the Company (“Mr. Kan”), and Mr. Lijun Chen, vice president of the Company (“Mr. Chen”), indicated to the Founders their interest in rolling over certain of their existing equity interests in the Company in exchange for Parent shares to be issued at the closing of the merger, instead of receiving cash consideration for cancellation of such equity interests in the merger. The Founders did not make any commitment with respect to such request and noted that, pursuant to the Confidentiality Agreement, the Special Committee’s prior consent would be required before the Founders may engage in further discussions regarding such request.

On April 22, 2016, Skadden sent a revised draft merger agreement to Shearman & Sterling, which, among other modifications, indicated the possibility that certain shareholders who are also members of the management of the Company will roll over their existing equity interests in the Company in exchange for Parent shares to be issued at the closing of the merger, and will not have their equity interests cancelled in exchange for cash consideration.

On April 25, 2016, the Special Committee held a telephonic meeting with Shearman & Sterling and DPS. Shearman & Sterling provided the Special Committee with a review of the issues in the revised merger agreement received from Skadden, including (i) that the Founders had indicated that certain members of the management of the Company had indicated their potential interest in rolling over certain of their existing equity interests in the merger and would require the Special Committee’s consent before it engages in further discussion regarding such request, (ii) that the Founders indicated that certain options listed in the Parent disclosure schedule will be cancelled and exchanged into newly issued shares of Parent, provided that a cash amount equal to the exercise price of the options is paid, (iii) deleting the “majority of minority” provision which would require that the merger agreement and the merger be approved by a majority of the shareholders unaffiliated with the Founders, (iv) deleting the “go-shop” provision that would permit the Company to actively solicit acquisition proposals within 45 days of the execution of the merger agreement, (v) requesting that the Company retain cash exceeding a specific amount as a closing condition and as an interim covenant, (vi) requesting as a closing condition that holders of no more than 5% of the shares have exercised dissenting rights, (vii) requesting that the Company enter into an alternative acquisition agreement with respect to the superior proposal for the Company to terminate the merger agreement. Shearman & Sterling then proceeded to propose a few suggestions with respect to revision of the merger agreement, including, subject to the outcome of the valuation analysis, agreeing to the Founders’ requests in (iii), (iv) and (vii) above, but rejecting the Founders’ requests in (v) and (vi) above. Shearman & Sterling also proposed, in light of Investor A’s pending proposal, to include an exception to the non-solicitation obligation of the Company in the merger agreement that the Company will have the right to continue discussing any competing proposal existing at the time of the merger agreement, and that amount of the termination fee of the Company shall be reduced by 50% if any such proposal existing at the time of the merger agreement develops into a superior proposal. After robust discussion, the Special Committee instructed Shearman & Sterling to revise the draft merger agreement as recommended by Shearman & Sterling and send it to Skadden for further negotiation.

During the meeting, DPS provided an update of Investor A’s competing proposal to the Special Committee, including development of Investor A’s financing. DPS noted that the discussion on potential equity financing relating to Investor A’s proposal is still at a preliminary stage and additional financing will be needed for Investor A to complete the Proposed Investor A Transaction. After discussion, the Special Committee instructed DPS to continue to follow up with Investor A as appropriate and to report to the Special Committee if there are any updates.

On April 26, 2016, Shearman & Sterling and Skadden had a telephonic meeting on major issues under the revised drafts of the merger agreement and the ancillary documents. After the discussion, on April 29, 2016, Shearman & Sterling sent Skadden a further revised draft merger agreement.

On May 3, 2016, Skadden sent a revised draft merger agreement, a draft rollover agreement to be entered into by Parent, certain management shareholders, including Mr. Yao, Mr. Chen, Mr. Kan, and First Profit Management Limited (“First Profit”), an affiliate of Mr. Yao (subject to the Special Committee’s consent to the request of such shareholders to roll over their equity interests in the merger), and a draft support agreement to be entered into by Parent, the Founders and Kewen and SC International, to Shearman & Sterling.

On May 4, 2016, Skadden sent the revised limited guarantee and convertible note commitment letter, to Shearman & Sterling. Over the course of the next few days, Shearman & Sterling sent its comments on the ancillary documents to Skadden.

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On May 5, 2016, the Special Committee held a telephonic meeting with Shearman & Sterling, Duff & Phelps and DPS. Shearman & Sterling provided the Special Committee with a review of the key issues in the revised merger agreement received from Skadden on May 3, 2016, including that (i) the request from certain management shareholders, Mr. Yao, Mr. Chen, Mr. Kan, and First Profit that they enter into a rollover agreement with Parent, (ii) each company option vested on or prior to the effective time of the merger will be cashed out, and each company option unvested on or prior to the effective time of the merger will be cancelled for no consideration, (iii) the amount of the termination fee of the Company will equal to 2.5% of the company’s equity value and shall be paid within three business days following the termination of the merger agreement, (iv) the amount of the termination fee of Parent will equal to 5% of the Company’s equity value and should be paid within ten business days following the termination of the merger agreement, (v) the Company will have the right to continue discussing any competing proposal existing at the time of the merger agreement, and should pay in full a termination fee to Parent if any such proposal existing at the time of the merger agreement develops into a superior proposal, and (vi) the Founders requested as a closing condition that holders of no more than 10% of the shares have exercised dissenting rights. Shearman & Sterling then proceeded to propose a few suggestions with respect to the revised merger agreement, including agreeing to the Founders’ requests in (ii), (iii), (iv) and (v) above, but rejecting the Founders’ request for a closing condition that holders of no more than 10% of the shares have exercised dissenting rights. After robust discussion, the Special Committee instructed Shearman & Sterling to revise the draft merger agreement as recommended and send it to Skadden for further negotiation.

On May 17, 2016, the Founders sent a revised non-binding proposal to the Board, which revised the proposed offer price of $7.812 per ADS in cash as set forth in the Proposal Letter dated July 9, 2015 to $6.50 per ADS or $1.30 per Share in cash, subject to certain conditions. The Founders stated in the revised proposal that the decision to revise the offer price is necessitated by the tougher than expected market conditions facing the Company and the global economy, including, in particular, that (i) changes in the market for e-commerce companies in China have adversely affected the operating and financial performance of the Company; (ii) the global financial markets have experienced significant volatility recently, including substantial volatility in equity securities markets, which has been reflected in the performance of the Company’s ADSs; and (iii) the recent economic slowdown in China and challenges to the macroeconomic environment are expected to be sustained, with the RMB under strong depreciation pressure.

On May 17, 2016, the Company issued a press release regarding its receipt of the revised proposal dated May 17, 2016 and furnished the press release as an exhibit to its current report on Form 6-K.

On May 18, 2016, the Founders, together with Kewen and SC International, filed an amendment to the statement on Schedule 13D, reporting the submission of the revised non-binding proposal to the Board on May 17, 2016.

On May 19, 2016, the Special Committee held a telephonic meeting with Shearman & Sterling, Duff & Phelps and DPS. The Special Committee discussed its proposed response to the revised proposal with its advisors, taking into account the management projections and the valuation of the Company, the current proposed terms in the merger agreement and the debt commitment letter and the reasons for the decrease in the offer price set forth in the revised proposal by the Founders. The Special Committee determined to respond to the Founders with a request for an increase of the Founders’ offer price to $7.00 per ADS and instructed DPS to communicate such request to the Founders.

On May 20, 2016, DPS sent an email to the Founders, on behalf of the Special Committee, that conveyed the Special Committee’s opinion and requested the Founders to (i) increase the offer price to at least $7.00 per ADS, (ii) permit the Company to actively solicit proposals within 45 days of the execution of the merger agreement, and (iii) remove the closing condition that holders of no more than 10% of the shares have exercised dissenting rights.

On May 22, 2016, the Founders responded to DPS that the Founders continue to believe that the revised offer price of $6.50 in cash per ADS as set forth in the revised proposal dated May 17, 2016 is fair and represents full value to the Company’s shareholders; in the interest of moving the process forward, however, the Founders are open to discussing a price that is mutually acceptable, provided that the final merger price is not higher than $6.60 per ADS in cash.

On May 24, 2016, the Special Committee held a telephonic meeting with Shearman & Sterling, Duff & Phelps and DPS to discuss the Founders’ response. The Special Committee, after considering the views of its advisors and noting the fact that there had been no development on Investor A’s proposal although Investor A had not withdrawn the proposal, determined that it would not accept $6.60 per ADS and resolved that it would request for an increase of the Founders’ offer price to $6.80 per ADS. The Special Committee instructed DPS to communicate with the Founders regarding the Special Committee’s position that it would not accept $6.60 per ADS and its request for a price increase, which was communicated by DPS on the same day.

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Later that day, Ms. Ruby Rong Lu, chairperson of the Special Committee, again communicated to Ms. Yu the Special Committee’s unanimous view that $6.50 per ADS did not meet what the Special Committee viewed as a fair value for the Company and requested an increase in the offer price to $6.80 per ADS.

On May 25, 2016, the Founders sent an email to the Special Committee stating that after serious consideration, the Founders would be willing to consider increasing the offer price to $6.70 per ADS in cash, and not insisting upon the previously proposed closing condition that no more than 10% of the shares have exercised dissenting rights, provided that the Special Committee would agree to drop the “go-shop” provision.

On May 26, 2016, Skadden informed Shearman & Sterling the updated financing plan of the Founders based on the $6.70 per ADS merger consideration as proposed by the Founders on May 25, 2016. The Founders proposed to finance the merger with a combination of debt financing to be provided by the Financing Bank, rollover financing and the Company’s available cash.

Later that day, the Special Committee held a telephonic meeting with Shearman & Sterling, Duff & Phelps and DPS. DPS reported to the Special Committee that the Founders updated its financing plan and proposed to finance the transaction with a combination of debt financing, rollover financing and the Company’s available cash. After considering the views of its advisors, and taking into account the results of the market check conducted by DPS previously and the development of Investor A’s proposal, the Special Committee decided to accept the revised offer price of $6.70 per ADS and instructed Shearman & Sterling to request a finalized debt commitment letter. The Special Committee also instructed Shearman & Sterling to finalize the merger agreement with Skadden and reject certain terms proposed by the Founders, including the closing condition with respect to the number of dissenting shares.

Later that day, a representative of Skadden had a telephone discussion with a representative of Shearman & Sterling, during which the representative of Skadden indicated that while the Founders believed that the combination of debt financing pursuant to the debt commitment letter and the Company’s available cash is sufficient to fund the cash consideration in the merger, the Founders proposed to add a provision in the merger agreement which would permit them to continue to discuss and negotiate alternative financing arrangements to fund the merger with potential additional financing sources, provided that the identities of such additional financing sources and the form of any commitment letters or transaction documents to be entered into with such additional financing sources are provided for in the merger agreement or otherwise approved by the Special Committee following the execution of the merger agreement (the “Additional Financing Provision”).

During the next two days, Shearman & Sterling and Skadden continued to negotiate and finalize the merger agreement and the related documentation. Among other modifications, Skadden revised the draft merger agreement by adding the Additional Financing Provision proposed by the Founders.

On May 27, 2016, Skadden provided Shearman & Sterling with the final form of the debt commitment letter to be issued by the Financing Bank with the term sheet attached, and confirmed that the Founders and the Financing Bank were in a position to execute and deliver the debt commitment letter contemporaneously with the execution of the merger agreement.

On May 28, 2016, the Special Committee held a telephonic meeting with Shearman & Sterling, Maples and Calder, Duff & Phelps and DPS. Shearman & Sterling reviewed the fiduciary duties applicable to the Special Committee in connection with the Proposed Transaction, the key terms in the merger agreement and other transaction documents, and the financing arrangement. Among other things, Shearman & Sterling briefly discussed the Founders’ latest request for including the Additional Financing Provision in the merger agreement, and noted that pursuant to the proposed provision, the Special Committee would have approval right with respect to the identities of the additional equity financing sources, if any, and the transaction agreements to be entered into with such additional financing sources. Duff & Phelps then presented its financial analyses to the Special Committee and provided its oral fairness opinion, which was subsequently confirmed in writing by delivery of a written opinion dated the same day and attached hereto as Annex B, to the effect that, as of May 28, 2016 and based upon, and subject to, the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, the merger consideration of $1.34 per Share, or $6.70 per ADS, as applicable, to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Class A common shares represented by ADSs) and the holders of ADSs (other than ADSs representing the Excluded Shares), respectively, in the merger was fair from a financial point of view to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in its capacity as a holder of Shares or ADSs). Please see “Special Factors – Opinion of the Special Committee’s Financial Advisor” beginning on page 47 for additional information regarding the financial analysis performed by Duff & Phelps and the opinion rendered by Duff & Phelps to the Special Committee. The full text of the written opinion of Duff & Phelps to the Special Committee, dated May 28, 2016, is attached as Annex B to this proxy statement. After considering the presentation of Shearman & Sterling and the presentation of Duff & Phelps, including Duff & Phelps’s fairness opinion, and taking into account the other factors described below under the heading titled “– Reasons for the Merger and Recommendation of the Special Committee and the Board”, the Special Committee then unanimously (i) determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated shareholders, and declared it advisable, to enter into the merger agreement and the transaction agreements, (ii) recommended that the Board authorize and approve the execution, delivery and performance of the merger agreement and the transaction agreements and the consummation of the transactions contemplated thereby, including the merger, and (iii) recommended that the Board direct that the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger.

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Following the meeting of the Special Committee, the Board convened a meeting with Shearman & Sterling, Duff & Phelps and DPS. The Founders did not attend, participate in, or vote upon any matters discussed during the meeting. The Special Committee provided to the Board an overview of the Proposed Transaction and presented its recommendation to the Board. After considering the proposed terms of the merger agreement, the other transaction agreements and the recommendation of the Special Committee, the Board (i) determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated shareholders, and declared it advisable, to enter into the merger agreement and the transaction agreements, (ii) authorized and approved the execution, delivery and performance of the merger agreement and the transaction agreements and the consummation of the transactions contemplated thereby, including the merger, and (iii) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger. See “Special Factors – Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 35 for a full description of the resolutions of the Board at this meeting.

Later that day, the Company, Parent and Merger Sub executed the merger agreement. Concurrently with the execution of the merger agreement, the Founders executed and delivered the limited guarantee to the Company, Parent, the Founders, Kewen and SC International executed the support agreement, and Parent, Mr. Yao, Mr. Chen, Mr. Kan and First Profit executed the rollover agreement. Also on May 28, 2016, Merger Sub and the Financing Bank executed and delivered the debt commitment letter and a customary fee letter in connection with the debt financing provided by the Financing Bank.

On May 31, 2016, the Company issued a press release announcing the execution of the merger agreement, and furnished the press release, the merger agreement and the limited guarantee as exhibits to its current report on Form 6-K.

On June 2, 2016, the Founders, Kewen and SC International, joined by Mr. Yao, Mr. Chen, Mr. Kan and First Profit, filed an amendment to the statement on Schedule 13D, reporting, among other things, the execution of the merger agreement and other transaction documents relating to the merger and the debt financing.

On June 13 and June 15, 2016, respectively, Skadden informed Shearman & Sterling that, pursuant to the Additional Financing Provision in the merger agreement, each of First Profit and Mr. Junjie He (“Mr. He”), an individual investor unaffiliated with the Company or any of the Buyer Group members, proposes to deliver an equity commitment letter , pursuant to which they will commit to fund $15 million and $250,000, respectively, in cash to subscribe for equity interests of Parent in connection with the merger. Skadden also sent the draft equity commitment letters to be issued by First Profit and Mr. He to Shearman & Sterling for consideration by the Special Committee.

On June 15 and June 17, 2016, respectively, Shearman & Sterling send its comments to the draft equity commitment letters to Skadden.

On June 17, 2016, Shearman & Sterling and Skadden finalized the equity commitment letters. Later that day, each of First Profit and Mr. He entered into an equity commitment letter with Parent.

Later that day, the Founders, Kewen, SC International, First Profit, Mr. Yao, Mr. Chen and Mr. Kan filed an amendment to the statement on Schedule 13D reporting the execution and delivery of the equity commitment letters.

Reasons for the Merger and Recommendation of the Special Committee and the Board

The Company will be a privately-held company and wholly owned by Parent after the merger of Merger Sub with and into the Company. The Special Committee and the Board agreed to structure the transaction in such manner because it will enable the Company’s unaffiliated security holders to receive the merger consideration in cash for their Shares or ADSs. The Special Committee and the Board believe that, as a privately-held company, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance.

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Additionally, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a handful of individuals, must devote significant time to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would otherwise be considered proprietary and competitively sensitive and would not be disclosed by a non-reporting company. As a result, the Company’s actual or potential competitors, customers, suppliers, lenders and vendors all have access to this information which potentially may help them compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.

The Board, acting upon the unanimous recommendation of the Special Committee, which acted with the advice and assistance of our management (other than Ms. Yu, Mr. Li, Mr. Yao, Mr. Chen and Mr. Kan, being members of the Buyer Group) and its financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

At a meeting on May 28, 2016, the Special Committee unanimously (a) determined that it was fair (both substantively and procedurally) to and in the best interests of the unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements, (b) recommended that the Board authorize and approve the execution, delivery and performance of the merger agreement, the transaction agreements and the consummation of the transactions contemplated thereby, including the merger, (c) recommended that the Board direct that the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, be submitted to a vote at an extraordinary general meeting of shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, and (d) recommended that the Board call an extraordinary general meeting of shareholders of the Company for the purpose of the shareholders authorizing and approving by way of special resolution the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, the date, time and place of which shall be determined by the Special Committee.

At a meeting on May 28, 2016, the Board (other than Ms. Yu and Mr. Li, members of the Buyer Group, who did not attend, participate in or vote upon matters discussed during the Board meeting, due to their interests in the proposed transaction ), acting upon the unanimous recommendation of the Special Committee, (a) determined that it was fair (both substantively and procedurally) to and in the best interests of the unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements, (b) authorized and approved the execution, delivery and performance of the merger agreement, the transaction agreements and the consummation of the transactions contemplated thereby, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, be submitted to a vote at an extraordinary general meeting of shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger. A majority of the Company’s board of directors who are not employees of the Company voted in favor of the resolutions recommended by the Special Committee.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the merger, each of which the Special Committee and the Board believed supported their respective decisions, but which are not listed in any relative order of importance:

•	the fact that the per Share merger consideration of $1.34 or the per ADS merger consideration of $6.70 represents (i) a premium of 2.9% over the Company’s closing price of $6.51 per ADS on July 8, 2015, the last trading day prior to July 9, 2015, the date that the Company announced it had received a “going-private” proposal, (ii) a 11.1% premium over the closing price of $6.03 per ADS on May 27, 2016, the trading day immediately before the execution of the merger agreement, and (iii) a premium of 10.49% and 7.32% to the volume-weighted average closing price of the Company’s ADSs during the 20 and 30 trading days prior to the announcement of the execution of the merger agreement, respectively;

•	the Company’s ADSs traded as low as $5.31 per ADS during the 52-week period prior to the announcement of the execution of the merger agreement;

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•	the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain a per ADS price equal to or greater than the per ADS merger consideration of $6.70, as adjusted for present value, particularly in light of the Board’s recognition of the challenges involved in increasing shareholder value as an independent publicly traded company;

•	the all-cash merger consideration, which will allow the unaffiliated security holders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares or ADSs;

•	the negotiations with respect to the merger consideration and the Special Committee’s determination that, following extensive negotiations with the Buyer Group, $1.34 per Share or $6.70 per ADS was the highest price that the Buyer Group would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the Special Committee’s advisors;

•

the financial analysis reviewed and discussed with the Special Committee by representatives of Duff & Phelps, as well as the oral opinion of Duff & Phelps to the Special Committee on May 28, 2016 (which was subsequently confirmed by delivery of a written opinion of Duff & Phelps dated the same date) with respect to the fairness, from a financial point of view, of $1.34 per Share (or $6.70 per ADS) cash merger consideration to be received by the holders of the Company’s Shares (other than the Excluded Shares, the Dissenting Shares and Class A common shares represented by ADSs) and the holders of ADSs (other than ADSs representing the Excluded Shares), respectively, pursuant to the merger agreement, as of May 28, 2016, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing their opinion. The Board adopted the financial analysis and the opinion with respect to the fairness of the merger provided by Duff & Phelps. Please see “Special Factors – Opinion of the Special Committee’s Financial Advisor” beginning on page 47 for additional information;

•	potential adverse effects on the Company’s business, financial condition and results of operations caused by recent economic conditions in the PRC, which have resulted in reduced liquidity, greater volatility, widening of credit spreads, lack of price transparency in credit markets, a reduction in available financing and reduced market confidence;

•	estimated forecasts of the Company’s future financial performance prepared by the Company’s management, together with the Company’s management’s view of the Company’s financial condition, results of operations, business and prospects, including, without limitation, the fact that the Company’s net revenue increased by approximately 21.8% from 2012 to 2013 and approximately 25.8% from 2013 to 2014, compared to an increase in the Company’s net revenue of approximately 17.0% from 2014 to 2015 and a projected increase in the Company’s net revenue of approximately 6.6% from 2015 to 2016, indicating that the Company may face uncertain business conditions in China;

•

the increased costs of regulatory compliance for public companies. The costs of remaining a publicly traded company in the United States, including the costs of complying with U.S. federal securities laws (such as fees and expenses of the Company’s public accountants and U.S. securities counsel, as well as printer costs) and expenses of the Company’s investor relations firm, amounted to approximately $1.6 million for the fiscal year ended December 31, 2015;

•	the belief of the Special Committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

•	the recognition that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressures caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance;

•	the recognition that, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a handful of individuals, must devote significant time to SEC reporting and compliance;

•	the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered proprietary and competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help the Company’s actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

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•	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion; and

•	the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a $28,234,000 termination fee and the guarantee of such payment obligation by Ms. Yu and Mr. Li pursuant to the Limited Guarantees;

•	the ability of the Board, under certain circumstances, to change, withhold, withdraw, qualify or modify its recommendation that the Company’s shareholders vote to authorize and approve the merger agreement, and the ability of the Company to terminate the merger agreement if the Board elects a change of recommendation;

•	the ability of the Company, under certain circumstances, to specifically enforce the terms of the merger agreement; and

•	the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, each of whom is an outside, non-employee director and unaffiliated with any member of the Buyer Group or the management of the Company, and that no limitations were placed on the Special Committee’s authority.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to the unaffiliated security holders and to permit the Special Committee and the Board to represent effectively the interests of such unaffiliated security holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•	in considering the merger with the Buyer Group, the Special Committee, which consists of three independent directors who are unaffiliated with any member of the Buyer Group or the management of the Company, acted solely to represent the interests of the unaffiliated security holders, and the Special Committee had independent control of the negotiations with the Buyer Group and its legal advisor on behalf of such unaffiliated security holders;

•	all of the directors serving on the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group or the management of the Company. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the director’s receipt of board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the Special Committee’s or Board’s recommendation of the merger), and (iii) the director’s indemnification and liability insurance rights under the merger agreement;

•	following its formation, the Special Committee’s independent control of the sale process with the advice and assistance of Duff & Phelps as its financial advisor, and Shearman & Sterling and Maples and Calder, as its legal advisors, each reporting solely to the Special Committee;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and the transactions contemplated thereby from the date the Special Committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by the Board for authorization and approval unless the Special Committee had recommended such action to the Board;

•	there are no limitations placed on the Special Committee’s authority, including the authority to reject the terms of any strategic transaction, including the merger;

•	the Special Committee held telephonic meetings to consider and review the terms of the merger agreement and the merger;

•	the recognition by the Special Committee and the Board that it had no obligation to recommend the authorization and approval of the proposal from the Buyer Group or any other transaction; and

•	the availability of dissenter rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

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The Special Committee and the Board also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

•	the fact that authorization and approval of the merger agreement are not subject to the authorization and approval of holders of a majority of the Company’s outstanding Shares and ADSs unaffiliated with the Buyer Group;

•	the fact that the Company’s shareholders, other than the Rollover Shareholders, will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger. Please see “The Merger Agreement and Plan of Merger – Conduct of Business Pending the Merger” beginning on page 88 for additional information;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	the Company will be required to, under certain circumstances, pay Parent a termination fee of $14,117,000 in connection with the termination of the merger agreement;

•	the fact that Parent and Merger Sub are newly formed corporations with essentially no assets, and that the Company’s legal remedy in the event of breach of the merger agreement by Parent or Merger Sub is limited to receipt of a termination fee of $28,234,000, and that the Company may not be entitled to a termination fee at all if, among other things, the Company’s shareholders do not approve the merger agreement at the extraordinary general meeting. Please see “The Merger Agreement and Plan of Merger – Termination of the Merger Agreement” beginning on page 95 and “The Merger Agreement and Plan of Merger – Termination Fee” beginning on page 97 for additional information;

•	the fact that Ms. Yu, Mr. Li and Mr. Yao may have interests in the transaction that are different from, or in addition to, those of the unaffiliated security holders, as well as the other interests of the Company’s directors and executive officers in the merger. Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 67 for additional information;

•	the rights of Parent under the merger agreement not to consummate the merger and/or to terminate the merger agreement if certain events that are not within the Company’s control take place, including, among other events, the occurrence of any material adverse effect;

•	that while the Special Committee expects to complete the merger, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied and, as a result, it is possible that the merger may not be completed even if Company shareholders approve it;

•	the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on the Company’s sales and operating results and the Company’s ability to attract and retain key management, marketing and technical personnel; and

•	the taxability of an all-cash transaction to the unaffiliated security holders.

The forgoing information and factors considered by the Special Committee and the Board are not intended to be exhaustive, but include the material factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger, based upon the totality of the information presented to and considered by it.

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In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated security holders and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger, the Special Committee considered financial analyses presented by Duff & Phelps as an indication of the going concern value of the Company. These analyses included, among others, selected public companies analysis, selected M&A transactions analysis and discounted cash flow analysis. All of the material analyses as presented to the Special Committee on May 28, 2015 are summarized below under the caption “Special Factors – Opinion of the Special Committee’s Financial Advisor” beginning on page 47. The Special Committee expressly considered these analyses and the opinion of Duff & Phelps, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, including the merger.

Neither the Special Committee nor the Board considered the liquidation value of Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value on the following grounds: (i) the realization of value in a liquidation would involve selling many distinct operating entities and such a process would likely be complex and time consuming, as buyers for each asset would need to be found, agreements negotiated and various regulatory approvals would be required, which might delay or impede such a process, (ii) a liquidation of some (but not all) assets would risk leaving unattractive, orphaned assets that would be difficult to monetize, (iii) the tax implications to the Company and its shareholders upon a liquidation are difficult to quantify, and may be significant relative to the tax cost of a sale of the Company as a going concern, (iv) neither the Special Committee nor the Board were aware of any precedents of U.S.-listed PRC companies liquidating their entire business and returning the proceeds to shareholders and (v) liquidation value analysis does not take into account any value that may be attributed to the Company’s ability to build and attract new business.

Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going concern value. The Board and management of the Company have been dedicated to maximizing shareholder value. Taking into account the historical trading prices of ADSs and the current condition of the U.S. stock market, each of the Special Committee and the Board believes that the per Share merger consideration and the per ADS merger consideration offered by the Buyer Group appropriately reflect the intrinsic present value of Shares and ADSs, while allowing sufficient potential for future growth to attract the Buyer Group to enter into the merger agreement and complete the merger. Neither the Special Committee nor the Board considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per Share as of December 31, 2015 was approximately $0.33, based on 411,434,410 issued and outstanding Shares as of December 31, 2015. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry related to film or the business risks inherent in competing with larger companies in that industry. The Company is not aware of any firm offers (other than the proposal from Investor A, please see “Special Factors – Background of the Merger” beginning on page 25 for additional information) made by any unaffiliated person, other than the filing persons, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

In reaching its determination that the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, are fair to and in the best interests of the unaffiliated security holders and its decision to authorize and approve the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, and recommend the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under “Special Factors – Background of the Merger,” and adopted such recommendations and analysis. During its consideration of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, the Board was also aware that some of the Company’s directors and shareholders, including Ms. Yu and Mr. Li, and other employees of the Company, have interests with respect to the merger that are, or may be, different from, or in addition to those of the unaffiliated security holders generally, as described under the section entitled “Special Factors —Interests of Certain Persons in the Merger” beginning on page 67. Except as discussed in “Special Factors – Background of the Merger,” “Special Factors – Reasons for the Merger and Recommendation of the Special Committee and the Board,” and “Special Factors – Opinion of the Special Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

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For the foregoing reasons, each of the Company and the Board believes that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to and in the best interests of the unaffiliated security holders.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express its belief as to the fairness of the merger to the unaffiliated security holders. The Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to approve and adopt the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger. The Buyer Group has interests in the merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests (or potential continuing interests) in the surviving company after the completion of the merger. These interests are described under “Special Factors — Interests of Certain Persons in the Merger — Interests of the Buyer Group and Mr. He” beginning on page 67.

The Buyer Group believes that the interests of the Company’s unaffiliated security holders were represented by the Special Committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the unaffiliated security holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively or procedurally fair to the unaffiliated security holders. None of the Buyer Group members or their respective affiliates participated in the deliberations of the Special Committee regarding, nor received any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the merger to the Company’s unaffiliated security holders.

Based on their knowledge and analysis of available information regarding the Company, discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 35, and based on the following factors, although the approval of the merger is assured with the vote of the Buyer Group, which beneficially owns approximately 83.6% of the total number of votes represented by the issued and outstanding Shares, the Buyer Group nevertheless believes that the transaction is both substantively and procedurally fair to the unaffiliated security holders.

In particular, the Buyer Group’s belief is based on consideration of the following substantive factors, which are not listed in any relative order of importance:

•	the fact that the per Share merger consideration of $1.34 or the per ADS merger consideration of $6.70 represents (i) a premium of 2.9% over the Company’s closing price of $6.51 per ADS on July 8, 2015, the last trading day prior to July 9, 2015, the date that the Company announced it had received a “going-private” proposal, (ii) a 11.1% premium over the closing price of $6.03 per ADS on May 27, 2016, the trading day immediately before the execution of the merger agreement, and (iii) a premium of 10.49% and 7.32% to the volume-weighted average closing price of the Company’s ADSs during the 20 and 30 trading days prior to the announcement of the execution of the merger agreement, respectively;

•	the Company’s ADSs traded as low as $5.31 per ADS during the 52-week period prior to the announcement of the execution of the Merger Agreement on May 31, 2016;

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•	the consideration to be paid to the unaffiliated security holders in the merger is all cash, allowing the unaffiliated security holders to immediately realize certainty of value and liquidity for all of their Shares or ADSs, without incurring brokerage and other costs typically associated with market sales;

•	the Buyer Group obtained (i) debt financing commitment for the merger with a limited number of conditions attached, thus increasing the likelihood that the merger will be consummated and the merger consideration will be paid to the unaffiliated security holders, and (ii) equity financing commitments provided by First Profit and Mr. He pursuant to the equity commitment letters;

•	the termination fee payable by the Company to Parent if the merger agreement is terminated under certain circumstances is $14,117,000, or approximately 2.5% of the Company’s total equity value implied by the merger consideration, whereas the termination fee payable by Parent to the Company if the merger agreement is terminated under certain circumstances is twice that, or $28,234,000 or approximately 5% of the Company’s total equity value implied by the merger consideration;

•	each of Ms. Yu and Mr. Li has agreed to guarantee the obligations of Parent under the merger agreement to pay the relevant termination fee to the Company and reimburse certain costs and expenses of the Company if the merger agreement is terminated under certain circumstances; and

•	the Company has the ability to specifically enforce the terms of the merger agreement and the equity commitment letters under certain circumstances.

In addition, the Buyer Group believes that the merger is procedurally fair to the Company’s unaffiliated security holders based on consideration of the following procedure safeguards, which are not listed in any relative order of importance:

•	the Special Committee, consisting entirely of independent directors who are unaffiliated with any member of the Buyer Group or the management of the Company, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to recommend to the Board what action should be taken by the Company, including not to engage in the merger;

•	members of the Special Committee do not have any interests in the merger different from, or in addition to, those of the unaffiliated security holders, other than (i) the directors’ receipt of Board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the merger (none of which is contingent upon the consummation of the merger or the Special Committee’s or Board’s recommendation of the merger) and (iii) their indemnification and liability insurance rights under the merger agreement;

•	the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board (other than Ms. Yu and Mr. Li, members of the Buyer Group) determined that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are in the best interests of the unaffiliated security holders;

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•	the merger was unanimously approved by the Special Committee;

•	the Board was fully informed about the extent to which the interests of certain shareholders of the Company who are also members of the Buyer Group in the merger differed from those of the unaffiliated security holders;

•	the Special Committee and the Board had no obligation to recommend the approval and authorization of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, to the shareholders of the Company;

•	the Special Committee retained and was advised by independent legal counsels and independent financial advisor, all of whom are experienced in advising committees such as the Special Committee in similar transactions;

•	the merger consideration and other terms and conditions of the merger agreement, the plan of merger and the transactions contemplated thereunder were the result of extensive negotiations between the Buyer Group and the Special Committee and their respective legal and financial advisors over the course of over ten months;

•	none of the Buyer Group members participated in or sought to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee; and

•	under the laws of the Cayman Islands, shareholders have the right to dissent from the merger and to receive payment of the fair value of their Shares, which if not agreed will be determined by the Grand Court of the Cayman Islands.

The Buyer Group did not consider the liquidation value of the Company because it considers the Company to be a viable going concern and view the trading history of the Shares as an indication of the Company’s going concern value and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the merger. The Buyer Group did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the merger. The Buyer Group did not establish, and did not consider, a going concern value for the Shares as a public company to determine the fairness of the merger consideration to the unaffiliated security holders. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company’s Shares, the merger consideration of $6.70 per ADS or $1.34 per Share represented a premium to the going concern value of the Company.

Other than to the extent publicly disclosed in Investor A’s announcement regarding its proposal or informed by the Special Committee with respect to such proposal by Investor A, the Buyer Group is not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person, other than the Buyer Group, during the past two years for (a) the merger or consolidation of the Company with or into another company, or vice versa, (b) an acquisition of the Company, (c) a tender offer or other acquisition of any class of the Company’s securities, (d) the sale or other transfer of a material amount of the assets of the Company or (e) a purchase of the Company’s securities that would enable the purchaser to exercise control over the Company.

The Buyer Group did not consider the purchase prices paid in previous purchases during the past two years as described under “Transactions in the Shares and ADSs” on page 105 (including the purchases made by Mr. Kan) as relevant except to the extent that those prices indicated the trading prices of the ADSs during the applicable periods.

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The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the merger to the unaffiliated security holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the merger to the unaffiliated security holders. Rather, it has made the fairness determination after considering all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the unaffiliated security holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder of the Company as to how such shareholder should vote with respect to the approval and adoption of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, the Company’s management prepared certain financial projections for the fiscal year ending December 31, 2016 through the fiscal year ending December 31, 2022 for the Special Committee and Duff & Phelps in connection with the financial analysis of the Merger. These financial projections, which were based on Company management’s estimates of the Company’s future financial performance for the periods provided, were prepared by the Company’s management for internal use and for use by Duff & Phelps in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles (“U.S. GAAP”).

The financial projections are not a guarantee of performance. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding gross margin, operating expenses, tax rates, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by management that management believed were reasonable at the time the projections were prepared.

The main assumptions and estimates underlying the financial projections include:

•	the growth of the e-commerce industry, the overall supply of, and demand for, books and general merchandise on e-commerce platforms in China, and the development of the Company’s new businesses, including the digital reading platform, will continue in line with management’s expectations;

•	the Company will be able to successfully improve its overall gross margin by changing its product mix and increasing the proportion of product sales with higher gross margins, in accordance with management’s strategy and business plans;

•	marketing expenses as a percentage of the Company’s revenue will slightly decrease due to economies of scale as the Company continues to grow, while fulfillment expenses (including depreciation and amortization) as a percentage of the Company’s revenue will increase in 2016 and 2017 due to the expected change of product mix and then decrease over the following five years due to economies of scale;

•	technology and content expenses, as well as general and administrative expenses (including depreciation and amortization) as a percentage of the Company’s revenue, will remain stable;

•	interest income will increase in line with management’s expectations due to increases in cash and cash equivalents;

•	capital expenditures will increase in line with management’s expectations due to construction of new warehouses;

•	the exchange rate between the U.S. dollar and the RMB will remain constant over the forecast period; and

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•	China’s overall economy and regulatory environment will remain stable, with no material change in competition or industry regulations adversely affecting the Company and the e-commerce market in which the Company operates.

The foregoing information is not, however, fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for the Company’s existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of management, may cause actual future results to differ materially from the results forecasted in these financial projections.

In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the merger or any changes to the Company’s operations or strategy that may be implemented after the time the projections were prepared. We cannot assure you that the projections will be realized or that actual results will not be significantly different from those contained in the projections.

Neither the Company’s independent registered public accounting firm, Ernst & Young Hua Ming LLP (“EY”), nor any other independent accountants have examined, compiled or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the financial projections or their achievability. The EY report accompanying the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2015 incorporated by reference in this proxy statement refers exclusively to the Company’s historical information and does not cover any other information in this proxy statement and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the financial advisor and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal for his, her or its Shares.

The following table shows the financial projections prepared by our management and considered by the Special Committee in connection with their analysis of the Merger and Duff & Phelps in connection with the delivery of its fairness opinion:

Management Projections

Fiscal Year Ending December 31,

	2016E	2017E	2018E	2019E	2020E	2021E	2022E
	(RMB in millions except percentages)
Net Revenues	9,925	10,947	12,207	13,447	14,727	16,001	17,276
% Growth	6.6%	10.3%	11.5%	10.2%	9.5%	8.6%	8.0%

Gross Profit	1,788	2,064	2,357	2,610	2,857	3,101	3,336
% Margin	18.0%	18.9%	19.3%	19.4%	19.4%	19.4%	19.3%

Operating Expenses *	1,690	1,901	2,103	2,291	2,481	2,623	2,795

EBITDA	171	234	329	386	450	546	608
% Margin	1.7%	2.1%	2.7%	2.9%	3.1%	3.4%	3.5%

Income from Operations	99	163	254	319	376	478	541
% Margin	1.0%	1.5%	2.1%	2.4%	2.6%	3.0%	3.1%

Net Income	140	208	310	377	345	432	492
% Margin	1.4%	1.9%	2.5%	2.8%	2.3%	2.7%	2.9%

* Management projected operating expenses include depreciation and amortization.

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Certain of the prospective financial information prepared by the Company and included in the Company Projections may be considered non-U.S. GAAP financial measures. These non-U.S. GAAP measures are presented because management believes that they are useful financial indicators of the Company’s performance. The Company’s non-U.S. GAAP operating expenses, non-U.S. GAAP income from operations, non-U.S. GAAP net income and non-U.S. GAAP EBITDA vary from the most comparable U.S. GAAP financial measures in that the non-U.S. GAAP measures do not include share-based compensation expenses. These non-U.S. GAAP measures should not be relied upon as alternatives to results prepared and presented in accordance with U.S. GAAP. Such measures are not defined under U.S. GAAP and, accordingly, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable measurements to results reported or forecasted by other companies.

A reconciliation of the non-GAAP measures with the most comparable financial measures calculated and presented in accordance with GAAP is set forth below.

	U.S. GAAP Reconciliation of Company Projections
	Fiscal Year Ending December 31,
RMB in millions	2016E	2017E	2018E	2019E	2020E	2021E	2022E

1. Operating Expenses
Non-U.S. GAAP operating expenses	(1,690)	(1,901)	(2,103)	(2,291)	(2,481)	(2,623)	(2,795)
Share-based compensation	(10)	(10)	(10)	(10)	(10)	(10)	(10)
U.S. GAAP operating expenses	(1,699)	(1,911)	(2,112)	(2,300)	(2,491)	(2,632)	(2,804)
2. Income from Operations
Non-U.S. GAAP income from operations	99	163	254	319	376	478	541
Share-based compensation	(10)	(10)	(10)	(10)	(10)	(10)	(10)
U.S. GAAP income from operations	89	153	244	309	366	469	531
3. Net Income
Non-U.S. GAAP net income	140	208	310	377	345	432	492
Share-based compensation	(10)	(10)	(10)	(10)	(10)	(10)	(10)
U.S. GAAP net income	131	199	300	368	335	423	483
4. EBITDA
Non-U.S. GAAP EBITDA	171	234	329	386	450	546	608
Share-based compensation	(10)	(10)	(10)	(10)	(10)	(10)	(10)
U.S. GAAP EBITDA	161	224	319	376	440	536	598

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

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The financial projections are forward-looking statements. For information on factors which may cause the Company’s future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 108, and “Item 3. Key Information— D. Risk Factors” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015, incorporated by reference into this proxy statement.

Opinion of the Special Committee’s Financial Advisor

Pursuant to an engagement letter, the Special Committee retained Duff & Phelps as its financial advisor to deliver a fairness opinion in connection with the merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, private placements of securities, and other investment banking services.

At the meeting of the Special Committee on May 28, 2016, Duff & Phelps rendered its oral opinion (which was confirmed in writing later that same day) to the Special Committee that, as of that date and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps, the per Share merger consideration to be received by the holders of the Shares (other than the Excluded Shares, the Dissenting Shares and Class A common shares represented by ADSs) and the per ADS merger consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the merger were fair, from a financial point of view, to such holders (without giving effect to any impact of the merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). No limitations were imposed by the Special Committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of Duff & Phelps dated May 28, 2016, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. Duff & Phelps’ written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the per Share merger consideration and the per ADS merger consideration to be paid in the merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the merger or any other matter.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	Reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the SEC for the years ended December 31, 2013, December 31, 2014 and December 31, 2015 and unaudited financial statements for three months ended March 31, 2015 and March 31, 2016;

•	Reviewed a detailed financial projection model for the years ending December 31, 2016 through 2022, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with the consent of the Special Committee, in performing its analysis (the “Management Projections”);

•	Reviewed other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

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•	Reviewed a letter dated May 4, 2016 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”);

•	Reviewed documents related to the proposed transaction, including a draft of the merger agreement dated May 27, 2016;

•	Discussed the information referred to in paragraph 1 above and the background and other elements of the proposed transaction with the management of the Company;

•	Discussed with Company management its plans and intentions with respect to the management and operation of the business;

•	Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

•	Conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate.

In performing its analyses and rendering its opinion with respect to the merger, Duff & Phelps, with the Special Committee’s consent:

•	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

•	Relied upon the fact that the Special Committee, the Board and the Company have been advised by their respective counsel as to all legal matters with respect to the proposed transaction, including whether all procedures required by law to be taken in connection with the proposed transaction have been duly, validly and timely taken;

•	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps has relied upon such information in performing its analysis and expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions;

•	Assumed that the information relating to the Company and the proposed transaction supplied by the Company to Duff & Phelps, and the representations made by Company management regarding the Company and the proposed transaction, either orally or in writing, are complete and accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the proposed transaction necessary to make the information not misleading in light of the circumstances under which the information was provided;

•	Assumed that the representations and warranties made by all parties in the merger agreement and in the Management Representation Letter are true and correct and that each party to the merger agreement will fully and timely perform all covenants, undertakings and obligations required to be performed by such party;

•	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the merger agreement, conform in all material respects to the drafts reviewed;

•	Assumed that there has been no material change in the assets, liabilities, financial condition, cash flows, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information reviewed by Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•	Assumed that all of the conditions required to implement the proposed transaction will be satisfied and that the proposed transaction will be completed in a timely manner in accordance with the merger agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws;

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•	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the proposed transaction; and

•	Assumed any adjustments to the merger consideration pursuant to the merger agreement will not be material to our analyses or the opinion.

To the extent that any of the foregoing assumptions or any of the facts on which the opinion is based prove to be untrue in any material respect, the opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the proposed transaction and as to which Duff & Phelps does not express any view or opinion in the opinion.

Duff & Phelps has prepared its opinion effective as of the date thereof. The opinion is necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting the opinion which may come or be brought to the attention of Duff & Phelps after the date thereof or (ii) update, revise or reaffirm the opinion after the date thereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets, properties or liabilities (contingent or otherwise) of the Company nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the proposed transaction, the assets, businesses or operations of the Company, or any alternatives to the proposed transaction, (ii) negotiate the terms of the proposed transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the merger agreement and the proposed transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the proposed transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the proposed transaction (or any other time). The opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. Duff & Phelps expressly disclaims any responsibility or liability in this regard.

In rendering its opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by the Company’s executive officers, directors, or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. In addition, the opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than the Excluded Shares, the Dissenting Shares and Class A common shares represented by ADSs) and the holders of ADSs (other than ADSs representing the Excluded Shares).

Duff & Phelps has advised the Company that its engagement letter with the Special Committee does not create any contractual relationship with the Company's shareholders. The Company is organized under the laws of the Cayman Islands and the relationship of the Special Committee and the Company and its shareholders is governed by Cayman Islands law. Duff & Phelps has advised the Company that it does not believe that under the laws of the Cayman Islands there is any extra-contractual fiduciary relationship between Duff & Phelps and the Company's shareholders as a result of Duff & Phelps' rendering of a fairness opinion to the Special Committee in this transaction. Duff & Phelps has been advised by its Cayman Islands attorneys that they are not aware of any precedent under Cayman Islands law where a financial advisor to a special committee has been argued or found to owe fiduciary obligations to the shareholders of a Cayman Islands corporation. Duff & Phelps has been further advised that Cayman Islands law being derived from and influenced by English common law is generally conservative in its approach to extending the scope of fiduciary duties beyond generally accepted classes of legal relationships, for example, trustee-beneficiary relationships, agent-principal relationships, director-company relationships. The recent Cayman case of Al Sadik v Investcorp Bank BSC (see Al Sadik v Investcorp Bank BSC [2012 (1) CILR 451]) demonstrates: (i) that Cayman Islands law looks to English law in considering the scope and content of fiduciary obligations; (ii) the rights and duties of parties are dependent on the contract made between them; (iii) a fiduciary relationship, if it is to exist at all, must accommodate itself to the terms of the contract so that it is consistent with, and conforms to, them. Duff & Phelps has been further advised that the Cayman court would, if faced with an argument that a financial advisor to a Special Committee of a board of a Cayman Islands’ corporation owed fiduciary duties to the company’s shareholders, follow and accept the argument advanced in and accepted by the English High Court in Peskin v Anderson (see [2000] 2 BCLC 1 upheld by the English Court of Appeal [2001] 1 BCLC 372, a case where it was argued that directors owed fiduciary duties to shareholders) that imposing such a fiduciary duty to shareholders absent special circumstances would involve placing an unfair, unrealistic and uncertain burden on the financial advisor and would present him/her frequently with a position where his/her alleged duty to shareholders would be competing with and in conflict with his/her duty to the Special Committee (see [2000] 2 BCLC 1 at 14c-e).

Duff & Phelps has advised the Company that it intends to assert the substance of the disclaimers included in this proxy statement, its opinion and its presentation to the Special Committee dated May 28, 2016 as a defense to any shareholder claim that might be brought against it under applicable law. Duff & Phelps has further advised the Company that it is of the opinion that the availability or non-availability of such a defense will have no effect on the rights and responsibilities of the Board under applicable law, or the rights and responsibilities of the Board or Duff & Phelps under the U.S. federal securities laws.

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Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex B. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2016 through December 31, 2022, with “free cash flow” defined as cash generated by the business that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Management Projections, which are described in this proxy statement in the section entitled “Special Factors—Certain Financial Projections” beginning on page 44. The costs associated with the Company being a publicly listed company were excluded from the financial projections because such costs would likely be eliminated as a result of the Merger, and non-recurring income and expenses were also excluded.

Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2022 (the “Terminal Value”) using a perpetuity growth formula assuming a 5.0% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 15.25% to 18.25%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of RMB2,090.9 million ($318.9 million) to RMB2,727.7 million ($416.0 million) and a range of implied values of the Company’s ADSs of $5.99 to $7.13 per ADS.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

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The companies utilized for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

Selected Public Companies Analysis. Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the business to consumer e-commerce industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The eight companies included in the selected public company analysis in the business to consumer e-commerce industry were:

US-Listed Chinese eCommerce Companies	•	JD.com, Inc.
	•	Vipshop Holdings Limited
	•	Jumei International Holding Limited
Global eCommerce Companies	•	YOOX Net-A-Porter Group S.p.A.
	•	ASOS Plc
	•	boohoo.com plc
	•	Overstock.com Inc.
	•	MySale Group plc

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2016, 2017 and 2018 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s EBITDA were adjusted for purposes of this analysis to eliminate public company costs.

	Revenue Growth				EBITDA Growth				EBITDA Margin
	LTM(1)	2016	2017	2018	LTM	2016	2017	2018	LTM	2016	2017	2018
US-Listed Chinese eCommerce Companies
Group Median	59.5%	35.2%	25.8%	27.4%	26.7%	50.5%	68.3%	40.3%	2.5%	3.2%	4.3%	4.4%
Global eCommerce Companies
Group Median	21.4%	18.9%	20.1%	23.0%	25.1%	10.9%	35.0%	35.8%	5.8%	6.6%	7.8%	9.9%
Aggregate
Mean	43.8%	27.6%	22.8%	28.0%	12.0%	30.7%	54.6%	45.2%	3.6%	4.7%	5.8%	6.9%
Median	46.8%	32.4%	24.9%	25.2%	25.1%	24.8%	41.6%	38.1%	4.1%	5.2%	6.3%	6.9%

E-Commerce China Dangdang Inc.	9.6%	6.6%	10.3%	11.5%	NM	29.8%	35.0%	38.7%	1.8%	1.8%	2.2%	2.8%
(1)	Latest twelve months

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	Enterprise Value as a Multiple of
	LTM EBITDA		2016 EBITDA		2017 EBITDA		LTM EBIT		2016 EBIT		2017 EBIT		LTM Revenue		2016 Revenue		2017 Revenue
US-Listed Chinese eCommerce Companies
Group Median	12.8	x	9.2	x	8.8	x	15.7	x	11.3	x	7.5	x	0.93	x	0.73	x	0.55	x
Global eCommerce Companies
Group Median	40.2	x	30.3	x	26.2	x	46.0	x	41.0	x	28.4	x	2.27	x	2.04	x	1.70	x
Aggregate
Mean	31.9	x	23.1	x	20.5	x	30.8	x	32.6	x	23.5	x	1.46	x	1.35	x	1.09	x
Median	35.3	x	21.0	x	23.1	x	26.2	x	35.4	x	28.4	x	0.94	x	0.75	x	0.70	x

Selected M&A Transactions Analysis. Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the merger and the availability of public information related to the transaction. The selected business to consumer e-commerce transactions indicated enterprise value to LTM EBITDA multiples ranging from 2.6x to 76.7x with a median of 16.7x, and enterprise value to LTM revenue multiples ranging from 0.14x to 4.88x with a median of 0.99x.

The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.

Date Announced	Acquirer Name	Target Name	EV / EBITDA	EV / Revenue
2/17/2016	Mr. Leo Ou Chen; Mr. Yusen Dai; Sequoia Capital China	Jumei International Holding Limited (NYSE:JMEI)	21.8x	0.52x
11/26/2015	Rakuten, Inc. (TSE:4755)	Kenko.com Inc.	NM	0.28x
11/4/2015	Byggmax Group AB (publ) (OM:BMAX)	Skånska Byggvaror AB	16.1x	1.23x
8/16/2015	QVC, Inc.	zulily, llc	76.7x	1.69x
7/21/2015	ChinaEquity Group Inc. ; ChinaEquity USD Fortune Co., Ltd. ; Cnshangquan E-Commerce Co., Ltd.	Mecox Lane Limited	2.6x	0.66x
6/18/2015	KAISER+KRAFT EUROPA GmbH	BiGDUG Limited	NA	1.33x
5/27/2015	Zhejiang Conba Pharmaceutical Co.,Ltd. (SHSE:600572)	Zhejiang Zhencheng Pharmaceutical Online Co., Ltd.	NA	4.23x
5/27/2015	GameStop Corp. (NYSE:GME)	Geeknet, Inc.	NM	0.75x
5/27/2015	Bluestem Brands, Inc.	Orchard Brands Corporation	5.8x	0.40x
5/6/2015	Compagnie Generale DES Etablissements Michelin SCA (ENXTPA:ML)	Blackcircles.com Ltd.	NA	1.79x

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4/10/2015	Majestic Wine plc (AIM:WINE)	www.nakedwines.com Limited	NM	0.95x
2/19/2015	Mixi, Inc. (TSE:2121)	MUSE & Co. Ltd.	NA	2.34x
7/30/2014	FTD Companies, Inc. (NasdaqGS:FTD)	Provide Commerce, Inc.	NA	0.70x
7/11/2014	Hardy Capital Partners	Shoes.com, Inc.	NA	1.00x
7/1/2014	The Kroger Co. (NYSE:KR)	Vitacost.com, Inc.	NM	0.64x
6/11/2014	Helen of Troy Limited (NasdaqGS:HELE)	Healthy Directions, LLC	NA	1.35x
2/26/2014	Essilor International SA (ENXTPA:EI)	Coastal Contacts Inc.	NM	1.96x
1/29/2014	Cnshangquan E-Commerce Co., Ltd.	Mecox Lane Limited	NM	0.54x
11/18/2013	Ensogo Limited (ASX:E88)	DEALGURU Holdings Pte Ltd	NA	4.88x
7/31/2013	Blucora, Inc. (NasdaqGS:BCOR)	Monoprice, Inc.	12.2x	1.37x
5/30/2013	internetstores GmbH	Addnature AB	NA	1.28x
3/4/2013	The Warehouse Group Limited (NZSE:WHS)	Torpedo7 Limited	NA	0.75x
2/4/2013	Rakuten, Inc. (TSE:4755)	Stylife Corporation	51.3x	0.35x
1/30/2013	NTT DOCOMO, Inc. (TSE:9437)	Magaseek Corporation	17.3x	0.14x
11/13/2012	Aéropostale, Inc. (OTCPK:AROP.Q)	GoJane LLC	NA	1.75x
9/25/2012	Suning Commerce Group Co., Ltd. (SZSE:002024)	Beijing RedBaby Information Technology Co., Ltd.	NA	0.28x
7/30/2012	MIH Allegro B.V.	Dante International S.A.	NA	0.61x
6/4/2012	Anthem, Inc. (NYSE:ANTM)	1-800 CONTACTS, Inc.	NA	2.25x
2/27/2012	Koninklijke Ahold N.V. (ENXTAM:AH)	bol.com b.v.	NA	0.99x
Mean			25.5x	1.28x
Median			16.7x	0.99x

Summary of Selected Public Companies / M&A Transactions Analyses

In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company’s projected EBITDA for the fiscal year ending December 31, 2016. Duff & Phelps’ selected valuation multiple was as follow: the projected fiscal 2016 EBITDA multiple ranged from 11.00x to 14.00x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis for the reasons described in the section titled “Selected M&A Transactions Analysis” above. As a result of the analysis of the selected valuation multiples described above, the selected public companies analysis indicated an estimated enterprise value for the Company of RMB1,992.4 million ($303.9 million) to RMB2,535.8 million ($386.8 million) and a range of implied values of the Company’s ADSs of $5.81 to $6.79 per ADS.

Premiums Paid Analysis

Duff & Phelps analyzed the premiums paid by acquirers over the public market trading prices in going-private merger and acquisition transactions and in change of control transactions in the internet retail industry. The transactions analyzed by Duff & Phelps included transactions announced since January 2012. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions in going private transactions were 24.4%, 27.9%, and 27.8%, respectively. The means of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions in going private transactions were 37.5%, 38.4%, and 42.0%, respectively. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the change of control transactions in the internet retail industry were 22.5%, 31.0%, and 21.5%, respectively. The means of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the change of control transactions in the internet retail industry were 24.3%, 32.5%, and 28.3%, respectively. Duff & Phelps noted that the proposed per ADS merger consideration implies a 25.5% premium to the Company’s closing price of $5.34 per ADS on May 16, 2016, the last full trading day prior to the public announcement of the revised proposal dated May 17, 2016, a 6.9% premium over the Company’s closing price of $6.27 per ADS on May 10, 2016, one week prior to the public announcement of the revised proposal dated May 17, 2016 and a 10.2% discount over to the Company’s closing price of $7.46 per ADS on April 15, 2016, one month prior to the public announcement of the revised proposal dated May 17, 2016. The premiums paid analysis has not been refined or further analyzed for comparability by products, size, liquidity or other factors, therefore the premiums paid analysis has been used for illustrative purpose only.

Summary of Analyses

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was RMB2,090.9 million ($318.9 million) to RMB2,727.7 million ($416.0 million), and the range of estimated enterprise values that Duff & Phelps derived from its selected public companies analysis was RMB1,992.4 million ($303.9 million) to RMB2,535.8 million ($386.8 million). Duff & Phelps concluded that the Company’s enterprise value was within a range of RMB2,041.7 million ($311.4 million) to RMB2,631.8 million ($401.4 million) based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be RMB3,293.4 million ($502.3 million) to RMB3,884.6 million ($592.5 million) by:

•	subtracting net working capital deficit of RMB120.6 million ($18.4 million) as of December 31, 2015;

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•	adding excess cash of RMB1,308.8 million ($199.6 million) as of December 31, 2015;

•	adding the estimated cash proceeds from the exercise of in-the-money options of RMB 37.1 million ($5.7 million) to RMB38.2 million ($5.8 million); and

•	adding equity method investments of RMB26.4 million ($4.0 million) as of December 31, 2015.

Based on the foregoing analysis, Duff & Phelps estimated the value of each ADS to range from $5.90 to $6.96. Duff & Phelps noted that the per Share merger consideration to be received by the holders of the Shares (other than the Excluded Shares, the Dissenting Shares and Class A common shares represented by ADSs) and the per ADS merger consideration to be received by the holders of the ADSs (other than ADSs representing the Excluded Shares) in the merger was within the range of the per ADS value indicated by its analyses.

Duff & Phelps’ opinion was only one of the many factors considered by the Special Committee in its evaluation of the merger and should not be viewed as determinative of the views of the Special Committee.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps a fee of $600,000, consisting of a nonrefundable retainer of $200,000 payable upon engagement, $300,000 payable upon Duff & Phelps in delivering to the special committee of its opinion in writing, and $100,000 payable upon closing of the merger.

The Special Committee also retained Duff & Phelps Securities, LLC (“DPS”), an affiliate of Duff & Phelps, to act as financial advisor to the Special Committee providing such financial and market related advice and assistance as deemed appropriate in connection with the merger, including assisting the Special Committee in initiating, soliciting and encouraging any alternative transaction proposals from third parties. For that engagement, the Company paid DPS a $100,000 nonrefundable retainer at the time that the market check was authorized by the Special Committee.

No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of a transaction, including the merger, or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps and DPS for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps and DPS for its reasonable out-of-pocket expenses incurred in connection with the rendering of its opinion not to exceed $50,000 without the Company’s prior written consent.

The terms of the fee arrangements with Duff & Phelps and DPS, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Board are aware of these fee arrangements. Other than the DPS engagement described above and Duff & Phelps engagement to render its opinion to the Special Committee, Duff & Phelps has not had any material relationship with any party to the merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Buyer Group’s Purpose of and Reasons for the Merger

Under the SEC rules governing going-private transactions, each member of the Buyer Group is required to express its reasons for the merger to the Company’s unaffiliated security holders. The Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the merger is to enable the Buyer Group to acquire 100% control of the Company in a transaction in which the Company’s unaffiliated security holders will be cashed out in exchange for $6.70 per ADS or $1.34 per Share, so that the Buyer Group will benefit from the rewards and bear the risks of sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. The Company will be a privately-held company and wholly owned by Parent after the merger of Merger Sub with and into the Company. In addition, the merger will allow members of the Buyer Group which are currently shareholders of the Company to maintain a significant portion of their investment in the Company through their respective indirect ownership in Parent as described under “—Interests of Certain Persons in the Merger—Interests of the Buyer Group and Mr. He” below beginning on page 67 and at the same time enable members of the Buyer Group to maintain their management leadership with the Company.

The Buyer Group has elected to effect such merger pursuant to the Cayman Islands Companies Law because they believe it is the most efficient and cost-effective transaction structure that enables the Buyer Group to accomplish its purposes described above, while at the same time providing a source of liquidity to the Company’s unaffiliated security holders and an opportunity for them to obtain a return on investment, which, in the absence of such a transaction, might not be realizable at any time in the foreseeable future.

The Buyer Group believes that the operating environment has changed significantly since the Company’s initial public offering, and the Company faces a number of challenges in the marketplace, including, among other things:

•	there is increasing competition among e-commerce companies in China such as the Company;

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•	the Company plans to continue to invest in certain business initiatives, such as its mobile platform and digital reading platform, which requires continuous and substantial investments in the Company’s managerial, operational, technological and other resources; and

•	the recent economic slowdown in China and expected sustained macroeconomic challenges place substantial pressure on the Company’s revenue growth, gross margin and other financial metrics.

These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business, and willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would not be effectively implemented if the Company were to continue to be publicly traded in the United States. Following the merger, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the U.S. public market’s valuation of the Company and the emphasis on short-term period-to-period performance.

As a privately held company, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The Company will no longer be required to publicly disclose a considerable amount of business information which may reduce the Company’s competitive advantage or negotiation leverage against the the Company’s competitors, customers, lenders or vendors, as the case may be. The need for the management of the Company to be responsive to unaffiliated security holders’ concerns and to engage in an ongoing dialogue with unaffiliated security holders can distract management’s time and attention from the effective operation and improvement of the business.

The Buyer Group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company, as described above. In light of the Buyer Group’s evaluation of the competitive landscape and the challenges faced by the Company as described above, including the pressure on the Company’s financial performance as a result of the recent economic slowdown in China, the Buyer Group determined that a going-private transaction at this time would enable the Company to respond to these challenges more effectively and have greater flexibility to implement the Company’s strategies to focus on long-term performance. In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures.

Effect of the Merger on the Company

Private Ownership

ADSs representing Shares of the Company are currently listed on the NYSE under the symbol “DANG.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company beneficially owned by the Buyer Group and Mr. He. Following the completion of the merger, the ADSs will cease to be listed on the NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 registered holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. After the completion of the merger, the Company’s shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, executive officers and principal securities holders of the Company. Furthermore, following the completion of the merger, the ADS program for Shares will terminate.

Under the terms and conditions of the merger agreement, if the merger is completed, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, the Dissenting Shares, and Class A common shares represented by ADSs, will be cancelled in exchange for the right to receive $1.34 in cash per Share without interest and net of any applicable withholding tax. At the Effective Time, each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing the Excluded Shares, will be cancelled in exchange for the right to receive $6.70 in cash per ADS without interest and net of any applicable withholding taxes (less up to $0.05 per ADS cancellation fees and up to $0.02 per ADS depositary services fees). The Excluded Shares issued and outstanding immediately prior to the Effective Time will be cancelled for no consideration. The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the CICL.

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In addition, at the Effective Time, the Company will terminate the Company’s Share Incentive Plans, terminate all relevant award agreements applicable to the Share Incentive Plans, and cancel all the Company Options that are outstanding and unexercised, whether or not vested or exercisable.

At the Effective Time, each vested Company Option that remains outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive from the surviving company or one of its subsidiaries, as soon as practicable after the Effective Time, cash in the amount equal to the product of (a) the number of Shares underlying such Company Option multiplied by (b) the excess, if any, of $1.34 over the exercise price payable per Share of such Company Option. If the exercise price per Share of any such Company Option is equal to or greater than $1.34, such Company Option will be cancelled for no consideration. At the Effective Time, each unvested Company Option will be cancelled for no consideration.

Memorandum and Articles of Association of the Surviving Company; Directors and Management of the Surviving Company

If the merger is completed, the current memorandum and articles of association of the Company will be replaced in its entirety by the memorandum and articles of association in the form attached as Annex B to the plan of merger (which is substantially the form of the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the merger, except that at the Effective Time, the memorandum and articles of association shall refer to the name of the surviving company as “E-Commerce China Dangdang Inc.” and all references to the share capital will be amended as necessary to correctly describe the share capital of the surviving company as approved in the plan of merger. In addition, the directors of Merger Sub immediately prior to the Effective Time (identified below in “Annex D – Directors and Executive Officers of each Filing Person”) will become the directors of the surviving company and the executive officers of the Company immediately prior to the Effective Time will become the executive officers of the surviving company.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the unaffiliated security holders include, without limitation, the following:

•	the fact that the per Share merger consideration of $1.34 or the per ADS merger consideration of $6.70 represents (i) a premium of 2.9% over the Company’s closing price of $6.51 per ADS on July 8, 2015, the last trading day prior to July 9, 2015, the date that the Company announced it had received a “going-private” proposal, (ii) a 11.1% premium over the closing price of $6.03 per ADS on May 27, 2016, the trading day immediately before the execution of the merger agreement, and (iii) a premium of 10.49% and 7.32% to the volume-weighted average closing price of the Company’s ADSs during the 20 and 30 trading days prior to the announcement of the execution of the merger agreement, respectively; and

•	the avoidance of the risk associated with any possible decrease in the Company’s future revenues and free cash flow, growth or value, and the risks related to the Company’s substantial leverage, following the merger.

The primary detriments of the merger to the unaffiliated security holders include, without limitation, the following:

•	such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•	in general, for a U.S. Holder (as defined under “Special Factors – Material U.S. Federal Income Tax Consequences”), the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder’s Shares or ADSs in the merger generally will be required to recognize gain or loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s aggregate adjusted tax basis in such Shares or ADSs.

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The primary benefits of the merger to the Company’s directors and executive officers (other than Ms. Yu, Mr. Li and Mr. Yao) include, without limitation, the following:

•	the cash-out of vested Company Options beneficially owned by executive officers and directors of the Company;

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and executive officers of the Company provided under the merger agreement;

•	the monthly compensation of $10,000, which must not exceed $50,000 in aggregate, for each of the members of the Special Committee in exchange for their services in such capacity (or, in the case of the chairpersonman of the Special Committee, monthly compensation of $15,000, which must not exceed $100,000 in the aggregate) (the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger); and

•	the expected continuation of service of certain executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

The primary detriments of the merger to the Company’s directors and executive officers (other than Ms. Yu, Mr. Li and Mr. Yao) include, without limitation, the following:

•	certain directors and executive officers, to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•	in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The primary benefits of the merger to the Buyer Group include the following:

•	if the Company successfully executes its business strategies, the value of the equity investment of the Buyer Group in the Parent could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

•	the Company will have more flexibility to change its capital spending and business strategies without public market scrutiny or the pressure to meet quarterly forecasts set by analysts. As a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short-term results, but which may not maximize its equity value over the long term;

•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business; and

•	there will be a reduction of the costs and administrative burden associated with operating the Company as an independent publicly traded company, including the costs associated with regulatory filings and compliance requirements. Such cost savings will benefit the Buyer Group following the Closing, and will be recurring in nature if and for so long as the Company remains private. As informed by the Company, the costs of remaining a publicly traded company in the United States, including the costs of complying with U.S. federal securities laws (such as fees and expenses of the Company’s public accountants and U.S. securities counsel, as well as printer costs) and expenses of the Company’s investor relations firm, amounted to approximately $1.6 million for the fiscal year ended December 31, 2015.

The primary detriments of the merger to the Buyer Group include the following:

•	all of the risk of any possible decrease in the Company’s revenues, free cash flow or value following the merger will be borne by the Buyer Group;

•	risks associated with any legal or regulatory proceedings against the Company will be borne by the Buyer Group;

•	the business risks faced by the Company will be borne by the Buyer Group; and

•	an equity investment in the surviving company by the Buyer Group following the merger will involve substantial risk resulting from the limited liquidity of such an investment, and following the merger, there will be no trading market for the surviving company’s equity securities.

Effect of the Merger on the Company’s Net Book Value and Net Earnings

Following consummation of the merger, Parent will own 100% of the outstanding share capital of the Company and will have a corresponding interest in our net book value and net earnings.

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The Company had a net income of approximately $14.1 million as of December 31, 2015, and the Company’s net book value as of December 31, 2015 was approximately $133.7 million.

The table below sets out the direct or indirect interest in the Company’s net book value and net earnings for members of the Buyer Group before and immediately after the merger, based on the historical net book value and net earnings of the Company as of and for the year ended December 31, 2015.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	$’000	%*	$’000	%*	$’000%		$’000%
Parent	—	—	—	—	133,717	100.00	14,133	100.00
Holdco	—	—	—	—	124,583	93.17	13,168	93.17
Ms. Yu	5,244	3.92	554	3.92	14,760	11.04	1,560	11.04
Mr. Li	39,020	29.18	4,124	29.18	109,823	82.13	11,608	82.13
Kewen	39,020	29.18	4,124	29.18	109,823	82.13	11,608	82.13
SC International	31,910	23.86	3,373	23.86	89,817.7	67.17	9,493.1	67.17
First Profit	98	0.07	10	0.07	8,731.7	6.67	922.9	6.67
Mr. Yao	98	0.07	10	0.07	150	0.11	16	0.11
Mr. Chen	15	0.01	2.6	0.01	42	0.03	4	0.03
Mr. Kan	23	0.02	2	0.02	64	0.05	7	0.05

Note:

*

Ownership percentages are based on 411,434,410 Shares issued and outstanding as of the date of this proxy statement (excluding outstanding Company Options), including 6,607,115 Class A common shares issued to our depositary bank and reserved for future exercise and grants of incentive shares under our share incentive plans.

In addition, Mr. He does not own any equity interests in the Company prior to the merger and is expected to own approximately 0.11% of the equity interests in Parent immediately following the merger.

Plans for the Company after the Merger

After the Effective Time, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent.

The Buyer Group has advised the Company that, other than as described in this proxy statement, it does not have any present plans or proposals that relate to or would result in any of the following:

•	an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, or relocation of any material operations;

•	sale or transfer of a material amount of assets of the Company; or

•	any other material changes in the Company’s business.

However, after the Effective Time, the Buyer Group and the surviving company’s management and the board of directors will continue to evaluate the surviving company’s business and operations from time to time, and may propose or develop new plans and proposals, including any of the foregoing actions and any actions to address the challenges referred to under the heading “Special Factors—Purposes and Reasons for the Merger” above, in each case, which they consider to be in the best interests of the surviving company and its equity holders, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. The Buyer Group expressly reserves the right to make any changes it deems appropriate to the operation of the surviving company in light of such evaluation and review as well as any future developments.

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Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on July 10, 2015, in response to the receipt of the going-private proposal letter from the Founders on July 9, 2015. During the period from August 27, 2015 to September 18, 2015, at the instruction of the Special Committee, Duff & Phelps conduct a limited market check to gauge the market interest in the Company. Duff & Phelps contacted 35 potential buyers, and as of September 18, 2015, the deadline previously notified by Duff & Phelps to those potential buyers, none of the potential investors showed an interest in pursuing an alternative transaction with the Company.

On March 9, 2016, Investor A announced that it submitted a preliminary non-binding proposal to acquire all of the outstanding Shares and ADSs of the Company in an all-cash transaction for $1.76 per Share or $8.8 per ADS. During the period from March 10, 2016 to May 28, 2016, on which the Company entered into the merger agreement with the Buyer Group, the Special Committee communicated with Investor A through Duff & Phelps, including conducting due diligence on Investor A and requesting it to provide information regarding its intention, background, transaction experience, capital commitment, proposed deal structure, timeline, source of funding of the proposed transaction and future plan with the Company and considered and evaluated Investor A’s proposal with the assistance of its advisors. After prolonged discussion with Investor A, the Special Committee determined that Investor A’s proposal lacks certainty with respect to financing and transaction structure. Please see “Special Factors– Background of the Merger” beginning on page 25 for additional information.

In light of (i) the Buyer Group’s intention not to sell Shares owned by the Buyer Group to any third party and its beneficial ownership of approximately 35.3% of the outstanding Shares of the Company, representing approximately 83.6% of the total number of votes represented by the Company’s outstanding Shares (as of the date of this proxy statement), (ii) the fact that, in the market check Duff & Phelps conducted under the direction of the Special Committee, all of the investors deemed to be potentially interested in acquiring the Company and contacted by Duff & Phelps declined or failed to respond to requests to engage in discussions with the Special Committee regarding any such acquisition, (iii) the substantial uncertainty associated with Investor A’s proposal, and (iv) since the Company’s receipt of the proposal letter from the Founders on July 9, 2015, none of the Company, the members of the Special Committee or its representatives has received any offer from any third party other than the proposal from Investor A for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company, the Special Committee determined that there was no better alternative to the proposed sale of the Company to the Buyer Group.

In addition, the Special Committee also considered the alternative for the Company to remain as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management, the increased costs of regulatory compliance for public companies, the challenges to the Company’s efforts to increase shareholder value as an independent publicly traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market. The Special Committee has concluded that it is more beneficial to the unaffiliated security holders to enter into the merger agreement and pursue the consummation of the transactions contemplated thereby, including the merger, and become a private company rather than to remain a public company.

Effects on the Company if the Merger is not Completed

If the merger agreement and the plan of merger are not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the merger nor will the holders of any vested Company Options receive payment pursuant to the merger agreement. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee of $14,117,000, or Parent may be required to pay the Company a termination fee of $28,234,000, in each case, as described under the caption “The Merger Agreement and Plan of Merger – Termination Fee” beginning on page 97.

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If the merger is not completed, from time to time, the Board will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the transactions contemplated by the merger agreement, including the merger, is approximately $________ million (assuming no exercise of dissenter rights by shareholders of the Company). This amount includes the cash to be paid to the Company’s shareholders and holders of ADSs (other than holders of the Excluded Shares) and holders of vested Company Options in the merger as well as the costs and expenses in connection with the transactions contemplated by the merger agreement, including the merger. It does not include the value of the Excluded Shares, which will be cancelled for no consideration in the merger.

The Buyer Group expects to fund the transactions contemplated by the merger agreement, including the merger, through a combination of (i) rollover financing from the Rollover Shareholders of 136,477,925 Shares (including Class A common shares represented by ADSs), (ii) the proceeds from a committed loan facility in an amount of up to $164 million (the “Facility”), which is agreed to be arranged by Bank of China Limited, Shanghai Pudong Development Zone Sub-Branch, pursuant to a debt commitment letter, (iii) cash contributions provided by First Profit and Mr. He, an individual unaffiliated with the Company, in the aggregate amount of $15.25 million, pursuant to two equity commitment letters, and (iv) available cash of the Company and its subsidiaries. As of the date of this proxy statement, there are no alternative financing arrangements or plans in place to obtain the funds necessary for the consummation of the transactions contemplated by the merger agreement, including the merger.

Debt Financing

Merger Sub received a debt commitment letter, dated May 28, 2016, from Bank of China Limited, Shanghai Pudong Development Zone Sub-Branch (the “Financing Bank”), pursuant to which the Financing Bank committed to provide the Facility, subject to terms and conditions set forth therein. The proceeds of the Facility will be used for the purposes of, among other things, financing the consideration of the merger and paying fees and expenses incurred in connection with the merger.

The borrower under the Facility is Merger Sub as of the date of the debt commitment letter, and on and from the date of the Closing, the surviving company will be the borrower.

The Facility Agreement has not been executed as of the date of this proxy statement and, accordingly, the actual terms of the Facility may differ from those described in this proxy statement. Merger Sub and the Financing Bank have undertaken to negotiate in good faith, to use reasonable best efforts and to allocate sufficient resources and personnel to ensure that they will enter into the Facility Agreement as soon as reasonably practicable following the date of the debt commitment letter but in no event later than eight months after the date of the merger agreement.

Availability Period. Subject to the terms and conditions in the debt commitment letter, the availability of the Facility will expire on the earlier of (i) the date falling five business days from the date on which the merger agreement is terminated in accordance with its terms, (ii) the date of the Closing and (iii) the date falling eight months from the date of the debt commitment letter.

Conditions to Financing. The Financing Bank’s commitment to provide the debt financing is subject to, among other conditions:

•	execution of a mutually acceptable facility agreement (the “Facility Agreement”);

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•	compliance by Merger Sub in all material respects with the terms of the debt commitment letter and the Facility Agreement;

•	receipt by the Financing Bank of certain documents from Parent, Merger Sub and Holdco, including constitutional documents, certificates of good standing, director resolutions and shareholder resolutions approving the terms of and the transactions contemplated by the Facility Agreement, the debt commitment letter, documentation relating to the security of the Facility, the merger agreement, the plan of merger and certain other documents relating to the Facility and the merger;

•	receipt of certain executed transaction security documents as well as a copy of all notices required to be sent and acknowledgments to be delivered under the transaction security documents, a copy of all share certificates, all transfers and share transfer forms in relation to the assets subject to or expressed to be subject to the transaction security, and other documents of title and deliverables to be provided under the transaction security documents;

•	receipt of certain documents in relation to the merger, including (a) a copy of each of the merger documents and other related agreements, (b) a certificate of Merger Sub detailing the estimated costs of the merger, (iii) a certificate of Merger Sub certifying the satisfaction or waiver of conditions under the merger documents and that no condition to completion of the merger has been amended, waived or treated as satisfied in any manner which would reasonably be expected to be materially adverse to the interests of the Financing Bank, (iv) a copy of the plan of merger and each of the other documents required to be filed with the Registrar of Companies of the Cayman Islands pursuant to the CICL in relation to the merger, and (v) evidence that the merger has been approved by all shareholders and board of directors of Merger Sub and the board of directors of the Company and receipt of the Requisite Company Vote;

•	receipt of a certificate of Merger Sub certifying that Ms. Yu and Mr. Li and their respective affiliates, directly or indirectly, own at least 51% of the issued share capital of Merger Sub;

•	evidence of receipt of certain cash contribution in accordance with the funds flow statement and a certificate of Merger Sub certifying there will be sufficient cash to pay the consideration of the merger and fees, costs and expenses in relation to the Facility and the merger;

•	receipt of legal opinions from legal advisors to the Financing Bank;

•	evidence that the fees, costs and expenses due to be paid by Merger Sub on or before the date of the borrowing pursuant to the Facility Agreement will have been paid by the date of the borrowing; and

•	certain other conditions as set forth in the debt commitment letter.

Interest Rate. The interest rate of the term loan under the Facility is London interbank offered rate, or LIBOR, plus 2% per annum.

Prepayments and Cancellation:

Subject to a minimum amount and multiples to be agreed, the borrower may prepay all or part of the Facility at any time after the last day of the Availability Period upon providing a ten business days’ prior notice. If any such prepayment is not made on the last day of an interest period, the borrower must pay break funding costs. Subject to a minimum amount and multiples to be agreed and subject to satisfactory evidence that sufficient funds are available to otherwise complete the merger, borrower may, on a ten business days’ prior notice, cancel all or part of the unutilized amount of the Facility, but such cancelled amount cannot be reinstated.

Furthermore, the borrower is required to make mandatory prepayments of the Facility upon the occurrence of certain events as set forth in the debt commitment letter, including the following:

•	any illegality event affecting any of the lenders under the Facility;

•	the borrower may prepay and replace any lender under the Facility if such lender makes a claim under the provisions governing increased costs, tax gross-up and tax indemnity;

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•	a change of control event;

•	if the borrower or any of its holding company or subsidiaries conducts a public offering of its equity interests or securities, the buyer shall use all the proceeds from such public offering to prepay the Facility;

•	other than certain exceptions to be set forth in the Facility Agreement and to the extent not used to replace or reinstate the assets disposed of within 12 months, proceeds from the disposals of assets shall be used to prepay the Facility, subject to a threshold (less expenses and taxes incurred);

•	To the extent not used to meet the relevant third-party claim, to cover the relevant operating losses, or to replace or reinstate the relevant asset within, in each case, 12 months for an amount up to $1,500,000, all proceeds of any insurance claim (less expenses), subject to customary exceptions, shall be applied to repay the Facility;

•	To the extent not used to satisfy a liability of a member of the Company which arose as a result of the relevant claim or to replace or reinstate the relevant asset (the subject of the relevant claim) within, in each case, 12 months, all proceeds of any claim against any provider of the specified due diligence reports in relation to the merger under the merger agreement (less expenses and taxes incurred) shall be used to prepay the Facility;

•	if the borrower receives any dividend payment or repayment of the shareholder loan by Beijing Dangdang Information Technology Co., Ltd. (“Beijing Dangdang”), it shall prepay the Facility unless, in each case, such payments are used to pay interests for the Facility and certain operational expenses;

•	the Facility shall be repaid in full if the Closing does not take place within ten days of the date of first drawdown from the Facility; and

•	disposal of equity interest in Beijing Dangdang.

Any prepayment shall be made with accrued interest on the amount prepaid. Subject to breakage costs, there will not be premium or penalty on the prepayment. Any amount prepaid may not be redrawn.

Security. The obligations of the borrower under the Facility will be secured by, to the extent possible, first-ranking security as follows, subject to the terms of the Facility Agreement and applicable laws:

Prior to the Date of First Drawdown from the Facility:

•	guarantee provided by Parent;

•	share charge over the share capital of Parent held by Holdco;

•	share charge over the entire issued share capital of Merger Sub held by Parent, and

•	fixed and floating charge over all assets of Merger Sub (including the debt service reserve account and loan proceeds account established for the purposes of the Facility).

As soon as reasonably practicable and in any event within an agreed timeframe after the date of the Closing:

•	share charge over the entire issued share capital of the Company;

•	fixed and floating charge over all assets of the Company;

•	guarantee provided by each of the Company’s material subsidiaries; and

•	pledge of equity interest of each of the Company’s material subsidiaries other than Beijing Dangdang Kewen E-Commerce Co., Ltd. (“Dangdang Kewen”).

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Financial Covenants. The surviving company will be subject under the Facility Agreement to certain financial covenants, including a maximum leverage ratio and a minimum interest cover ratio, to be tested semi-annually with respect to each 12-month period ending on the date of an annual financial statement or the semi-annual financial statements, beginning with the 12-month period ended December 31, 2016, and also certain other customary covenants.

Repayment. The Facility will be repaid by quarterly instalments of $30,000 beginning on the date falling the ninth month from the first date of utilization of the Facility, and all outstanding amount will be repaid at the end of the 24-month period from the first date of utilization of the Facility.

Assignment. The Financing Bank’s commitments to provide the debt financing are not conditioned upon a successful syndication of the Facility with other financial institutions. Neither Merger Sub nor the financing bank may assign or transfer their rights or obligations under the debt commitment letter without the prior written consent of the other party. The financing bank and any other banks that may become lenders under the Facility Agreement may assign any of its rights to certain banks specified in the debt commitment letter.

Other Major Terms. The Facility Agreement will also contain customary representations and warranties, and affirmative and negative covenants, including, among other things, restrictions on change of business focus, indebtedness, disposal of assets, and dividends and other distributions. The Facility Agreement will also include customary events of default.

The Buyer Group currently plans to repay the debt incurred to finance the merger using the operating cash flow of the surviving company after the merger in accordance with the Facility Agreement.

Equity Financing

On June 17, 2016, Parent entered into an equity commitment letter with each of First Profit and Mr. He. Pursuant to the equity commitment letters, each of First Profit and Mr. He has committed to make, or cause one of their respective affilaites to make, subject to the terms and conditions therein, an equity contribution to Parent at or immediately prior to the Closing, in an amount of $15 million and $250,000, respectively. The proceeds of the equity contributions by First Profit and Mr. He are to be used to fund such portion of the amounts required to be paid pursuant to the merger agreement and related fees and expenses incurred by Parent under the merger agreement.

The equity contribution by each of First Profit and Mr. He under its or his equity commitment letters is conditioned upon the satisfaction, or waiver by Parent, of each of the conditions to Parent’s and Merger Sub’s obligations to effect the merger set forth in the merger agreement (other than those conditions that in their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such condition). In addition, the equity contribution by Mr. He is also conditioned upon the substantially contemporaneous consummation of the Closing and the debt financing having been funded at the Closing in accordance with the terms of the debt commitment letter if Mr. He’s equity contribution is funded at the Closing.

The obligation of each of First Profit and Mr. He to fund the equity contribution under its or his equity commitment letter will terminate automatically and immediately upon the earliest to occur of (i) the Effective Time following the consummation of the merger in accordance with the terms of the merger agreement, at which time the commitment will be discharged, (ii) the valid termination of the merger agreement in accordance with its terms, (iii) the funding of the equity commitment, and (iv) 90 days following the termination date of the merger agreement, being the date falling eight months from the date of the merger agreement, unless Parent has commenced enforcement actions against First Profit or Mr. He, as applicable, by such date. However, if the Company, as the third-party beneficiary under each equity commitment letter, has filed any claim or suit to enforce the terms of the equity commitment letter prior to such termination, the obligations to fund the commitment and all other obligations of First Profit and Mr. He, as applicable, under the equity commitment letter shall not expire, and shall remain in full force and effect until any such claim or suit has been resolved in a final non-appealable decision by a court of competent jurisdiction.

The Company is an express third-party beneificary of each of the equity commitment letters to the extent of its right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the merger agreement to obtain specific performance requiring Parent to enforce the equity commitments.

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The obligation of First Profit and Mr. He to fund, or cause one of their respective affiliates to fund, the contribution may not be assigned or delegated. Parent must not assign either of the equity commitment letters nor any of the rights, interests or obligations thereunder without the prior written consents of the Company and First Profit or Mr. He, as applicable, which shall be granted at the sole discretion of the granting party.

Rollover Financing

Rollover Financing from Support Shareholders

Pursuant to the terms of the Support Agreement dated May 28, 2016 by and among the Supporting Shareholders and Parent, the Supporting Shareholders will have an aggregate of 136,197,500 Shares held by them (excluding the Shares underlying any Company Options held by them), which represent 33.1% of the total issued and outstanding Shares as of the date of this proxy statement (without taking into account any Company Options), cancelled in the merger, which Shares will not be converted into the right to receive the per share merger consideration (including the Class A common shares represented by ADSs). See “Special Factors — Support Agreement” beginning on page 64.

Rollover Financing from Rollover Shareholders other than Supporting Shareholders

Pursuant to the terms of the Rollover Agreement dated May 28, 2016 by and among the Rollover Shareholders other than the Supporting Shareholders, including First Profit, Mr. Yao, Mr. Chen and Mr. Kan, and Parent, such shareholders will have an aggregate of 280,425 Shares held by them (excluding the Shares underlying any Company Options held by them), which represent 0.07% of the total issued and outstanding Shares as of the date of this proxy statement (without taking into account any Company Options), cancelled in the merger, which Shares will not be converted into the right to receive the per share merger consideration (including the Class A common shares represented by ADSs). Immediately prior to the Closing, Parent shall issue to each of First Profit, Mr. Yao, Mr. Chen and Mr. Kan, and each such shareholder or his or its affiliate shall subscribe for, newly issued ordinary shares of Parent. See “Special Factors — Rollover Agreement” beginning on page 66.

Limited Guarantee

On May 28, 2016, concurrently with the execution of the Merger Agreement, Ms. Yu and Mr. Li entered into a limited guarantee with the Company, pursuant to which Ms. Yu and Mr. Li, jointly and severally, absolutely, irrevocably and unconditionally guarantee to the Company the due and punctual payment, performance and discharge of Parent’s obligations to pay the Company (a) any termination fee payable by Parent pursuant to the merger agreement, and (b) certain of the payment obligations of Parent and/or Merger Sub pursuant to certain sections of the merger agreement as and when due, provided that the maximum aggregate liability of Ms. Yu and Mr. Li under the limited guarantee, individually or in the aggregate, shall not exceed $29 million.

The limited guarantee will terminate upon the earliest to occur of (i) the Effective Time, (ii) the payment in full of the guaranteed obligations thereunder, (iii) the termination of the merger agreement in accordance with its terms under circumstances in which Parent would not be required to make any payment of any guaranteed obligations, and (iv) six months after the termination of the merger agreement in accordance with its terms under circumstances in which Parent would be required to make a payment of the guaranteed obligations, unless by the end of such six-month period, the Company has initiated a claim or proceeding for payment of any of the guaranteed obligations.

Support Agreement

On May 28, 2016, concurrently with the execution of the merger agreement, the Supporting Shareholders entered into the Support Agreement with Parent, pursuant to which each of the Supporting Shareholders agreed, among other things:

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•	from the date of the Support Agreement until the earlier of the Closing and the termination of the merger agreement, at any shareholders’ meeting of the Company at which the matters listed from (a) to (e) below are considered, each Supporting Shareholder shall (i) cause his, her or its representative(s) to appear at such meeting or otherwise cause his, her or its securities to be counted as present at such meeting for purposes of determining whether a quorum is present, and (ii) vote or cause to be voted all of the securities owned by such Supporting Shareholder:

(a)	for the approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

(b)	against any acquisition proposal or any other transaction, proposal, agreement or action made in opposition to, in competition with or inconsistent with the transactions contemplated by the merger agreement, including the merger;

(c)	against any other action, agreement or transaction that would materially impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement, including the merger, or the Support Agreement, or the performance by such Rollover Shareholder of its obligations under its Support Agreement;

(d)	against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the merger agreement, or of such Supporting Shareholder contained in the Support Agreement;

(e)	in favor of any adjournment or postponement of the shareholders’ meeting as may be reasonably requested by Parent; and

(f)	in favor of any other matter necessary to effect the transactions contemplated by the merger agreement, including the merger.

•	from the date of the Support Agreement until the termination of the merger agreement, each Supporting Shareholder shall not, directly or indirectly, (a) sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the transfer of any securities of the Company, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any securities of the Company and (i) has, or would reasonably be expected to have, the effect of reducing or limiting such Supporting Shareholder’s economic interest in such Company securities and/or (ii) grants a third party the right to vote or direct the voting of such Company securities, (b) deposit any securities of the Company into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with the Support Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any securities of the Company, (d) knowingly take any action that would make any representation or warranty of such Supporting Shareholder set forth in the Support Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Supporting Shareholder from performing any of its, his or her obligations under the Support Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) (c) or (d); and

•	to receive no cash consideration with respect to certain number of Shares (including Class A common shares represented by ADSs) held by them as set forth in Annex B to the merger agreement, upon the terms and subject to the conditions of the Support Agreement.

The Support Agreement will terminate upon the earlier to occur of the Closing or the date of termination of the merger agreement in accordance with its terms.

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Rollover Agreement

On May 28, 2016, concurrently with the execution of the merger agreement, First Profit, Mr. Yao, Mr. Chen and Mr. Kan entered into the Rollover Agreement with Parent. Pursuant to the Rollover Agreement, at the Closing, the Shares (including Class A common shares represented by ADSs) beneficially owned by each of First Profit, Mr. Yao, Mr. Chen and Mr. Kan will be cancelled without consideration. Immediately prior to the Closing, Parent shall issue to each of First Profit, Mr. Yao, Mr. Chen and Mr. Kan, and each such shareholder or his or its affiliate shall subscribe for, newly issued ordinary shares of Parent. Each of First Profit, Mr. Yao, Mr. Chen and Mr. Kan agrees that he or it shall have no right to any merger consideration in respect of his or its Shares.

From the date of the Rollover Agreement until its termination, none of First Profit, Mr. Yao, Mr. Chen or Mr. Kan shall, directly or indirectly:

•	tender any equity securities of the Company into any tender or exchange offer;

•	sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the transfer of, any Shares beneficially owned by such person or other equity securities of the Company or any right, title or interest thereto or therein (including by operation of law) including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any equity securities of the Company and (x) has, or would reasonably be expected to have, the effect of reducing or limiting the economic interest of such person in such Shares beneficially owned by such person or other equity securities of the Company and/or (y) grants a third party the right to vote or direct the voting of such Shares beneficially owned by such person or other equity securities of the Company;

•	deposit the Shares beneficially owned by such person or any equity securities of the Company into a voting trust or grant any proxy or power of attorney or enter into a voting agreement with respect to any Shares beneficially owned by such person or other equity securities of the Company;

•	knowingly take any action that would make any representation or warranty of such person set forth in the Rollover Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such person from performing any of his, her, or its obligations under the Rollover Agreement; or

•	agree (whether or not in writing) to take any of the foregoing actions.

In addition, each of First Profit, Mr. Yao, Mr. Chen or Mr. Kan also agreed, among other things:

•	prior to the Effective Time, not to knowingly take any action that would make any representation or warranty of such shareholder contained in the Rollover Agreement untrue or incorrect or which would otherwise adversely affect the performance by such shareholder of its obligations under the Rollover Agreement;

•	to irrevocably waive any rights of appraisal or rights of dissent from the merger that such shareholder may have with respect to the Shares beneficially owned by such shareholder (including without limitation any rights under Section 238 of the Cayman Islands Companies Law) prior to the Effective Time;

•	to bear and pay, reimburse, indemnify and hold harmless Parent, Merger Sub, the Company and any of their affiliates (collectively, the “Indemnified Parties”) for, from and against (a) any liabilities for PRC taxes imposed upon, incurred by or asserted against any of the Indemnified Parties, arising from or attributable to (x) the receipt of any merger consideration by such shareholder or his or its affiliates pursuant to the merger agreement and/or (y) the receipt of newly issued ordinary shares of the Parent by the shareholder or his or its affiliates pursuant to the Rollover Agreement, and (b) any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, interests, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the tax liabilities described under the foregoing clause (a).

The Rollover Agreement will terminate immediately upon the valid termination of the merger Agreement.

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Remedies

The parties to the merger agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity. Specifically, the Company is entitled to an injunction or injunctions, or other appropriate form of specific performance or equitable relief to enforce Parent’s and Merger Sub’s obligation to consummate the merger, but only in the event that each of the following conditions has been satisfied: (i) all conditions to the obligations of each party and conditions to the obligations of Parent and Merger Sub (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or, if permissible, waived in accordance with the merger agreement, (ii) Parent and Merger Sub have failed to complete the Closing by the date the Closing should have occurred, (iii) the debt financing (or, if applicable, the alternative debt financing) has been funded or will be funded at the Closing in accordance with the terms thereof, and (iv) the Company has irrevocably confirmed by notice to Parent that if specific performance is granted and the debt financing (or, if applicable, the alternative debt financing) is funded, then the Closing will occur. The Company will not be entitled to enforce specially Parent’s obligation to consummate the merger if the debt financing has not been funded in the absence of any breach by Parent or Merger Sub of the merger agreement or any financing document.

While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the Closing and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of $28,234,000 and the Company termination fee of $14,117,000, respectively, and reimbursement of certain expenses accrued in the event that Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the merger agreement, as the case may be.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the merger, you should be aware that the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and the Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger.

Interests of the Buyer Group and Mr. He

Immediately after the completion of the merger, the Buyer Group and Mr. He will beneficially own 100% of the equity interests in the surviving company.

Each member of the Buyer Group and Mr. He will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could result in an increase in the value of their investments in the Company. The Buyer Group and Mr. He will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. As there will be no public trading market for the surviving company’s shares, members of the Buyer Group and Mr. He will have no certainty of any future opportunity to sell such shares at an attractive price, or that any dividend paid by the surviving company will be sufficient to recover their respective investments in the Company.

The merger may also provide additional means to enhance shareholder value for the Buyer Group and Mr. He, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group and Mr. He, such as through dividends or other distributions.

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Treatment of Shares and Company Options Held by Directors and Executive Officers

At the Effective Time, the Company will terminate the Company’s Share Incentive Plans, terminate all relevant award agreements applicable to the Share Incentive Plans, and cancel all the Company Options that are outstanding and unexercised, whether or not vested or exercisable.

At the Effective Time, each vested Company Option that remains outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive from the surviving company or one of its subsidiaries, as soon as practicable after the Effective Time, cash in the amount equal to the product of (a) the number of Shares underlying such Company Option multiplied by (b) the excess, if any, of $1.34 over the exercise price payable per Share of such Company Option. If the exercise price per Share of any such Company Option is equal to or greater than $1.34, such Company Option will be cancelled for no consideration. At the Effective Time, each unvested Company Option will be cancelled for no consideration.

As of the date of this proxy statement, Ms. Yu, Mr. Li and Mr. Yao collectively and beneficially own 35.5% issued and outstanding Shares, representing approximately 83.6% of the total number of votes represented by the issued and outstanding Shares. All such Shares beneficially owned by Ms. Yu, Mr. Li and Mr. Yao, excluding Shares underlying any vested Company Options held by such persons, will be cancelled in the merger and will not be converted into the right to receive the merger consideration at the Effective Time. After the completion of the merger, the maximum amount of cash payments that Ms. Yu, Mr. Li and Mr. Yao may receive in respect of their Shares and vested Company Options is approximately $10.7 million in the aggregate.

As of the date of this proxy statement, the directors and executive officers of the Company (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 106), as a group (other than Ms. Yu, Mr. Li and Mr. Yao), beneficially own outstanding and vested Company Options to purchase an aggregate of 441,125 Shares issued pursuant to the Share Incentive Plans. After the completion of the merger, the maximum amount of cash payments our directors and executive officers (other than Ms. Yu, Mr. Li and Mr. Yao) may receive in respect of their Shares and vested Company Options is approximately $0.2 million in the aggregate.

The table below sets forth, as of the date of this proxy statement, for each of the Company’s directors and executive officers:

•	the number of Shares owned and the number of Shares (other than any Rollover Shares) owned;

•	the cash payment that will be made in respect of the Shares (other than any Rollover Shares) at the Effective Time;

•	the number of Shares underlying the Company Options held by such person (including only vested Company Options with exercise price lower than the $1.34 per Share merger consideration) and the exercise price payable per Share for such Company Options;

•	the cash payment that will be made in respect of the vested Company Options held by such person following the Effective Time;

•	the total cash payment that will be made in respect of the outstanding Shares (other than any Rollover Shares) and vested Company Options held by such person.

	Shares		Company Options (1)
Names of Directors and Executive Officers	Shares Beneficially Owned (Excluding Rollover Shares)	Cash Payment Therefor (Excluding Rollover Shares) ($)	Shares Underlying	Exercise Price ($/Share)	Cash Payment Therefor ($)	Total Cash Payments ($)
Peggy Yu Yu	—	—	—	—	—	—
Guoqing Li	—	—	10,455,770	0.065 – 0.93	9,979,677	9,979,677
Ruby Rong Lu	—	—	50,000	0.93	20,500	20,500
Ke Zhang	—	—	100,000	0.93	41,000	41,000

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	Shares		Company Options (1)
Names of Directors and Executive Officers	Shares Beneficially Owned (Excluding Rollover Shares)	Cash Payment Therefor (Excluding Rollover Shares) ($)	Shares Underlying	Exercise Price ($/Share)	Cash Payment Therefor ($)	Total Cash Payments ($)
Xiaolong Li	—	—	50,000	0.93	20,500	20,500
Danqian Yao	—	—	850,000	0.065 – 0.822	745,550	745,550
Yue Wang	—	—	241,125	0.822 – 0.93	120,461	120,461
All directors and executive officers as a group	—	—	13,121,895	0.065 – 0.93	10,927,688	10,927,688

(1)	Exclude Company Options that have an exercise price equal to or greater than the $1.34 per Share merger consideration.

Indemnification and Insurance

Pursuant to the merger agreement, it has been agreed, among other provisions, that:

•	The memorandum and articles of association of the surviving company will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, and Parent shall cause such provisions not to be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law. From and after the Effective Time, any agreement of any of persons covered by the current directors’ and officers’ liability insurance policies with the Company or any of its subsidiaries regarding exculpation or indemnification of liability shall be assumed by the surviving company, shall survive the merger and shall continue in full force and effect in accordance with and subject to its terms, and during the period of six years from the Effective Time, such indemnification agreements shall not be amended, repealed or otherwise in any manner that would adversely affect the rights of such indemnified parties thereunder.

•	The surviving company shall, and Parent shall cause the surviving company to, maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated by the merger agreement; provided, however, that the surviving company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable to the indemnified parties, and provided, further, that in no event shall the surviving company be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may and, at Parent’s request, the Company shall, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company.

•	From and after the Effective Time until the sixth anniversary of the Effective Time, the surviving company will comply with all of its obligations, and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company’s or such subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the CICL or any other applicable law, including the approval of the merger agreement, the transactions contemplated by the merger agreement or arising out of or pertaining to the transactions, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law; and (ii) such persons against any and all damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any subsidiary arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such person’s capacity as a director or an officer of the Company or any of its subsidiaries.

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The Special Committee

On July 10, 2015, the Board established a Special Committee to consider the proposal from the Buyer Group and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of three independent directors, Ms. Ruby Rong Lu, Mr. Ke Zhang and Mr. Xiaolong Li. All such directors are free from any affiliation with the Buyer Group, and none of such directors is or was ever an employee of the Company or any of its subsidiaries or has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the director’s receipt of board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger), and (iii) the director’s indemnification and liability insurance rights under the merger agreement. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the merger.

The Company has compensated the members of the Special Committee in exchange for their service in such capacity at a rate of $10,000 per month, which must not exceed $50,000 in aggregate, for each of the members of the Special Committee (or, in the case of the chairperson of the Special Committee, at a rate of $15,000 per month, which must not exceed $100,000 in the aggregate) (the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger).

Position with the Surviving Company

The directors of Merger Sub immediately prior to the Effective Time will become the directors of the surviving company unless otherwise determined by Parent prior to the Effective Time. It is anticipated that, after the consummation of the merger, the existing executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

Transactions with First Profit

On August 18 and September 26, 2011, First Profit and the Company entered into two nominee shareholder agreements, pursuant to which First Profit agreed to hold 492,500 Class A common shares as nominee shareholder for and on behalf of persons to be designated by the Company. Pursuant to the agreements, upon request by the Company, First Profit shall transfer all or a portion of the Class A common shares that it holds as nominee shareholder to any person that may be designated by the Company to receive such shares as share incentive awards in exchange for services rendered to the Company by such person. First Profit is required not to transfer or otherwise dispose of the shares that it holds as nominee shareholder except at the request of the Company. As of the date of this proxy statement, First Profit holds an aggregate of 300,425 Class A common shares as nominee shareholder, of which 164,000, 46,425 and 90,000 Class A common shares are held for and on behalf of Mr. Yao, Mr. Chen and other persons to be designated by the Company to receive Class A common shares pursuant to share incentive awards, respectively.

Other Related Party Transactions

For a description of related party transactions for the years ended December 31, 2014 and 2015, see “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2015, incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 109 for a description of how to obtain a copy of the Company’s annual report.

Except for the transactions discussed above under the caption titled “Related Party Transactions” and the arrangements in connection with the merger discussed elsewhere in this proxy statement, during the past two years, (i) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and any member of the Buyer Group, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company’s securities; election of the Company’s directors or sale or other transfer of a material amount of assets of the Company; (ii) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of the Company’s consolidated revenues with any member of the Buyer Group, and (iii) none of the Company’s executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any member of the Buyer Group.

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Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the merger.

Description	Amount

Legal fees and expenses	$

Financial advisory fees and expenses	$

Special Committee fees	$

Miscellaneous (including printing, filing fees, and mailing costs)	$

Total	$

These expenses will not reduce the merger consideration to be received by the Company shareholders. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will pay those costs and expenses.

Voting by the Supporting Shareholders and Our Directors and Executive Officers at the Extraordinary General Meeting

Pursuant to the Support Agreement, the Supporting Shareholders have agreed to vote all of the Shares (including Class A common shares represented by ADSs) they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of shareholders of the Company. As of the Share record date, we expect that the Supporting Shareholders as a group will beneficially own, in the aggregate, _________issued and outstanding Class A common shares (including Class A common shares represented by ADSs) and ___________ Class B common shares, which represents approximately __________% of the total issued and outstanding Shares and approximately ____________% of the total number of votes represented by the issued and outstanding Shares.

As of the date of this proxy statement, our directors and executive officers who are not Supporting Shareholders beneficially own, in the aggregate, 1,591,550 Class A common shares, which represent less than 0.1% of the voting power of the total issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 106 for additional information. These directors and executive officers have informed us that they intend, as of the date of this proxy statement, to vote all their Shares in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

Litigation Related to the Merger

The Company is not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than (i) the approvals, filings or notices required under the federal securities laws, and (ii) the registration of the plan of merger (and supporting documentation as specified in the CICL) with the Registrar of Companies of the Cayman Islands and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub at the time of the filing of the plan of merger, and notification of the merger being published in the Cayman Islands Government Gazette.

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Dissenter Rights

Please see “Dissenter Rights” beginning on page 100.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of material U.S. federal income tax consequences to U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the merger agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary U.S. Treasury Regulations promulgated thereunder, the income tax treaty between the United States and the PRC (the “Treaty”), administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in U.S. federal income tax consequences different from those described below. This discussion is not binding on the IRS, and the IRS or a court, in the event of an IRS dispute, may challenge any of the conclusions set forth below.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock, (ix) S corporations, or (x) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, e.g., if such U.S. Holder holds interests in the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A U.S. Holder that is a partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenter Rights

The receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its Dissenter Rights (as described under the section entitled “Dissenter Rights”), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time.

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Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by a U.S. Holder will upon the disposition of the Shares generally be treated as U.S. source gain or loss and generally will be treated as “passive” gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (Please see “—Material PRC Income Tax Consequences”) or a U.S. Holder is subject to PRC income tax pursuant to Circular 698 or Bulletin 7 (as described below under “—Material PRC Income Tax Consequences”), such U.S. Holder may be eligible to elect to treat such gain as PRC source gain under the Treaty. If we are not eligible for the benefits of the Treaty or the U.S. Holder fails to make the election to treat any gain as PRC source, then the U.S. holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the merger unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

Based on the quarterly average valuation of our assets, including goodwill for the taxable year ended on December, 31, 2015, we believe that we were not a passive foreign investment company or “PFIC” for our taxable year ended December 31, 2015 and we do not expect to be a PFIC in the current taxable year. However, because PFIC status is a fact-intensive determination made on an annual basis and dependent on the composition of our assets and income and the value of our assets from time-to-time, and because the IRS does not issue rulings with respect to PFIC status, there can be no assurance that we have not been a PFIC in prior years or that we will not be a PFIC for 2016. Further, if we were a PFIC in any previous taxable year during which a U.S. Holder held Shares or ADSs, the PFIC rules will generally apply to such U.S. Holder. In addition, although the law in this regard is unclear, we treat Dangdang Kewen as being owned by us for U.S. federal income tax purposes, not only because we retain control over its management decisions but also because we retain the economic risks and rewards of Dangdang Kewen. If it were determined, however, that we are not the owner of Dangdang Kewen for U.S. federal income tax purposes, we would be more likely to be treated as a PFIC for the current taxable year and prior taxable years.

In general, we will be classified as a PFIC in any taxable year if either (a) the average quarterly value of our gross assets that produce passive income or are held for the production of passive income is at least 50% of the average quarterly value of our total gross assets (the “asset test”) or (b) at least 75% of our gross income for the taxable year is passive income (such as certain dividends, interest or royalties). For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income in any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. For purposes of the asset test: (a) any cash and cash invested in short-term, interest bearing debt instruments or bank deposits that are readily convertible into cash will generally count as producing passive income or held for the production of passive income, and (b) the total value of our assets is calculated based on our market capitalization.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election, any gain recognized by a U.S. Holder on the disposition of a Share generally (a) would be allocated ratably to each day over such U.S. Holder’s holding period for the Share, (b) the amount allocated to the current year and any tax year prior to the first taxable year in which we were a PFIC would be taxed as ordinary income in the current year, (c) the amount allocated to each other taxable year would be subject to tax at the highest applicable marginal rate in effect for that year, and an additional tax equal to an amount of interest which accrues at the rate for underpayments of taxes would be imposed on the resulting tax allocated to such period.

If we were a PFIC in any year in which a U.S. Holder held Shares and certain conditions relating to the regular trading of ADSs were satisfied, a U.S. Holder of ADSs may have been able to make a so-called “mark-to-market” election with respect to its ADSs. If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder in the merger would generally be treated as ordinary income or ordinary loss (limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any). Since a mark-to-market election, as a technical matter, cannot be made for any of our subsidiaries that may have been PFICs, a U.S. Holder would continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

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We did not, and do not, intend to provide the information that U.S. Holders would need to make a qualified electing fund election for the current taxable year, and as such, the qualified electing fund election has not been, and will not be, available to U.S. Holders.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file an IRS Form 8621 with respect to the disposition of Shares. U.S. Holders that are required to file such form and fail to do so are subject to penalties, and such failure may suspend the running of the statute of limitations period on the U.S. Holder’s tax return for the applicable taxable year. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the merger to such U.S. Holder if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on an IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Certain U.S. Holders may be required to report information with respect to their investment in our Shares not held through a custodial account with a U.S. financial institution to the IRS. U.S. Holders that are required to submit such information to the IRS and fail to do so are subject to penalties, and such failure may suspend the running of the statute of limitations period on the U.S. Holder’s tax return for the applicable taxable year. U.S. Holders should consult their tax advisors regarding their reporting obligation with respect to the disposition of their Shares.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) such holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (ii) the excess of such holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include gains from the sale or other disposition of capital assets such as the Shares. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Shares, including if we are a PFIC.

Material PRC Income Tax Consequences

Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus are generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of EIT Tax Law (the “Implementation Regulation”), effective as of January 1, 2008, which defines the "de facto management body" as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore incorporated enterprise is located in China. The term "non-resident enterprise" means an enterprise established under the laws of a jurisdiction other than the PRC and the actual administrative organization of which is not in the PRC, which has established offices or premises in the PRC, or which has not established any offices or premises in the PRC but the applicable income of which is derived from sources within the PRC.

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As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then the gain recognized on the receipt of cash for the Company’s Shares or ADSs by the holders of such ADSs or Shares that are not PRC tax residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of non-resident enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any).

In addition, under the Circular on Strengthening the Administration of Enterprise Income Tax on Non-resident Enterprises' Equity Transfer Income (“Circular 698”) issued by the State Administration of Taxation, which became effective as of January 1, 2008, the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises issued by the State Administration of Taxation, which became effective as of April 1, 2011, and the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015, if any non-resident enterprise transfers equity of a resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer. In addition, if a non-PRC resident enterprise indirectly transfers, referring to properties of an establishment or a place of business in China, real estate properties in China or equity investments in a PRC tax resident enterprise, by disposition of the equity interests in an overseas non-resident enterprise without a reasonable commercial purpose and resulting in the avoidance of PRC enterprise income tax, the transfer will be re-characterized as a direct transfer of the PRC Taxable Properties and gains derived from the transfer may be subject to PRC withholding tax of up to 10%. The transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes.If PRC tax authorities were to invoke Circular 698 or Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the merger by the Company’s shareholders who are non-PRC resident enterprises could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief). Parent is entitled under the merger agreement to withhold any tax arising in relation to filings required by Circular 698 or Bulletin 7. Neither Parent nor Merger Sub intends to withhold any PRC taxes on the consideration provided to non-PRC resident shareholders of the Company in connection with the merger.

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for Shares and ADSs under the terms of the merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Registrar of Companies of the Cayman Islands to register the plan of merger and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette.

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MARKET PRICE OF THE ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for the ADSs represented by Class A common shares of the Company on the NYSE under the symbol “DANG” for the periods indicated:

	Sales Price Per ADS (in $)
	High	Low
2014
First quarter	19.05	8.57
Second quarter	15.00	8.92
Third quarter	16.42	11.16
Fourth quarter	13.44	8.52
2015
First quarter	9.78	7.49
Second quarter	11.50	8.06
Third quarter	9.10	5.56
Fourth quarter	7.56	5.84
2016
First quarter	7.29	5.85
Second quarter	7.69	5.31
Third quarter (through July 21, 2016)	6.25	5.81

On July 8, 2015, the last trading day immediately prior to the Company’s announcement on July 9, 2015 that it had received a going-private proposal, the reported closing price of the ADSs on the NYSE was $6.51 per ADS. The merger consideration of $1.34 per Share, or $6.70 per ADS, represents a premium of approximately 2.9% over that closing price. On July 21, 2016, the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of the ADSs were $6.25 and $6.12, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

The Company did not declare or pay any dividends in 2014, 2015 or 2016 through the date of this proxy statement to its shareholders. The Company does not have any present plan to pay any cash dividends on its common shares in the foreseeable future. The Company currently intends to retain most, if not all, of the Company’s available funds and any future earnings to operate and expand its business.

Under the terms and conditions of the merger agreement, the Company is not permitted to pay any dividends or repurchase any of the Shares pending consummation of the merger.

In the event the merger agreement is terminated for any reason and the merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If the Company pays any dividends, the ADS depositary will distribute such payments to the Company’s ADS holders to the same extent as holders of the Shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on the Shares, if any, will be paid in U.S. dollars.

We are a holding company incorporated in the Cayman Islands. We rely on dividends from our subsidiaries in the PRC to fund our payment of dividends, if any, to our shareholders. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its accumulated after-tax profits, if any, based on PRC accounting standards each year to their general reserves until the accumulative amount of such reserves reach a certain percent of their registered capital, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiaries in China incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Furthermore, the EIT Law eliminates the exemption of enterprise income tax on dividends derived by foreign investors from foreign invested enterprises and imposes on our subsidiaries in China an obligation to withhold tax on dividend distributions to their non-PRC shareholders, provided that such non-PRC shareholders are not classified as resident enterprises.

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THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting of shareholders of E-Commerce China Dangdang Inc. (the “Company”) will be held on ________, 2016, at [10:00 a.m.] (Beijing Time) at the Company’s office at 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as special resolutions:

THAT the agreement and plan of merger, dated as of May 28, 2016 (the “merger agreement”), among the Company, Dangdang Holding Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and Dangdang Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “plan of merger”) among the Company and Merger Sub required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the merger agreement, including the merger (the “merger”), the amendment of the authorised share capital of the Company from $100,000 divided into 548,955,840 Class A common shares and 451,044,160 Class B common shares of a par value $0.0001 per share to $100,000 divided into 1,000,000,000 shares with a par value of $0.0001 each and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Annex B to the plan of merger, be authorized and approved;

THAT each of the members of the Special Committee (as defined below) be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Under the terms and conditions of the merger agreement, if the merger is completed, at the effective time of the merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time, other than (a) 136,477,925 Shares, consisting of 3,135,840 Class A common shares and 13,000,000 Class B common shares held by Ms. Yu, 1,185,000 Class A common shares represented by 237,000 ADSs held by Mr. Li, 21,876,660 Class B common shares held by Kewen, 97,000,000 Class B common shares held by SC International, 210,425 Class A common shares held by First Profit (including 164,000 Class A common shares beneficially owned by Mr. Yao and 46,425 Class A common shares beneficially owned by Mr. Chen, in each case, held of record by First Profit as nominee shareholder), and 70,000 Class A common shares represented by 14,000 ADSs held by Mr. Kan (collectively, the “Rollover Shares”), (b) Shares held by Parent, the Company or any of their subsidiaries, (c) Shares (including Class A common shares represented by ADSs) held by the ADS depositary (as defined below) and reserved for future issuance pursuant to the Company’s Share Incentive Plans (as defined below) (Shares described under (a) through (c) above are collectively referred to herein as the “Excluded Shares”), (d) Shares owned by shareholders who have validly exercised and not effectively withdrawn or lost their rights to dissent under the CICL (the “Dissenting Shares”), and (e) Class A common shares represented by ADSs, will be cancelled in exchange for the right to receive $1.34 in cash per Share without interest and net of any applicable withholding tax. At the Effective Time, each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing the Excluded Shares, will be cancelled in exchange for the right to receive $6.70 in cash per ADS without interest and net of any applicable withholding taxes (less up to $0.05 per ADS cancellation fees and up to $0.02 per ADS depositary services fees pursuant to the terms and conditions of the deposit agreement, dated December 7, 2010 between the Company and The Bank of New York Mellon (the “ADS depositary”) and the holders and beneficial owners from time to time of ADSs issued thereunder, as may be amended from time to time (the “Deposit Agreement”)). The Excluded Shares issued and outstanding immediately prior to the Effective Time will be cancelled for no consideration. The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the CICL. Each common share, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value $0.0001 per share, of the surviving company.

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In addition, at the Effective Time, the Company will terminate the Company’s 2004 Share Incentive Plan and 2010 Share Incentive Plan, and all amendments and modifications thereto (collectively, the “Share Incentive Plans”), terminate all relevant award agreements applicable to the Share Incentive Plans, and cancel all options to purchase Shares granted under the Company’s Share Incentive Plans (the “Company Options”) that are outstanding and unexercised, whether or not vested or exercisable.

At the Effective Time, each vested Company Option that remains outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive from the surviving company or one of its subsidiaries, as soon as practicable after the Effective Time, cash in the amount equal to the product of (a) the number of Shares underlying such Company Option multiplied by (b) the excess, if any, of $1.34 over the exercise price payable per Share of such Company Option. If the exercise price per Share of any such Company Option is equal to or greater than $1.34, such Company Option will be cancelled for no consideration. At the Effective Time, each unvested Company Option will be cancelled for no consideration.

Our Board’s Recommendation

The Board (other than Ms. Yu and Mr. Li, members of the Buyer Group, who did not attend, participate in or vote upon matters discussed during the Board meeting, due to their interests in the proposed transaction), acting upon the unanimous recommendation of the Special Committee:

•	determined that it was fair (both substantively and procedurally) to and in the best interests of the unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements;

•	authorized and approved the execution, delivery and performance of the merger agreement, the transaction agreements and the consummation of the transactions contemplated thereby, including the merger; and

•	resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger, be submitted to a vote at an extraordinary general meeting of shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the consummation of the transactions contemplated thereby, including the merger.

Quorum

The presence, in person or by proxy, of shareholders holding not less than one-third of the voting power represented by the issued and outstanding Shares on the Share record date will constitute a quorum for the extraordinary general meeting.

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Record Dates; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name in the Company’s register of members at the close of business in the Cayman Islands on ________, 2016, the Share record date for voting at the extraordinary general meeting. If you own ADSs on ________, 2016, the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 5:00 p.m. (New York City Time) on ________, 2016 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before ________ (New York City Time) on ________, 2016 and becoming a registered holder of Shares prior to the close of business in the Cayman Islands not later than ________, 2016, the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote for each Class A common share and ten votes for each Class B common share on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be __________Shares issued and outstanding and entitled to vote at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is________, 2016 at ____ a.m. (Beijing Time). Please see “Shareholders and ADS Holders Entitled to Vote; Voting Materials” below for additional information. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on The New York Stock Exchange (“NYSE”). The Company’s Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $5.00 per 100 ADSs (or portion thereof) issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

Vote Required

We cannot complete the merger unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are authorized and approved by the affirmative vote of holders of Shares representing at least two-thirds of the voting rights of the Shares present and voting in person or by proxy as a single class at the shareholders’ meeting (the “Requisite Company Vote”) in accordance with Section 233(6) of the CICL. As of the date of this proxy statement, the Supporting Shareholders beneficially own approximately 35.2% of the total issued and outstanding Shares, representing approximately 83.6% of the total number of votes represented by the issued and outstanding Shares. Pursuant to the terms of the Support Agreement, the Shares owned by the Supporting Shareholders as of the date of the Support Agreement and acquired by them thereafter will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of shareholders of the Company.

As of the date of this proxy statement, our directors and executive officers who are not Supporting Shareholders beneficially own, in the aggregate, 1,591,550 Class A common shares, which represent less than 0.1% of the voting power of the total issued and outstanding Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 106 for additional information. These directors and executive officers have informed us that they intend, as of the date of this proxy statement, to vote all their Shares in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

Shareholders and ADS Holders Entitled to Vote; Voting Materials

Only holders of Shares entered in the register of members of the Company at the close of business on ________, 2016 (Cayman Islands Time), the Share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share record date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share record date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each holder has one vote for each Class A common share and ten votes for each Class B common share. Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than __________ a.m. on ________, 2016 (Beijing Time). Shareholders can also attend the extraordinary general meeting and vote in person.

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Holders of ADSs as of the close of business on ________, 2016 (New York City Time), the ADS record date, will receive the final proxy statement and ADS voting instructions card either directly from the ADS depositary (in the case of holders of ADSs who hold the ADSs in certificated form, i.e., in the form of ADRs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who do not hold the ADSs in the form of ADRs). Holders of ADSs as of the close of business on ________, 2016 (New York City Time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instructions card provided by the ADS depositary and returning it in accordance with the instructions printed on it. The ADS depositary must receive the ADS voting instructions card no later than ____ (New York City Time) on ________, 2016. The ADS depositary shall endeavor, in so far as practicable, to vote or cause to be voted the Class A common shares represented by ADSs in accordance with your voting instructions.

The ADS depositary has advised us that, pursuant to Section 4.07 of the Depositary Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Class A common shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs may vote at the extraordinary general meeting if they cancel their ADSs and become a holder of Shares by the close of business on ________, 2016 (Cayman Islands Time). ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the ADS depositary for cancellation before ________ (New York City Time) on ________, 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees (up to $5.00 per 100 ADSs (or portion thereof) to be cancelled), up to $0.02 per ADS depositary services fees and any applicable taxes, and (c) a certification that you held the ADS as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled or have given voting instructions to the ADS depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting. Persons who hold ADSs in a brokerage, bank or nominee account, must contact their broker, bank or other nominee to find out what actions they need to take to instruct the broker, bank or other nominee to cancel the ADSs on their behalf.

Persons holding ADSs in a brokerage, bank or nominee account should consult with their broker, bank or other nominee to obtain directions on how to provide such broker, bank or other nominee with instructions on how to vote their ADSs.

Each ADS represents five Class A common shares of the Company. As of ________, 2016, there were ____ ADSs outstanding; subject to the cancellation procedures described above, none of the holders of these ADSs may vote in person at the extraordinary general meeting.

Persons who have acquired Shares and whose names are entered in the Company’s register of members before the close of business on ________, 2016 (Cayman Islands Time) will receive the proxy form (including the voting material) before the extraordinary general meeting, and persons who are ADS holders as of the close of business on ________, 2016 (New York City Time) will receive the ADS voting instructions card from the ADS depositary before the extraordinary general meeting. Shareholders who have acquired Shares after the close of business on ________, 2016 (Cayman Islands Time) may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share record date who are unable to attend the extraordinary general meeting may appoint another person (including another shareholder, a third party or the chairman of the meeting) as their proxy to attend the meeting and to vote their Shares on their behalf, by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the Board.

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Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the amendment of the authorised share capital of the Company from $100,000 divided into 548,955,840 Class A common shares and 451,044,160 Class B common shares of a par value $0.0001 per share to $100,000 divided into 1,000,000,000 shares with a par value of $0.0001 each and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the Effective Time, a copy of which is attached as Annex B to the plan of merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder’s ADSs, or if an ADS holder does not timely deliver specific voting instructions to the ADS depositary, the corresponding number of Shares will not be voted.

Revocability of Proxies

Registered holders of the Company’s Shares may revoke their proxies in one of three ways:

•	first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to the Company at the Company’s offices at 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China;

•	second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•	third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 5:00 p.m. (New York City Time) on ________, 2016. A holder of ADSs can do this in one of two ways:

•	first, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary; and

•	second, a holder of ADSs can complete, date and submit a new ADS voting instructions card to the ADS depositary bearing a later date than the ADS voting instructions card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote on the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the CICL for the exercise of dissenter rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

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ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs BEFORE ________ (NEW YORK CITY TIME) ON ________, 2016, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING (FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTER RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING). AFTER CONVERTING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NEW YORK STOCK EXCHANGE. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NEW YORK STOCK EXCHANGE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE ADS DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $5.00 PER 100 ADSs (OR PORTION THEREOF) ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE ADS DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact the Company’s Investor Relations Department at +86-10 5799-2666, or by email at ir@dangdang.com.

Solicitation of Proxies

The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies. Instead, proxies may be solicited by mail, in person, by telephone, via internet or by facsimile by certain of our executive officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

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THE MERGER AGREEMENT AND PLAN OF MERGER

This section of the proxy statement describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger. This description of the merger agreement has been included to provide you with information regarding its terms.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement, with the Company as the surviving entity of the merger. If the merger is completed, the Company will cease to be a publicly traded company. Unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the Closing will take place on the fifth business day after all the closing conditions have been satisfied or waived (other than those that by their nature are to be satisfied or waived at the Closing). As early as practical on the Closing date, Merger Sub and the Company will execute a plan of merger and file the plan of merger and other related documents with the Registrar of Companies of the Cayman Islands. The merger will become effective on either the date of such filing or within 90 days of the date of registration of the plan of merger by the Registrar of Companies of the Cayman Islands, as specified in the plan of merger.

We expect that the merger will be completed during the second half of 2016, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, the parties intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Executive Officers of the Surviving Company

If the merger is completed, the current memorandum and articles of association of the Company will be replaced in its entirety by the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the merger except that at the Effective Time, Article I of the memorandum of association of the surviving company shall be amended to read as: “The name of the company is E-Commerce China Dangdang Inc.,” and the articles of association of the surviving company shall be amended to refer to the name of the surviving company as “E-Commerce China Dangdang Inc.” and all references therein to “Dangdang Merger Company Limited” shall be replaced with “E-Commerce China Dangdang Inc.,” and if necessary, references therein to the authorized share capital of the surviving company shall be amended as necessary to correctly describe the authorized share capital of the surviving company as approved in the plan of merger. In addition, the directors of Merger Sub immediately prior to the Effective Time will become the directors of the surviving company and the executive officers of the Company immediately prior to the Effective Time will become the executive officers of the surviving company, in each case, except as otherwise determined by Parent prior to the Effective Time.

Merger Consideration

Under the terms and conditions of the merger agreement, if the merger is completed, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, the Dissenting Shares, and Class A common shares represented by ADSs, will be cancelled in exchange for the right to receive $1.34 in cash per Share without interest and net of any applicable withholding tax. At the Effective Time, each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing the Excluded Shares, will be cancelled in exchange for the right to receive $6.70 in cash per ADS without interest and net of any applicable withholding taxes (less up to $0.05 per ADS cancellation fees and up to $0.02 per ADS depositary services fees pursuant to the terms and conditions of the Deposit Agreement). The Excluded Shares issued and outstanding immediately prior to the Effective Time will be cancelled for no consideration. The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the CICL. Please see “Dissenter Rights” beginning on page 100 for additional information.

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At the Effective Time, each common share, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value $0.0001 per share, of the surviving company.

Treatment of Company Options

At the Effective Time, the Company will terminate the Company’s Share Incentive Plans, terminate all relevant award agreements applicable to the Share Incentive Plans, and cancel all the Company Options that are outstanding and unexercised, whether or not vested or exercisable.

At the Effective Time, each vested Company Option that remains outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive from the surviving company or one of its subsidiaries, as soon as practicable after the Effective Time, cash in the amount equal to the product of (a) the number of Shares underlying such Company Option multiplied by (b) the excess, if any, of $1.34 over the exercise price payable per Share of such Company Option. If the exercise price per Share of any such Company Option is equal to or greater than $1.34, such Company Option will be cancelled for no consideration. At the Effective Time, each unvested Company Option will be cancelled for no consideration.

Exchange Procedures

At or prior to the Effective Time, Parent shall deposit, or cause to be deposited with the paying agent, for the benefit of the holders of Shares, ADSs and Company Options (other than Excluded Shares), a cash amount in immediately available funds, which, together with the deposited available cash, shall be sufficient for the paying agent to make payments under the merger agreement. As promptly as practicable after the Effective Time and in any event within five business days in the case of registered holders, the surviving company shall cause the paying agent to mail, to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the per share merger consideration (i) a letter of transmittal which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company specifying the manner in which the delivery of the merger consideration to registered holders of Shares (other than the Excluded Shares and the Dissenting Shares) shall be effected and contain such other provisions as Parent and the Company (upon recommendation of the Special Committee) may reasonably agree); and (ii) instructions for effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates) or non-certificated Shares represented by book entry (“Uncertificated Shares”) and/or such other documents as may be required in exchange for the per share merger consideration. Promptly after a Dissenting Shareholder has effectively withdrawn or lost his, her or its appraisal rights under the CICL, Parent shall cause the paying agent to mail to such Dissenting Shareholder such letter of transmittal and instructions. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate) or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the paying agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate (or affidavits and indemnities of loss in lieu of the Share Certificates) and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares (other than Excluded Shares) represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate) or the number of Uncertificated Shares multiplied by (y) the per share merger consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled.

Prior to the Effective Time, Parent and the Company (upon recommendation of the Special Committee) shall establish procedures with the paying agent and the Depositary to ensure that (A) the paying agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) and (y) the per ADS merger consideration, and (B) the Depositary will distribute the per ADS merger consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of the ADSs, less up to $0.05 per ADS cancellation fees and up to $0.02 per ADS depositary services fees pursuant to the terms and conditions of the Deposit Agreement, and any applicable taxes and expenses. No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs.

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Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosures with the SEC prior to the date of the merger agreement, a disclosure schedule delivered by the Company to Parent and Merger Sub prior to or contemporaneously with the execution of the merger agreement, and the knowledge of t Supporting Shareholders or any of their respective affiliates or representatives (other than the Company and its subsidiaries).

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, existence, good standing and authority to carry on the Company’s businesses;

•	the non-existence of any corporations, partnerships, joint ventures, associations, or entities through which the Group Company conducts business other than those disclosed in the Company disclosure schedule;

•	the furnishing by the Company to Parent of complete and correct copy of memorandum and articles of association, and its compliance with the terms thereof;

•	the Company’s capitalization and the absence of options, warrants, preemptive or other similar rights with respect to securities of the Company and its subsidiaries, or any securities or encumbrances on Company securities that would give their holders the right to vote with the Company’s shareholders;

•	the compliance of company equity awards with applicable laws and the Company Share Incentive Plan;

•	no outstanding contractual obligations of any Group Company to repurchase, redeem or acquire any share capital or registered capital of any Group Company;

•	the outstanding share capital or registered capital, as the case may be, of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each of the Company’s subsidiaries and each such other entity is owned by the relevant Group Company free and clear of all liens and encumbrances;

•	the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

•	the required vote of the Company’s shareholders to adopt the merger agreement;

•	the declaration of advisability and recommendation to the shareholders of the Company of the merger agreement, the plan of merger and the merger by the Special Committee and by the Board, and the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, by the Board;

•	the receipt of a fairness opinion from the financial advisor to the Special Committee;

•	the obtaining of all governmental consents and approvals in connection with the transactions contemplated by the merger agreement;

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•	the absence of conflict with, violation of, or breach of any applicable law or contract as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	possession of material licenses and permits and the absence of default, breach or violation of any law applicable to the Company, contracts or material company permit or other obligations;

•	the Company has filed all required SEC filings since January 1, 2013 and the financial statements included or incorporated by reference in such SEC filings;

•	the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

•	the Company’s disclosure controls and procedures and internal control over financial reporting;

•	compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange;

•	the absence of any “Material Adverse Effect” (as defined below) since January 1, 2016;

•	the absence of litigation against the Company or its subsidiaries;

•	labor and employment matters;

•	real property;

•	intellectual property;

•	tax matters;

•	the absence of secured creditors;

•	solvency;

•	material contracts;

•	environmental matters;

•	insurance;

•	interested party transactions;

•	the absence of a shareholder rights agreement or plan and the inapplicability of any anti-takeover law (other than the CICL) to the merger;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the merger agreement.

Many of the representations and warranties in the merger agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” means any event, circumstance, change or effect (“Effect”) that, individually or in the aggregate with all other Effects, (i) is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Group Companies taken as a whole or (ii) would reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated under the merger agreement or otherwise be materially adverse to the ability of the Company to perform its material obligations under the merger agreement; provided, however, “Material Adverse Effect” shall not include any event, circumstance, change or effect occurring after the date hereof to the extent resulting from:

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(a)	changes in general economic, political, credit or financial market conditions or changes in securities markets in general;

(b)	the consummation of the transactions contemplated under the merger agreement, the public announcement of the transactions or the identity of Parent and its affiliates (including the initiation of litigation or other legal proceedings or any losses of customers or employees);

(c)	changes caused by a material worsening of current conditions caused by acts of terrorism, war (whether or not declared), outbreak or escalation of hostilities, act of God or natural disasters or similar events;

(d)	changes in the market price or trading volume of Shares (it being understood that the underlying cause of such change may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

(e)	actions or omissions of the Company or any of its subsidiaries (x) that are required by the merger agreement, (y) taken with the consent of Parent or Merger Sub or (z) taken at the request of Parent or Merger Sub;

(f)	any breach of the merger agreement by Parent or Merger Sub;

(g)	the failure by the Company or any of its subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur);

(h)	any change or prospective change in the Company’s credit ratings;

(i)	changes in GAAP or applicable laws or any interpretation thereof; or

(j)	factors generally affecting the industries in which the Group Companies operate;

provided, that the Effects set forth in clauses (a), (c), (d), (i) and (j) above may be taken into account in determining whether a “Material Adverse Effect” has occurred or reasonably would be expected to occur if and to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Group Companies, taken as a whole, relative to the other participants in the same industries and geographic markets in which the Group Companies conduct their businesses.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, existence and good standing;

•	the authorized share capital and number of issued and outstanding shares of Parent and Merger Sub, the ultimate beneficial owners of Parent and Parent’s ownership of Merger Sub;

•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of violations of, or conflicts with, the memorandum and articles of association of, laws applicable to Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement by Parent and Merger Sub;

•	no governmental consents and approvals are required in connection with the transactions contemplated by the merger agreement;

•	the absence of secured creditors of Merger Sub;

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•	the delivery of the debt commitment letter and additional commitment letters, if any, and the absence of any breach or default under the financing commitments;

•	sufficiency of funds to consummate the merger and the other transactions contemplated by the merger agreement, subject to satisfaction of certain conditions;

•	the non-existence of any economic interest in the Company by Parent or Merger Sub other than interests contemplated by the transactions contemplated under the merger agreement, the Support Agreement or the Rollover Agreement;

•	the solvency of the Parent and Merger Sub, and after giving effect to the transactions, the surviving company;

•	the absence of any other agreements (except for the Support Agreement and the Rollover Agreement) (i) between Parent, Merger Sub or any of their affiliates (excluding the Group Companies) on one hand, and any member of the Group Company’s management, directors, employees or shareholders, on the other, that relate to the transactions contemplated by the merger agreement or (ii) pursuant to which any holder of Shares would be entitled to receive consideration different than the merger consideration or pursuant to which a shareholder agreed to vote to approve the merger agreement or against any superior proposal;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the validity of the Limited Guarantee;

•	the accuracy of the information provided by Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 13E-3 and the proxy statement;

•	the absence of any action against Parent, Merger Sub or any of their respective affiliates before any governmental authority, or judicial judgment, ruling, order or decision outstanding against Parent, Merger Sub or any of their respective affiliates, or any continuing order of, consent decree, settlement agreement or similar agreement with, or continuing investigation by any governmental authority that Parent, Merger Sub or any of their respective affiliates is subject to;

•	the independent investigation by Parent and Merger Sub of the Group Companies; and

•	the acknowledgment of the Parent and Merger Sub as to their non-reliance on any estimates, forecasts, projections, plans and budgets provided by the Company and its subsidiaries.

Conduct of Business Pending the Merger

The Company has agreed that from the date of the merger agreement until the Effective Time (or the termination of the merger agreement), unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (i) conduct the businesses of the Group Companies in the ordinary course of business and consistent with past practice in all material respects, and (ii) use its commercially reasonable efforts to preserve substantially intact the business organization of the Group Companies in all material respects, to keep available the services of the current officers and key employees of the Group Companies and to maintain in all material respects the current relationships of the Group Companies with existing customers and other persons with which any Group Company has material business relations as of the date hereof.

Until the Effective Time (or the termination of the merger agreement), the Company will not and will not permit any other Group Company to, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent:

(a)	amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

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(b)	issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of shares of any Group Company (other than in connection with the exercise of any company equity award in accordance with the Company’s Share Incentive Plans, the transfer or other disposition of securities between or among the Company and its direct or indirect wholly-owned subsidiaries or pursuant to existing contracts or commitments), or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any other ownership interest (including, without limitation, any phantom interest), of any Group Company, or (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value in excess of $3,000,000 in the aggregate, except in the ordinary course of business and in a manner consistent with past practice;

(c)	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any subsidiary of the Company to the Company or any of its other subsidiaries);

(d)	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares (other than the acquisition by the Company of its securities in connection with the forfeiture of company equity awards, the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof or the transfer or other disposition of securities between or among the Company and its direct or indirect wholly-owned subsidiaries);

(e)	effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving any Group Company, or create any new subsidiaries;

(f)	acquire (including, without limitation, by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof or acquire any significant amount of assets, with a value or purchase price (including the value of assumed liabilities) in excess of $3,000,000, other than (x) pursuant to existing contracts or commitments, or (y) in the ordinary course of business; (ii) incur, assume, alter, amend or modify any indebtedness in excess of $3,000,000 individually or $30,000,000 in the aggregate, or guarantee such indebtedness, or issue any debt securities or make any loans or advances in excess of $3,000,000 individually or $30,000,000 in the aggregate, other than (x) any indebtedness or guarantee incurred in the ordinary course of business or (y) incurred between the Company and any of its direct or indirect wholly owned subsidiaries or between any of such direct or indirect wholly owned subsidiaries; or (iii) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $3,000,000 or capital expenditures which are, in the aggregate, in excess of $30,000,000 for the Group Companies taken as a whole;

(g)	make any changes with respect to any accounting policies, including changes affecting the reported consolidated assets, liabilities or results of operations of the Group Companies, except as required by changes in GAAP or applicable law;

(h)	settle any action other than any settlement involving the payment of monetary damages not in excess of $500,000;

(i)	fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(j)	make or change any material tax election or settle or finally resolve any material controversy with respect to taxes; or

(k)	enter into any formal agreement or otherwise make a commitment, to do any of the foregoing.

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In addition, during the period from the date of the merger agreement until the earlier of the Effective Time and the termination of the merger agreement, neither Parent nor Merger Sub will (a) take any action that is intended to result in any of the conditions to effecting the merger becoming incapable of being satisfied; or (b) take any action or fail to take any action which would prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement, including the merger.

Shareholders’ Meeting

The Company will, subject to certain exceptions, as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3, (i) establish a record date for determining shareholders of the Company entitled to vote at the shareholders’ meeting, (ii) mail or cause to be mailed a proxy statement relating to the authorization and approval of the merger agreement and the plan of merger by the shareholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K), and cause the shareholders’ meeting to occur as promptly as reasonably practicable following the mailing of the Proxy Statement, for the purpose of voting upon the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, and (iii) instruct or otherwise cause the Depositary to fix the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by the ADSs, provide all proxy solicitation materials to such holders, and vote all Class A common shares represented by ADSs in accordance with the instructions of such holders.. The Company may postpone or adjourn the shareholders’ meeting (i) with the prior written consent of Parent, (ii) if at the time the shareholders’ meeting there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the shareholders’ meeting, or (iii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Board has determined (acting upon the recommendation of the Special Committee) in good faith after consultation with outside counsel is necessary under applicable laws and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the shareholders’ meeting.

Unless there has been a Change in the Company Recommendation, the Board shall recommend to holders of the Shares that they authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, and shall include such recommendation in the Proxy Statement. Unless the merger agreement is validly terminated pursuant to the terms thereof, the Company’s obligations to recommend to holders of the Shares that they authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement shall not be affected by the commencement, public proposal, public disclosure, announcement, communication or submission to the Company or any other person of any acquisition proposal or by any Change in the Company Recommendation. Unless the merger agreement is validly terminated pursuant to the terms thereof, the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, and shall take all other actions necessary or advisable to secure the Requisite Company Vote.

No Solicitation

Neither the Company nor any of its subsidiaries or representatives will, directly or indirectly, (i) solicit, initiate or knowingly encourage or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal, (ii) enter into, maintain or continue discussions or negotiations with, or provide any non-public information with respect to any Group Company to, any person in furtherance of such acquisition proposal, (iii) agree to, approve, endorse or recommend any acquisition proposal or enter into any letter of intent or contract or commitment contemplating or otherwise relating to any acquisition proposal, or (iv) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the company is a party.

The Company will notify Parent as promptly as practicable (and in any event within twenty-four (24) hours after the Company has knowledge thereof), of any written acquisition proposal or any offer proposal that would reasonably be expected to lead to an acquisition proposal, and will keep Parent informed, on a reasonably current basis (and in any event within twenty-four (24) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request. Immediately upon the execution and delivery of the merger agreement, the Company shall cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any acquisition proposal, other than the Existing Proposal.

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At any time prior to the receipt of the Requisite Company Vote, the Company and its representatives may, following the receipt of a written acquisition proposal (provided that such acquisition proposal shall not have been obtained in violation of the above), (i) contact the person or group of persons who has made such acquisition proposal to clarify and understand the terms and conditions thereof and to notify such person of the restrictions under the merger agreement; and/or (ii) provide information in response to the request of, and enter into discussions with, the person or group of persons who has made such acquisition proposal, if prior to providing such information, the Company has received an executed confidentiality agreement, which shall be no less favorable to the Company than the confidentiality agreement among the Company, Ms. Yu and Mr. Li dated August 14, 2015, and shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under the merger agreement, a copy of which shall be provided to Parent; provided that the Company shall make available to Parent all material information concerning the Company and its subsidiaries that is provided to any person or group of persons making such acquisition proposal to the extent not previously provided to Parent and Merger Sub; provided that prior to taking any action described above, the Board shall have determined, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that (x) such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal; and (y) failure to provide such information or enter into discussions with such person would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable law.

Notwithstanding the foregoing, prior to the receipt of the Requisite Company Vote, the Company may continue to take any of the actions described above with respect to the Existing Proposal, if the Board shall determine, in its good faith judgment upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that such Existing Proposal constitutes or could reasonably be expected to result in a superior proposal; provided that (i) the Company shall disclose all information which is disclosed to the maker of the existing proposal or any representative thereof to Parent unless previously provided to Parent, (ii) the Company shall have entered into a confidentiality agreement with the maker of the Existing Proposal, which shall have contained a “standstill” provision no less favorable to the Company than that in the confidentiality agreement among the Company, Ms. Yu and Mr. Li dated August 14, 2015, and (iii) in the event that the discussions or negotiations between the Company and the marker of the Existing Proposal regarding the Existing Proposal are terminated by the Company or the maker of the Existing Proposal, the Company shall request that such person promptly return or destroy any confidential material provided to such person or any of its representatives in accordance with the confidentiality agreement between the company and such person.

Neither the Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify, or resolve or publicly announce to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company, any acquisition proposal or (D) if a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, fail to recommend against acceptance of such tender offer or exchange offer by its shareholders within five (5) business days after commencement (any of the foregoing, a “Change in the Company Recommendation”), or (ii) cause or permit the Company of any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, agreement or other or similar document, Contract or obligation with respect to any acquisition proposal.

Notwithstanding the foregoing, from the date of the merger agreement and prior to the receipt of the Requisite Company Vote, if the Company has received an unsolicited, bona fide written acquisition proposal and the Board determines, in its good faith judgment upon the unanimous recommendation of the Special Committee, upon advice by a financial advisor of internationally recognized reputation and independent legal counsel, that such acquisition proposal constitutes a superior proposal and failure to make a Change in the Company Recommendation with respect to such superior proposal would be inconsistent with its fiduciary duties to the Company and its shareholders under applicable law, the Board may, upon the unanimous recommendation of the Special Committee, (x) effect a Change in the Company Recommendation and/or (y) authorize the Company to (1) terminate the merger agreement in accordance with the terms thereof and (2) immediately prior to, contemporaneously with or immediately following the termination of the merger agreement, enter into or execute any alternative acquisition agreement with respect to such superior proposal, but only if, after (A) providing at least five business days’ written notice to Parent advising Parent that the Board has received a superior proposal, indicating that the Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, (B) negotiating with and causing its financial and legal advisors to negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal or offer would cease to constitute a superior proposal, and (C) permitting Parent and its representatives to make a presentation to the Board and the Special Committee regarding the merger agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); and (iii) following such notices, the Board shall have determined, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), after considering the terms of any proposed modification or amendment to the merger agreement by Parent, that the acquisition proposal continues to constitute a superior proposal.

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Directors’ and Executive Officers’ Indemnification and Insurance

Pursuant to the merger agreement, it has been agreed, among other provisions, that:

•	The memorandum and articles of association of the surviving company will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, and Parent shall cause such provisions not to be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law. From and after the Effective Time, any agreement of any of persons covered by the current directors’ and officers’ liability insurance policies with the Company or any of its subsidiaries regarding exculpation or indemnification of liability shall be assumed by the surviving company, shall survive the merger and shall continue in full force and effect in accordance with and subject to its terms, and during the period of six years from the Effective Time, such indemnification agreements shall not be amended, repealed or otherwise in any manner that would adversely affect the rights of such indemnified parties thereunder.

•	The surviving company shall, and Parent shall cause the surviving company to, maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated by the merger agreement; provided, however, that the surviving company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable to the indemnified parties, and provided, further, that in no event shall the surviving company be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may and, at Parent’s request, the Company shall, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company.

•	From and after the Effective Time until the sixth anniversary of the Effective Time, the surviving company will comply with all of its obligations, and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company’s or such subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the CICL or any other applicable law, including the approval of the merger agreement, the transactions contemplated by the merger agreement or arising out of or pertaining to the transactions, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law; and (ii) such persons against any and all damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any subsidiary arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such person’s capacity as a director or an officer of the Company or any of its subsidiaries.

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Financing

Each of Parent and Merger Sub will use its reasonable best efforts to take all actions and do all things necessary to arrange the financing of the transactions in a timely manner including by (i) maintaining in full force and effect the financing commitments, (ii) satisfying, or causing its representatives to satisfy, on a timely basis all conditions to the Closing of the funding in the financing commitments applicable to Parent and/or Merger Sub that are within their respective control, (iii) fully enforce its rights under the financing commitments, (iv) negotiating and executing a definitive debt financing agreement on the terms set out in the debt commitment letter and (v) assuming all conditions precedent in the debt commitment letter have been satisfied, drawing upon and consummating the debt financing at or prior to the Closing.

If Parent or Merger Sub becomes aware that any portion of the debt financing has become unavailable on the terms and conditions contemplated in the debt commitment letter, (A) Parent shall promptly so notify the Company, and (B) each of Parent and Merger Sub shall use its reasonable best efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable following the occurrence of such event, on terms and conditions not materially less favorable, in an amount sufficient to consummate the merger and the other transactions contemplated by the merger agreement, when added to other funds that are available (including the deposited available cash), and to enter into new definitive agreements with respect to such alternative debt financing, and Parent shall deliver to the Company as promptly as practicable (and no later than two business days) after such execution, a true and complete copy of each such alternative debt financing document (except for customary engagement letters).

Parent and Merger Sub have the right, but not the obligation to, negotiate, execute and perform the obligations under any equity commitment letters or convertible note commitment letters to be delivered by one or more of additional financing sources set forth in the parent disclosure schedule or a director, officer or employee of the Company, or their affiliates (or other person with the prior written consent by the Special Committee), in a form reasonably acceptable to the Special Committee, pursuant to which the additional financing sources have committed to provide, subject to the terms and conditions therein, equity financing or convertible debt financing of Parent up to the aggregate amount set forth therein. Parent and Merger Sub acknowledge that the obtaining of the financing or alternative debt financing is not a condition to the Closing.

The Company acknowledges and agrees that Parent and Merger Sub shall have the right to apply any amount of the available cash of the Company towards payment of the merger consideration and shall cooperate with Parent and Merger Sub to deposit such available cash with the paying agent immediately prior to the Effective Time, provided that in no event shall use of the Company’s available cash render any Group Company or the Group Companies on a consolidated basis to be insolvent immediately after the Closing.

Prior to the Closing, the Company shall, and shall cause each of its subsidiaries to, use commercially reasonable efforts to provide to Parent and Merger Sub such cooperation as may be reasonably requested by Parent in connection with the arrangement of the debt financing, or if applicable, any alternative debt financing (provided that such requested cooperation does not unreasonably interfere with the operations of the Company and its subsidiaries and is consistent with law), including, without limitation, (i) as promptly as reasonably practicable, furnishing to Parent and Merger Sub the financial statements as may be reasonably requested by Parent and financing sources; (ii) participation in a reasonable number of customary meetings, presentations and due diligence sessions, including arranging for reasonable direct contact between representatives of the Company with representatives of Parent and financing sources; (iii) to the extent customary and in accordance with applicable law, facilitating the securing or pledging of collateral in connection with the debt financing or, if applicable, the alternative debt financing as reasonably requested by Parent and the lenders party thereto under the financing documents; (iv) operating with representatives of Parent or financing sources with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of any Group Company, including for the purpose of establishing collateral eligibility and values; (v) (A) taking customary actions reasonably necessary to permit the financing sources to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establishing bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing (provided such accounts, agreements and arrangements shall not become active or take effect until after the Effective Time), (vi) furnishing Parent, Merger Sub and their respective representatives promptly with all documentation and other information required with respect to the debt financing and/or any alternative debt financing under applicable “know you customer” and anti-money laundering rules and regulations, and (vii) taking reasonable and customary corporate actions necessary to permit the consummation of the debt financing and/or alternative debt financing, including without limitations the execution and delivery at the closing of any financing document.

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Other Covenants

The merger agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC and prompt response to any comments from the SEC with respect to either statement);

•	reasonable access by Parent and Parent’s representatives to the offices, properties, books and records of the Company and any of its subsidiaries between the date of the merger agreement and the Effective Time (subject to all applicable law and the contractual obligations and restrictions) and furnishing to Parent and Parent’s representatives existing financial and operating data and other existing information;

•	notification of certain matters including communication from any governmental authority in connection with the transactions contemplated by the merger agreement, any actions, and breach of any representation or warranty or failure to perform any covenant or agreement;

•	reasonable best efforts of each party to consummate the transactions contemplated by the merger agreement;

•	ensure the compliance of Merger Sub with its obligations under the merger agreement;

•	participation in litigation relating to the merger or the merger agreement;

•	resignation of the directors of the Company and its subsidiaries pursuant to Parent’s request;

•	coordination of press releases and other public announcements relating to the merger;

•	delisting and deregistration of the Shares; and

•	matters relating to takeover statutes.

Conditions to the Merger

The obligations of the Company, Parent, and Merger Sub to consummate the transactions contemplated by the merger agreement, including the merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

•	the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, having been authorized and approved by holders of Shares constituting the Requisite Company Vote at the shareholders’ meeting in accordance with the CICL and the Company’s memorandum and articles of association; and

•	no governmental authority having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order which is in effect (whether temporary, preliminary or permanent), and has or would reasonably be expected to have the effect of making the merger illegal or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, including the merger.

The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

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•	(i) other than the representations and warranties of the Company relating to capitalization, and authority relative to the merger agreement and fairness, the representations and warranties of the Company contained in the merger agreement (disregarding for this purpose any limitation or qualification by materiality or Material Adverse Effect) being true and correct in all respects as of the date of the merger agreement and as of the Closing, as though made on and as of such date (other than representations and warranties that by their terms address matters only as of a specified date, which shall be true and correct only as of such date), except to the extent such failures to be true and correct would not have a Material Adverse Effect; and (ii) the representations and warranties relating to capitalization and authority relative to the merger agreement and fairness shall be true and correct (except, solely with respect to capitalization, for de minimus inaccuracies) as of the date of the merger agreement and as of the Closing, as though made on and as of such date (other than representations and warranties that by their terms address matters only as of a specified date, which shall be true and correct only as of such date), in each case, interpreted without giving effect to any limitations or qualifications as to materiality or Material Adverse Effect;

•	the Company having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the Closing;

•	the Company having delivered to Parent a closing certificate, dated the date of the Closing, signed by a senior executive officer of the Company, certifying as to the satisfaction of the immediately preceding conditions; and

•	no Material Adverse Effect having occurred since the date of the merger agreement.

The obligations of the Company to consummate the merger are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement (disregarding for this purpose any limitation or qualification by materiality) being true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date (other than representations and warranties that by their terms address matters only as of a specified date, which shall be true and correct only as of such date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of any of the transactions contemplated by the merger agreement;

•	each of Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the Closing; and

•	Parent having delivered to the Company a closing certificate, dated the date of the Closing, signed by a director of Parent, certifying as to the satisfaction of the immediately preceding conditions.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of Parent and the Company with the approval of their respective boards of directors (in the case of the Board, upon the unanimous approval of the Special Committee);

•	by either Company (upon the approval of the Special Committee) or Parent, if:

•	the merger shall not have been consummated on or before January 28, 2017; provided, that the right to terminate the merger agreement shall not be available to a party if the failure of the merger to have been consummated on or before such date was primarily due to such party’s breach or failure to perform in any material respect any of its obligations under the merger agreement;

•	any governmental authority shall have enacted, issued, promulgated, enforced or entered any final or non-appealable order which has the effect of making the consummation of the merger illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated by the merger agreement, including the merger; provided, that the right to terminate the merger agreement shall not be available to a party if the issuance of such final, non-appealable order was primarily due to such party’s breach or failure to perform in any material respect any of its obligations under the merger agreement; or

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•	the Requisite Company Vote shall not have been obtained at the shareholders’ meeting duly convened therefor and concluded or at any adjournment or postponement thereof; provided, that the right to terminate the merger agreement shall not be available to a party if the failure to obtain the Requisite Company Vote was primarily due to such party’s breach or failure to perform in any material respect its obligations under the merger agreement.

•	by the Company (upon the unanimous approval of the Special Committee), if:

•	prior to the receipt of the Requisite Company Vote, (i) the Board has, upon the unanimous recommendation of the Special Committee, authorized the Company to enter into an alternative acquisition agreement, (ii) immediately prior to, concurrently with or immediately following the termination of the merger agreement, the Company enters into an alternative acquisition agreement with respect to the superior proposal, and (iii) the Company immediately prior to, or concurrently with, such termination pays to Parent in immediately available funds the Company termination fee; provided that the Company shall not be entitled to terminate the merger agreement unless the Company has complied in all material respects with the non-solicitation obligations;

•	a breach or failure in any material respect of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in the merger agreement, shall have occurred, which breach or failure would give rise to the failure of a condition to the obligations of each party or a condition to the obligations of the Company and as a result of such breach, such condition would not be capable of being satisfied prior to January 28, 2017, or if capable of being cured, shall not have been cured (x) within 30 business days following receipt of written notice by Parent and Merger Sub of such breach or failure to perform from the Company stating the Company’s intention to terminate the merger agreement or (y) any shorter period of time that remains between the date the Company provides written notice of such breach and January 28, 2017; provided, however, that, the Company shall not have the right to terminate the merger agreement if the Company is then in material breach of any representations, warranties, agreements or covenants under the agreement that would result in the conditions to the obligations of each party, the condition of true and correct representations and warranties of the Company, or the condition that the Company has complied with all agreements and covenants under the merger agreement, not being satisfied; or

•	if (i) all of the conditions to the obligations of each party and to the obligations of Parent and Merger Sub (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or waived by the party having the benefit thereof or by Parent and Merger Sub, as the case maybe, (ii) the Company has irrevocably confirmed by notice to Parent that all conditions to the obligations of the Company (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or that it is willing to waive any unsatisfied condition to the obligations of the Company, and (iii) the merger shall not have been consummated within ten business days after the delivery of such notice.

•	by Parent, if:

•	a breach or failure in any material respect of any representation, warranty, agreement or covenant of the Company set forth in the merger agreement shall have occurred, which breach or failure would give rise to the failure of conditions to the obligations of each party, the condition of true and correct representations and warranties of the Company, or the condition that the Company has complied with all agreements and covenants under the merger agreement, and as a result of such breach or failure, such condition would not be capable of being satisfied prior to January 28, 2017, or if capable of being cured, shall not have been cured (x) within 30 business days following receipt of written notice by the Company of such breach or failure to perform from Parent stating Parent’s intention to terminate the merger agreement or (y) any shorter period of time that remains between the date Parent provides written notice of such breach and January 28, 2017; provided, however, that, Parent shall not have the right to terminate the merger agreement if either Parent or Merger Sub is then in material breach of any representations, warranties, agreements or covenants hereunder that would result in the conditions to the obligations of each party, the condition of true and correct representations and warranties of the Parent and Merger Sub, or the condition that each of Parent and Merger Sub has complied with all agreements and covenants under the merger agreement, not being satisfied; or

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•	a Company Triggering Event shall have occurred.

A “Company Triggering Event” occurs if (i) there shall have been a Change in the Company Recommendation; and (ii) the Board shall have recommended to the shareholders of the Company an acquisition proposal or shall have resolved to do so.

Termination Fee

The Company will pay to Parent or its designees a termination fee of $14,117,000, if the merger agreement is terminated:

•	by Parent where the Company is in breach or failure in any material respect of its representation, warranty, covenant or agreement such that the corresponding condition to Closing cannot be satisfied, or upon the occurrence of a Company Triggering Event;

•	by the Company where (i) the Board has, upon the unanimous recommendation of the Special Committee, authorized the Company to enter into an alternative acquisition agreement, (ii) immediately prior to, concurrently with or immediately following the termination of the merger agreement, the Company enters into an alternative acquisition agreement with respect to the superior proposal; or

•	by the Company or Parent where either (i) the merger is not consummated on or before January 28, 2017, or (ii) the Requisite Company Vote is not obtained, and if (A) after the date of the merger agreement and prior to the time of the termination, a bona fide acquisition proposal shall have been made known to the Company or shall have been publicly announced or publicly made known, and not withdrawn and (B) within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to such acquisition proposal.

Parent will pay to the Company a termination fee of $28,234,000, if the merger agreement is terminated:

•	by the Company where (i) Parent or Merger Sub is in breach or failure in any material respect of its representation, warranty, covenant or agreement such that the corresponding condition to Closing cannot be satisfied; or

•	by the Company if (i) all of the conditions to the obligations of each party and to the obligations of Parent and Merger Sub (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or waived by the party having the benefit thereof or by Parent and Merger Sub, as the case maybe, (ii) the Company has irrevocably confirmed by notice to Parent that all conditions to the obligations of the Company (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or that it is willing to waive any unsatisfied condition to the obligations of the Company, and (iii) the merger shall not have been consummated within ten business days after the delivery of such notice.

Remedies

The parties to the merger agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity. Specifically, the Company is entitled to an injunction or injunctions, or other appropriate form of specific performance or equitable relief to enforce Parent’s and Merger Sub’s obligation to consummate the merger, but only in the event that each of the following conditions has been satisfied: (i) all conditions to the obligations of each party and conditions to the obligations of Parent and Merger Sub (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or, if permissible, waived in accordance with the merger agreement, (ii) Parent and Merger Sub have failed to complete the Closing by the date the Closing should have occurred, (iii) the debt financing (or, if applicable, the alternative debt financing) has been funded or will be funded at the Closing in accordance with the terms thereof, and (iv) the Company has irrevocably confirmed by notice to Parent that if specific performance is granted and the debt financing (or, if applicable, the alternative debt financing) is funded, then the Closing will occur. The Company will not be entitled to enforce specially Parent’s obligation to consummate the merger if the debt financing has not been funded in the absence of any breach by Parent or Merger Sub of the merger agreement or any financing document.

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While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the Closing and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of $28,234,000 and the Company termination fee of $14,117,000, respectively, and reimbursement of certain expenses accrued in the event that Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the merger agreement, as the case may be.

Amendment

The merger agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors (or in the case of the Company, the Special Committee) at any time prior to the Effective Time; provided, however, that, after the approval of the merger agreement and the transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the merger. The merger agreement may only be amended by an instrument in writing signed by each of the Company, Parent and Merger Sub.

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PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

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DISSENTER RIGHTS

The following is a brief summary of the rights of holders of the Shares to dissent from the merger and receive payment of the fair value of their Shares (“Dissenter Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the CICL, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex C, particularly the procedural steps required to exercise Dissenter Rights. These procedures are complex and you should consult your Cayman Islands legal counsel if you are considering exercising such rights. If you do not fully and precisely satisfy the procedural requirements of the CICL, you will lose your Dissenter Rights.

Requirements for Exercising Dissenter Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of his or her Shares upon dissenting from the merger.

The valid exercise of your Dissenter Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the merger is void or unlawful. To exercise your Dissenter Rights, the following procedures must be followed:

•	you must give written notice of objection to the merger (“Notice of Objection”) to the Company prior to the vote to authorize the merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the vote at the extraordinary general meeting;

•	within 20 days immediately following the date on which the vote authorizing the merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all Dissenting Shareholders who have served a Notice of Objection. The merger agreement also provided that the company has agreed to serve any Approval Notice within five days of the approval of the merger by shareholders;

•	within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the Dissenting Shareholder must give to the Company a written notice of his decision to dissent (a “Notice of Dissent”) stating his name and address, the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares. A Dissenting Shareholder must dissent in respect of all the Shares which he holds; the Dissenting Shareholder will cease to have any rights as a shareholder upon the giving of such Notice of Dissent, except for (a) the right to be paid the fair value of his or her Shares, (b) the right to participate in the court proceedings to determine the fair value of his or her Shares, and (c) the right to institute proceedings on the grounds that the merger is unlawful or void;

•	within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares. The merger agreement also provides that the Company has agreed that the per share merger consideration represents the fair value of the Shares;

•	if, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will acquire the Dissenting Shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all Dissenting Shareholders The petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed upon the fair value of their Shares with the Company, and if a Dissenting Shareholder files a petition the Company must file such verified list within 10 days of service of such petition; and

•	if a petition is timely filed and served, the Grand Court will determine at a hearing at which Dissenting Shareholders are entitled to participate (a) the fair value of the Shares held by those Dissenting Shareholders together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

100

Once you have given a Notice of Dissent to the Company, you will cease to have any of the rights of a shareholder except the right to be paid the fair value of your Shares (and the right to participate in the proceedings to determine their fair value, and the right to seek relief on the grounds that the merger is void or unlawful). The enforcement of your Dissenter Rights will preclude the enforcement of any other rights to which you might otherwise be entitled by virtue of your holding Shares, other than the rights referred to in the preceding sentence.

All notices and petitions must be executed by the registered shareholder or a person duly authorized on behalf of the Dissenting Shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are held by a fiduciary, such as by a trustee, guardian or custodian, these notices must be executed by a duly authorized person on behalf of the fiduciary. If the Shares are held by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder; however, the agent must identify the registered owner and expressly disclose the fact that, in exercising the notice, he is acting as a duly authorized agent for the registered holder. A person having a beneficial interest in Shares registered in the name of another person, such as a broker or other nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to exercise whatever Dissenter Rights attached to the Shares.

You must be a registered holder of Shares in order to exercise your Dissenter Rights in respect of such Shares. A holder of ADSs who wishes to dissent must surrender his or her ADSs to the ADS depositary and pay the fee of ADS depositary to withdraw his or her Shares and then become a registered holder of such Shares and comply with the procedures described above in order to exercise the Dissenter Rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise Dissenter Rights on behalf of a holder of ADSs, and any Notice of Objection or Notice of Dissent delivered to the ADS depositary will not be effective under the CICL. If you wish to cancel your ADSs, please contact the ADS depositary’s office at 101 Barclay Street, New York, New York 10286, the United States. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on the NYSE. The Company’s Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting or to exercise Dissenter Rights, and the merger is not completed and you wish to be able sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $5.00 per 100 ADSs (or portion thereof) issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the ADS deposit agreement.

If you do not satisfy each of the above requirements and otherwise comply strictly with the procedures required by the CICL with regard to the exercise of Dissenter Rights, you will not be entitled to exercise your Dissenter Rights and will be bound by the terms of the merger agreement and the plan of merger. Submitting a signed proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, will not alone entitle you to exercise your Dissenter Rights. You must send all notices to the Company to Attention: Investor Relations Department, 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the CICL could be more than, the same as, or less than $1.34 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the per Share merger consideration of $1.34 is equal to the fair value of each of your Shares. You may also be responsible for the cost of any appraisal proceedings.

The provisions of Section 238 of the CICL are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenter Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenter Rights.

101

FINANCIAL INFORMATION

The following sets forth certain selected historical consolidated financial information of the Company. The selected consolidated statements of comprehensive (loss) income data for the two years ended December 31, 2014 and 2015 and the consolidated balance sheet data as of December 31, 2014 and 2015 have been derived from the audited financial statements, prepared in accordance with U.S. GAAP, filed as part of the Company’s Annual Report on Form 20-F for the year ended December 31, 2015, beginning on page F-1, which are incorporated into this proxy statement by reference. The information set forth below is not necessarily indicative of future results and should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements and the related notes and other financial information contained in the Company’s Annual Report on Form 20-F for the year ended December 31, 2015. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

The following table sets forth selected consolidated statements of comprehensive (loss) income data of the Company for the years ended December 31, 2014 and 2015.

	For the Year Ended December 31,
	2014	2015
	RMB	RMB	$
	(in thousands)
Consolidated Statements of Comprehensive Income (Loss) Data:
Net revenues:
Product revenue
Media	5,036,039	5,526,976	853,218
General Merchandise	2,599,411	3,485,314	538,040
	7,635,450	9,012,290	1,391,258
Other revenue	321,513	299,745	46,273
Total net revenues	7,956,963	9,312,035	1,437,531
Cost of revenues	(6,487,201)	(7,813,529)	(1,206,201)
Gross profit	1,469,762	1,498,506	231,330
Operating expenses: (1)
Fulfillment	(775,534)	(747,134)	(115,338)
Marketing	(374,227)	(313,627)	(48,416)
Technology and content	(208,214)	(242,112)	(37,376)
General and administrative	(165,284)	(198,554)	(30,651)
Government grants and value-added tax refunds	113,781	73,194	11,299
Income from operations	60,284	70,273	10,848
Income before income taxes	88,117	76,548	11,817
Income tax benefit	—	15,000	2,316
Net income	88,117	91,548	14,133
Deemed dividend on Series C convertible preferred shares	—	—	—
Net income (loss) attributable to common shareholders	88,117	91,548	14,133
Income per common share:
Basic	0.22	0.23	0.04
Diluted	0.21	0.22	0.03
Shares used in income (loss) per share computation:
Common shares:
Class A common shares:
Basic	271,445,384	272,491,397	272,491,397
Diluted	416,533,054	415,045,447	415,045,447
Class B common shares:
Basic	131,876,660	131,876,660	131,876,660
Diluted	131,876,660	131,876,660	131,876,660
Other comprehensive income, net of tax of nil:
Foreign currency translation adjustment, net of taxes	4,991	87,122	13,449
Unrealized gain on available-for-sale investments, net of taxes	2,541	15,894	2,454
Transferred to statements of comprehensive (loss) income of realized gain on available-for-sale investments, net of taxes	(2,541)	(14,555)	(2,247)
Total other comprehensive income	4,991	88,461	13,656
Comprehensive income attributable to common shareholders	93,108	180,009	27,789

(1)	Share-based compensation expenses were allocated in operating expenses as follows:

102

	For the Year Ended December 31,
	2014	2015
	RMB	RMB	$
	(in thousands)
Fulfillment	2,126	1,946	300
Marketing	509	638	98
Technology and content	1,075	1,138	176
General and administrative	6,707	4,875	753
Total share-based compensation expenses	10,417	8,597	1,327

The following table presents selected consolidated dated balance sheet data of the Company as of December 31, 2014 and 2015:

	For the Year Ended December 31,
	2014	2015
	RMB	RMB	$
	(in thousands)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	350,946	1,107,612	170,986
Restricted cash	23,726	24,000	3,705
Time deposits	674,363	—	—
Held-to-maturity investments	350,000	72,000	11,115
Available-for-sale investments	—	166,339	25,678
Inventories	2,201,170	2,272,087	350,750
Accounts receivable, net	28,763	35,367	5,460
Total assets	4,514,967	4,621,030	713,364
Accounts and notes payable	2,479,314	2,703,190	417,301
Non-current liabilities	24,227	29,499	4,554
Class A common shares	201	201	31
Class B common shares	103	103	16
Accumulated deficit	(1,078,650)	(987,102)	(152,382)
Total shareholders’ (deficit) equity	677,584	866,190	133,717

Ratio of Earnings to Fixed Charges

	For the Year Ended December 31,
	2014		2015
	(unaudited)		(unaudited)
Ratio of Earnings to Fixed Charges	—	(1)	—	(1)

103

(1)	The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. The Company’s earnings, being the amount of pre-tax income before adjustment for income or loss from equity investees, for the years ended December 31, 2014 and 2015 was RMB88.1 million and RMB76.5 million ($11.8 million), respectively. There were no fixed charges for each of the years ended December 31, 2014 and 2015. The ratio of earnings to fixed charges should be read in conjunction with the financial statements and the related notes and other financial information contained in such Annual Report on Form 20-F. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report on Form 20-F.

Net Book Value per Share of the Shares

The Company’s net book value per Share as of December 31, 2015 was approximately $0.33, based on 411,434,410 issued and outstanding Shares as of December 31, 2015.

104

TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Company

The Company did not repurchase any Shares or ADSs in the past two years.

Purchases by the Buyer Group

In 2014 and 2015, Mr. Kan purchased an aggregate of 6,900 ADSs, representing 34,500 Class A common shares, by exercise of Company Options granted to him under the Share Incentive Plans. The exercise price for all such Company Options was $0.325 per ADS.

In addition, during the second quarter of 2015, Mr. Kan purchased 1,000 ADSs, 1,000 ADSs 1,000 ADSs at purchase prices of $10.8 per ADS, $10.5 per ADS and $9.28 per ADS, respectively, and sold 1,000 ADSs at $11.0 per ADS.

Except as described above, none of the Buyer Group members or any of their respective affiliates purchased any Shares or ADSs in the past two years.

Prior Public Offerings

The Company completed its initial public offering of ADSs in December 2010. The Company did not make any underwritten public offering of its securities during the past three years. Other than the foregoing, none of the corporate filing person has made any underwritten public offering of its securities.

Transactions in Prior 60 Days

Pursuant to a share transfer agreement dated April 25, 2016 by and among First Profit and two former employees of the Company, First Profit transferred an aggregate of 36,675 Class A common shares to the two former employees pursuant to previous share incentive arrangements between the Company and the two former employees. Historically, First Profit has held Class A common shares for and on behalf of certain persons pursuant to share incentive arrangements between the Company and such persons, who include the two aforementioned former employees. For details, see caption titled “Related Party Transactions” of this proxy statement.

Except as described above and other than the merger agreement, the agreements entered into in connection with the merger agreement (including the Limited Guarantee, the Support Agreement, the Rollover Agreement and the debt commitment letter) and the equity commitment letters delivered by First Profit and Mr. He, respectively, on June 17, 2016, there have been no transactions in Shares or ADSs during the prior 60 days by the Company, any of the Company’s officers or directors, Holdco, Parent, Merger Sub or any other person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

105

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of Shares, as of the date of this proxy statement, by:

•	each of the Company’s directors and executive officers;

•	the Company’s directors and executive officers as a group; and

•	each person known to us to beneficially own more than 5.0% of the total issued and outstanding Shares.

As of the date of this proxy statement, the Company has 411,434,410 Shares issued and outstanding, including 6,607,115 Class A common shares issued to its depositary bank and reserved for future exercise and grants of incentive shares under the Share Incentive Plans. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, the Company has included Shares that the person has the right to acquire within 60 days from the date of this proxy statement, including through the exercise of any option, warrant or other right, vesting of restricted share units or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

	Shares Beneficially Owned
	Number	Percentage (%)
Directors and Executive Officers:
Peggy Yu Yu (1)	16,510,840	4.0
Guoqing Li (2)	132,017,360	31.2
Ruby Rong Lu(3)	50,000	*
Ke Zhang(4)	100,000	*
Xiaolong Li(5)	50,000	*
Danqian Yao (6)	1,150,425	0.3
Yue Wang(7)	241,125	*
All directors and executive officers as a group	150,119,750	35.3
Principal Shareholders:
Science & Culture International Limited (8)	98,185,000	23.9
Kewen Holding Co. Limited (9)	127,406,110	30.4

Notes:

*	Less than 0.1% of the Company’s total issued and outstanding Shares.

(1)	Consists of 3,135,840 Class A common shares and 13,000,000 Class B common shares held by Ms. Yu, and 375,000 Class A common shares issuable to Ms. Yu upon exercise of options within 60 days after the date of this proxy statement.

(2)	Consists of (i) 1,499,930 Class A common shares issuable to Mr. Li upon exercise of options within 60 days after the date of this proxy statement, (ii) 3,111,320 Class A common shares issuable to Dyna-Best Corp. upon exercise of options within 60 days after the date of this proxy statement, (iii) 7,344,450 Class A common shares issuable to Kewen upon exercise of options within 60 days after the date of this proxy statement, (iv) 237,000 ADSs representing 1,185,000 Class A common shares held by SC International, (v) 21,876,660 Class B common shares held by Kewen, and (vi) 97,000,000 Class B common shares held by SC International. Dyna-Best Corp is a British Virgin Islands company wholly owned by Mr. Li. Mr. Li is the sole director and beneficial owner of Kewen, which holds 60% of the shares in SC International. Mr. Li disclaims beneficial ownership with respect to the shares held by SC International except to the extent of his pecuniary interest therein.

(3)	Consists of 50,000 Class A common shares issuable to Ruby Rong Lu upon exercise of options within 60 days after the date of this proxy statement.

(4)	Consists of 100,000 Class A common shares issuable to Ke Zhang upon exercise of options within 60 days after the date of this proxy statement.

(5)	Consists of 50,000 Class A common shares issuable to Xiaolong Li upon exercise of options within 60 days after the date of this proxy statement.

(6)	Consists of (i) 850,000 Class A common shares issuable to First Profit upon exercise of options within 60 days after the date of this proxy statement, which are beneficially owned by Mr. Yao, (ii) 164,200 Class A common shares held for and on behalf of Mr. Yao by First Profit, a British Virgin Islands company that is 50% owned by Mr. Yao, and (iii) 136,425 Class A common shares held by First Profit for and on behalf of certain persons pursuant to share incentive arrangements between the Company and such persons. Mr. Yao controls First Profit as its the sole director.

(7)	Consists of 241,125 Class A common shares issuable to Yue Wang upon exercise of options within 60 days after the date of this proxy statement.

(8)	Consists of 237,000 ADSs representing 1,185,000 Class A common shares and 97,000,000 Class B common shares held by SC International.

(9)	Consists of (i) 237,000 ADSs held by SC International representing 1,185,000 Class A common shares; (ii) 7,344,450 Class A common shares issuable to Kewen upon exercise of options within 60 days after the date of this proxy statement; (iii) 21,876,660 Class B common shares held by Kewen; and (iv) 97,000,000 Class B common shares held by SC International.

106

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

107

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward- looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the merger, including the authorization and approval of the merger agreement by the shareholders of the Company;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the cash position of the Company and its subsidiaries at the Effective Time;

•	debt financing may not be funded at the Effective Time because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being completed promptly or at all;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	diversion of the Company’s management’s attention from the Company’s ongoing business operations;

•	loss of the Company’s senior management;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger or any other matters; and

•	other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2015. Please see “Where You Can Find More Information” beginning on page 109 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

108

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to our website at http://ir.dangdang.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a going-private transaction, the Company and the Buyer Group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC. Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. Information that we later file with the SEC may update and supersede the information in this proxy statement where it is provided in a manner reasonably calculated to inform security holders. The Company’s Annual Report on Form 20-F for the year ended December 31, 2015 filed with the SEC on April 29, 2016 is incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to the Company’s Investor Relations Department at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED ________, 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

109

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

DANGDANG HOLDING COMPANY LIMITED,

DANGDANG MERGER COMPANY LIMITED

and

E-COMMERCE CHINA DANGDANG INC.

Dated as of May 28, 2016

ii

iii

AGREEMENT AND PLAN OF MERGER, dated as of May 28, 2016 (this “Agreement”), among Dangdang Holding Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Dangdang Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and E-Commerce China Dangdang Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “CICL”), the parties hereto will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and cease to exist, with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the special committee of the Company Board (the “Special Committee”), has (i) determined that it is in the best interests of the Company and its shareholders (other than the Rollover Shareholders and the Founder Parties), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, the Plan of Merger (as defined below) and the consummation of the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company at the Shareholders’ Meeting (as defined below);

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger, and the sole member of Merger Sub has authorized and approved the Plan of Merger by special resolution;

WHEREAS, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (i) the Founder Parties have executed and delivered to Parent a support agreement, dated the date hereof (the “Support Agreement”), providing that, among other things and subject to the terms and conditions set forth therein, each of the Founder Parties agrees to receive no consideration for the cancellation of the Rollover Shares (as defined below) beneficially held by each of them, and that the Founder Parties each will vote their respective Shares held by each of them in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, and (ii) the Rollover Shareholders (as defined below) other than Founder Parties have executed and delivered to Parent a rollover agreement, dated the date hereof (the “Rollover Agreement”), providing that each of the Rollover Shareholders other than Founder Parties agrees to receive no consideration for the cancellation of the Rollover Shares held by each of them as set forth therein, and will subscribe for or otherwise receive, or cause their respective Affiliates to subscribe for or otherwise receive, newly issued shares of Parent;

WHEREAS, as a condition to and inducement of the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Ms. Peggy Yu Yu and Mr. Guoqing Li (each, a “Guarantor” and collectively, the “Guarantors”) have delivered to the Company a limited guarantee, dated as of the date hereof, in favor of the Company to guarantee the discharge of certain payment obligations of Parent under this Agreement (the “Limited Guarantee”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I

THE MERGER

Section 1.01         The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CICL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”) under the laws of the Cayman Islands as a wholly-owned subsidiary of Parent.

Section 1.02         Closing; Closing Date.

Unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the closing for the Merger (the “Closing”) shall take place at 10:00 a.m. (Hong Kong time) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 42/F Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong on the fifth (5th) Business Day following the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement (such date being the “Closing Date”).

Section 1.03         Effective Time.

Subject to the provisions of this Agreement, as early as practical on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) substantially in the form set out in Annex A and the parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Merger shall become effective upon the date of such filing or the date within 90 days of the date of registration of the Plan of Merger by the Registrar of Companies of the Cayman Islands, as specified in the Plan of Merger in accordance with the CICL (the “Effective Time”).

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Section 1.04         Effects of the Merger.

The Merger shall have the effect set forth in this Agreement, the Plan of Merger and as specified in the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICL.

Section 1.05         Memorandum and Articles of Association of Surviving Company.

At the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Company until thereafter amended as provided by law or by such memorandum and articles of association; provided, however, that, at the Effective Time, (i) Article I of the memorandum of association of the Surviving Company shall be amended to read as follows: “The name of the company is E-Commerce China Dangdang Inc.,” and the articles of association of the Surviving Company shall be amended to refer to the name of the Surviving Company as “E-Commerce China Dangdang Inc.” and all references therein to “Dangdang Merger Company Limited” shall be replaced with “E-Commerce China Dangdang Inc.,” and (ii) if necessary, references therein to the authorized share capital of the Surviving Company shall be amended as necessary to correctly describe the authorized share capital of the Surviving Company as approved in the Plan of Merger.

Section 1.06         Directors and Officers.

The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company upon the Effective Time, and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company upon the Effective Time, in each case, except as otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Article II

EFFECT ON ISSUED SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01         Effect of Merger on Issued Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a)         each Class A common share, par value US$0.0001 per share, of the Company (a “Class A Share”) and each Class B common share of the Company, par value US$0.0001 per share (a “Class B Share” and, the Class A Shares and the Class B Shares collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs (each as defined below)) shall be cancelled in consideration for the right to receive US$1.34 in cash per Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.04;

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(b)         each American Depositary Share, representing five (5) Class A Shares (an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) shall be cancelled in consideration for the right to receive US$6.70 in cash per ADS without interest (the “Per ADS Merger Consideration”), pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement (as defined below), and in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail;

(c)         all of the Shares, including Class A Shares represented by ADSs (other than the Excluded Shares and the Dissenting Shares), shall cease to exist and shall thereafter represent only the right to receive the Per Share Merger Consideration or Per ADS Merger Consideration without interest;

(d)         each of the Excluded Shares and ADSs representing the Excluded Shares issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and shall cease to exist without payment of any consideration or distribution therefor;

(e)         each of the Dissenting Shares shall be cancelled and shall thereafter represent only the right to receive the applicable payments set forth in accordance with Section 2.03;

(f)          each common share, par value US$1.00 each, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value US$0.0001 each, of the Surviving Company. Such ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Company; and

(g)         the register of members of the Surviving Company shall be amended to reflect the transactions set forth in this Section 2.01.

Section 2.02        Share Incentive Plans and Outstanding Share Awards.

(a)         At the Effective Time, the Company shall (i) terminate the Company’s Share Incentive Plans, and any relevant award agreements applicable to the Share Incentive Plans, and (ii) cancel each Company Share Award that is outstanding and unexercised, whether or not vested or exercisable.

(b)         Each Vested Company Option that remains outstanding immediately prior to the Effective Time and is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable after the Effective Time (without interest), a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Vested Company Option and (ii) the number of Shares underlying such Vested Company Option; provided that, if the Exercise Price of any such Vested Company Option is equal to or greater than the Per Share Merger Consideration, such Vested Company Option shall be cancelled without any payment therefor. No former holder of any Unvested Company Options shall be entitled to any payment with respect thereto.

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(c)         Any payment under this Section 2.02 shall be subject to all applicable Taxes and Tax withholding requirements.

(d)         At or prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall pass any resolutions and take any actions which are reasonably necessary, including, if necessary, obtaining the consent of the individual holders of Company Share Awards, to effectuate the provisions of this Section 2.02. As promptly as reasonably practicable following the date hereof, the Company shall deliver written notice to each holder of Company Share Awards informing such holder of the effect of the Merger on their Company Share Awards.

Section 2.03         Dissenting Shares.

(a)         Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and held by shareholders who shall have validly given a written objection with respect to the Merger pursuant to Section 238(2) of the CICL and not withdrawn or lost their rights to dissent in accordance with Section 238 of the CICL (whether due to its failure to comply with any procedural requirements of Section 238 of the CICL or otherwise) (collectively, the “Dissenting Shareholders”, and such Shares, the “Dissenting Shares”) shall be cancelled at the Effective Time and not be converted into the right to receive the Per Share Merger Consideration and the Dissenting Shareholders shall instead be entitled to receive only the payment resulting from the procedure in Section 238 of the CICL, with respect to their Dissenting Shares; provided, however, that all Shares held by Dissenting Shareholders who shall have effectively withdrawn or lost their rights to dissent from the Merger under Section 238 of the CICL shall cease to be Dissenting Shares and shall be deemed to have been cancelled and converted into, and to have become exchanged for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without interest thereon, in the manner provided in Section 2.04.

(b)         The Company shall give Parent (i) prompt notice of any notices of objection, notices of dissent or demands for appraisal under Section 238 of the CICL received by the Company, attempted withdrawals of such notices or demands, and any other instruments served pursuant to applicable Laws and received by the Company relating to its shareholders’ rights to dissent from the Merger and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(c)         In the event that any written notices of objection to the Merger are served by any shareholder of the Company pursuant to Section 238(2) of the CICL, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to Section 238(4) of the CICL within five (5) days of the approval of the Merger by shareholders of the Company at the Shareholders’ Meeting.

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Section 2.04        Exchange of Share Certificates, etc.

(a)         Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company which be reasonably acceptable to the Special Committee to act as paying agent (the “Paying Agent”) for purposes of paying the holders of Shares and the ADSs. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, ADSs and Company Share Awards (other than Excluded Shares), a cash amount in immediately available funds, which, together with the Deposited Available Cash, shall be sufficient for the Paying Agent to make payments under Sections 2.01(a), 2.01(b), 2.02(b) and 2.03(a) (such aggregate cash amount being hereinafter referred to as the “Exchange Fund”, and in the case of payments under Section 2.03(a), an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration). For the avoidance of doubt, if any shareholder who has taken any step to exercise its dissenter’s rights pursuant to Section 238 of the CICL (e.g., the giving of a written objection pursuant to Section 238(2) of the CICL) subsequently withdraws or loses its dissenter’s rights pursuant to the CICL (whether due to its failure to comply with any procedural requirements of Section 238 of the CICL or otherwise) with respect to any Dissenting Shares, (i) such Shares shall not be subject to Section 2.03 and (ii) Parent or the Surviving Company shall promptly deposit or cause to be deposited cash in immediately available funds into the Exchange Fund in an amount equal to the product of (x) the number of Shares for which such holder of Shares has lost its dissenter’s rights pursuant to the CICL and (y) the Per Share Merger Consideration. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.04. Parent or the Surviving Company shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares pursuant to this Article II.

(b)         Exchange Procedures. As promptly as practicable after the Effective Time (and in any event within five (5) Business Days in the case of registered holders), the Surviving Company shall cause the Paying Agent to mail, to each Person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of Shares (other than the Excluded Shares and the Dissenting Shares) shall be effected and contain such other provisions as Parent and the Company (upon recommendation of the Special Committee) may reasonably agree); and (ii) instructions for effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) or non-certificated Shares represented by book entry (“Uncertificated Shares”) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Promptly after a Dissenting Shareholder has effectively withdrawn or lost his, her or its appraisal rights under the CICL, Parent shall cause the Paying Agent to mail to such Dissenting Shareholder such letter of transmittal and instructions. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares (other than Excluded Shares) represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company (upon recommendation of the Special Committee) shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of the ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding taxes, if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs (other than the ADS cancellation fee, which shall be payable in accordance with the Deposit Agreement). No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Article II. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the Share Certificate may be issued to such transferee if the Share Certificates, if any, which immediately prior to the Effective Time represented such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

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(c)         Lost Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Company or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of the Shares represented by such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares (other than the Excluded Shares or the Dissenting Shares) represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

(d)         Untraceable Shareholders. Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details prior to the Effective Time. A holder of Shares or ADSs will be deemed to be untraceable if (i) such Person has no registered address in the register of members (or branch register) maintained by the Company or the Depositary, as applicable, or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such Person either (x) has been sent to such Person and has been returned undelivered or has not been cashed, or (y) has not been sent to such Person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Shareholders’ Meeting convened to vote on the Merger has been sent to such Person and has been returned undelivered. Dissenting Shareholders and holders of Shares or ADSs who are untraceable and who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Company.

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(e)         Adjustments to Merger Consideration. The Per Share Merger Consideration, the Per ADS Merger Consideration and any other amounts payable pursuant to this Agreement shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase Shares or the vesting of any restricted shares granted under the Company’s share option, incentive or compensation plans or arrangements.

(f)          Investment of Exchange Fund. The Exchange Fund, pending its disbursement to the holders of Shares and ADSs pursuant to this Section 2.04, shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Company in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding US$1 billion. Earnings from investments of the Exchange Fund shall be the sole and exclusive property of the Surviving Company. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment in accordance with Section 2.04(a), Parent shall, or shall cause the Surviving Company to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments in accordance with Section 2.04(a).

(g)         Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares or ADSs for six (6) months after the Effective Time shall be delivered to the Surviving Company upon demand, and any holders of Shares and ADSs (other than Excluded Shares) who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to this Article II. Any portion of the Exchange Fund remaining unclaimed by holders of Shares and ADSs as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Laws, become the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

(h)         No Liability. None of the Paying Agent, the Rollover Shareholders, Parent, the Surviving Company or the Depositary shall be liable to any former holder of Shares for any such Shares (including Class A Shares represented by ADSs) (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i)          Withholding Rights. Each of Parent, the Surviving Company, the Paying Agent and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, ADSs or Company Share Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Company, the Paying Agent or the Depositary, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, ADSs or Company Share Awards in respect of which such deduction and withholding was made by Parent, the Surviving Company, the Paying Agent or the Depositary, as the case may be.

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Section 2.05         No Transfers. From and after the Effective Time, (a) no transfer of Shares shall be effected in the register of members of the Company, and (b) the holders of Shares (including Class A Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificate presented to the Paying Agent, Parent or Surviving Company for transfer or any other reason shall be canceled (except for the Excluded Shares and the Dissenting Shares) in exchange for the right to receive the cash consideration to which the holders thereof are entitled pursuant to Article II.

Section 2.06         Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to The Bank of New York Mellon (the “Depositary”) to terminate the deposit agreement, dated December 7, 2010, by and among the Company, the Depositary and all holders from time to time of ADSs issued thereunder (the “Deposit Agreement”) in accordance with its terms.

Section 2.07         Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the CICL.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Disclosure Schedule delivered to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number, and any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face, (b) as disclosed in the Company SEC Reports (as defined below) prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding disclosures in the Company SEC Reports contained in the “Risk Factors” and “Forward Looking Statements” sections to the extent they are general, nonspecific, forward looking or cautionary in nature, in each case, other than specific factual information contained therein), or (c) for any matters known or that should have been known, after due inquiry, by any of the Founder Parties or any of their respective Affiliates or Representatives (other than the Company and its Subsidiaries), the Company hereby represents and warrants to Parent and Merger Sub that:

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Section 3.01        Organization and Qualification.

(a)         Each Group Company is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted. Each Group Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be duly qualified, licensed or in good standing would not constitute a Material Adverse Effect.

(b)         A true and complete list of all Subsidiaries of the Company, together with the jurisdiction of organization of each such Subsidiary and the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Subsidiary owned by the Group Company, is set forth in Section 3.01(b) of the Company Disclosure Schedule. Except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, (i) there are no other corporations, partnerships, joint ventures, associations, or entities through which any Group Company conducts business, or other entities in which a Group Company controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and (ii) no Group Company is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership, or similar arrangement.

Section 3.02        Memorandum and Articles of Association.

The Company has heretofore furnished to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended to date, of each Group Company. Such memorandum and articles of association or equivalent organizational documents are in full force and effect. No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

Section 3.03        Capitalization.

(a)         The authorized share capital of the Company is US$100,000, divided into 548,955,840 Class A Shares of a par value of US$0.0001 each and 451,044,160 Class B Shares of a par value of US$0.0001 each. As of the date of this Agreement, (i) 279,557,750 Class A Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (ii) 131,876,660 Class B Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (iii) no Shares are held in the treasury of the Company, and (iv) 6,607,115 Class A Shares have been issued to the Depositary and are held in the Company’s name pending allocation upon exercise of outstanding Company Share Award granted pursuant to the Share Incentive Plans, which, for the avoidance of doubt, are not included in the number of issued and outstanding Shares set forth in clause (i) above. Except as set forth in this Section 3.03, there are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which any Group Company is bound relating to the issued or unissued share capital of any Group Company or obligating any Group Company to issue or sell any shares or securities of, or other equity interests in, any Group Company. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

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(b)         Section 3.03(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a summary of the issued and outstanding Company Share Awards and with respect to each batch of Company Share Awards, the number of Shares subject to each such Company Share Award, the price per share at which such Company Share Award may be exercised. All outstanding Company Share Awards have been issued in compliance with all applicable Laws in all material respects, and all requirements set forth in the applicable Company Share Incentive Plan, and the per share exercise price of each Company Option requiring exercise was equal to or greater than the fair market value (within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), in the case of each Company Option intended to qualify as an “incentive stock option”, and within the meaning of Section 409A of the Code, in the case of each other Company Option awarded to a U.S. person), on the date on which the grant of such Company Option was by its terms to be effective.

(c)         All Shares subject to issuance under the Company Share Awards, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has made available to Parent accurate and complete copies of (x) the Share Incentive Plans pursuant to which the Company has granted the Company Share Awards that are currently outstanding, and (y) the form of all award agreements evidencing such Company Share Awards.

(d)         There are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any share capital or registered capital, as the case may be, of any Group Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company’s Subsidiaries or any other Person.

(e)         The outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries and each such other entity is owned by the relevant Group Company free and clear of all Liens and encumbrances, except for Permitted Encumbrances. Such Group Company has the unrestricted right to vote, and (subject to limitations imposed by applicable Laws) to receive dividends and distributions on, all such equity securities.

Section 3.04        Authority Relative to This Agreement; Fairness.

(a)         The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Company Recommendation (as defined below) and the Requisite Company Vote, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, the Plan of Merger and the consummation by the Company of the Transactions have been duly authorized by the Company Board upon the unanimous recommendation of the Special Committee and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Plan of Merger and the consummation by it of the Transactions, in each case, subject only to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting (the “Requisite Company Vote”) in accordance with Section 233(6) of the CICL and the memorandum and articles of association of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

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(b)         The Special Committee comprises three (3) members of the Company Board each of whom is not affiliated with Parent or Merger Sub, is not a member of the Company’s management and qualifies as an “independent director” (as such term is defined in NYSE Listed Company Manual Section 303A.02 and Rule 10A-3 under Securities Exchange Act of 1934, as amended (the “Exchange Act”)). The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that this Agreement, the Plan of Merger and the Transactions, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and its shareholders (other than the holders of the Rollover Shares), (ii) approved and declared advisable this Agreement, the Plan of Merger and the Transactions, and (iii) directed that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Shares for authorization and approval, and (iv) resolved to recommend authorization and approval of this Agreement, the Plan of Merger and the Transactions to the holders of Shares (other than the holders of the Excluded Shares) (the “Company Recommendation”). The Company Board, acting upon the unanimous recommendation of the Special Committee, has directed that this Agreement, the Plan of Merger and the Transactions be submitted to holders of Shares for authorization and approval.

(c)         The Special Committee has received the written opinion of Duff & Phelps, LLC (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date hereof, and subject to the various assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration and the Per ADS Merger Consideration to be received by holders of Shares (other than the holders of Excluded Shares) and ADSs (other than the holders of ADSs representing Excluded Shares), as the case may be, is fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement for informational purposes only. The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement. It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub.

Section 3.05        No Conflict; Required Filings and Consents.

(a)         The execution and delivery of this Agreement and the Plan of Merger by the Company do not, and the performance of this Agreement and the Plan of Merger by the Company and the consummation of the Transactions will not, (i) assuming that the Requisite Company Vote is obtained, conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority (“Law”) applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance, except for Permitted Encumbrances, on any property or asset of any Group Company pursuant to, any Contract or obligation to which any such Group Company is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach or default which would not constitute a Material Adverse Effect.

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(b)         The execution and delivery of this Agreement and the Plan of Merger by the Company do not, and the performance of this Agreement and the Plan of Merger by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any nation or government, any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal (each, a “Governmental Authority”), except (i) for compliance with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3 which shall incorporate by reference the Proxy Statement, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the Securities and Exchange Commission (the “SEC”), if any, on such documents), (ii) for compliance with the rules and regulations of the New York Stock Exchange (“NYSE”), (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL, and (iv) where the failure to obtain or make, as applicable, any such consent, approval, authorization, permit, filing or notification the failure to make or obtain would not constitute a Material Adverse Effect.

Section 3.06        Permits; Compliance with Laws.

(a)         Each Group Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders issued by any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted (the “Material Company Permits”), and no suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened, except, in each case, where the failure to be in possession of a Material Company Permit or the suspension or cancellation of any Material Company Permit would not constitute a Material Adverse Effect. All such Material Company Permits are valid and in full force and effect, except for any invalidity or ineffectiveness that would not constitute a Material Adverse Effect.

(b)         No Group Company is in default, breach or violation of (i) any Law applicable to it (including without limitation, (A) any Law applicable to its business, and (B) any Law related to the protection of personal data) or by which any of its share, security, equity interest, property or asset is bound or affected, or (ii) any Contract, Material Company Permit or obligation to which it is a party or by which it or any of its shares, securities, equity interests, properties or assets is bound, except, in each case, for any conflict, default, breach or violation as would not constitute a Material Adverse Effect. To the knowledge of the Company, no Group Company has received any notice or communication of any material non-compliance with any applicable Law that has not been cured, except for any noncompliance, defaults, breach or violations that would not constitute a Material Adverse Effect.

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(c)         Neither any Group Company, nor any director or officer of any Group Company, nor, to the knowledge of the Company, any employee of any Group Company or agent acting on behalf of any Group Company, has offered, paid, promised to pay or authorized the payment of any money or anything else of value, whether directly or through another person, to:

(i)          any Government Official in order to improperly (A) influence any act or decision of any Government Official, (B) induce such Government Official to use his or its influence with a Governmental Authority or (C) otherwise secure any improper advantage; or

(ii)         any other person in any manner that would constitute commercial bribery or an illegal kickback, or would otherwise violate any applicable Anticorruption Law.

(d)         Neither any Group Company nor, to the knowledge of the Company, any director, officer, employee, representative, agent or affiliate of any Group Company, or any person or entity acting on behalf of any Group Company (i) is currently subject to or the target of any U.S. sanctions administered by the Office of Foreign Assets Control of U.S. Treasury Department or (ii) has violated, or operated not in compliance with any applicable export restriction, anti-boycott regulation or embargo regulation.

Section 3.07        SEC Filings; Financial Statements.

(a)         The Company has filed or furnished, as applicable, all required forms, reports and documents with the SEC since January 1, 2013 (collectively, the “Company SEC Reports”), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. No Subsidiary of the Company has filed or furnished, or is required to file or furnish, any form, report or other document with the SEC. The Company SEC Reports did not contain, when filed or furnished, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file or furnish any form, report or document with the SEC.

(b)         The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports complied, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in all material respects, the consolidated balance sheets of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated statements of operations and changes in shareholders’ equity and comprehensive income for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that are not material in the aggregate). Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis (“GAAP”), except as specifically indicated in the notes thereto.

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(c)         The Company has implemented disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the Company’s chief executive officer and chief financial officer or other Persons performing similar functions by others within those entities.

(d)         Except as and to the extent set forth on the audited annual report of the Group Companies for the year ended December 31, 2015 filed with the SEC on April 29, 2016, including the notes thereto, no Group Company has outstanding (i) any Indebtedness or any commitments therefor, or (ii) any liability or obligation of any nature (whether accrued, absolute, determined, determinable, fixed, contingent or otherwise), in each case that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries, except for liabilities and obligations (x) incurred in the ordinary course of business consistent with past practice since December 31, 2015, (y) incurred pursuant to this Agreement or in connection with the Transactions, or (z) that would not constitute a Material Adverse Effect.

(e)         Neither the Company nor, to the knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures as of December 31, 2015 which could reasonably adversely affect the Company’s ability to record, process, summarize or report financial data, in each case which has not been subsequently remediated. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(f)         The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE, subject to availing itself of any “home country” exemption from such rules and regulations available to a “foreign private issuer” (as defined under the Exchange Act and under the relevant rules and regulations of the NYSE).

Section 3.08        Proxy Statement.

The Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company shall not, (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

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Section 3.09        Absence of Certain Changes or Events.

Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, since January 1, 2016, the Group Companies have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been a Material Adverse Effect.

Section 3.10        Absence of Litigation.

There is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened in writing against any Group Company, or any share, security, equity interest, property or asset of any Group Company, before any Governmental Authority, except for any such Action that would not constitute a Material Adverse Effect. To the knowledge of the Company, no Group Company, nor any share, security, equity interest, or material property or asset of any Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority, or any order of any Governmental Authority, except as would not constitute a Material Adverse Effect.

Section 3.11        Employment Matters.

(a)        All material benefit and compensation plans (the “Company Benefit Plans”) covering Employees are listed in Section 3.11(a) of the Company Disclosure Schedule.

(b)        Except as provided herein, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any of the Company Benefit Plans or otherwise; (ii) increase any benefits otherwise payable under any of the Company Benefit Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(c)        Each Group Company is in compliance with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of social security Taxes or any other Taxes and other sums as required by the appropriate Governmental Authority, except as would not constitute a Material Adverse Effect. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to any Group Company, or any charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before any Governmental Authority in any jurisdiction in which any Group Company has employed or employ any Person, that would constitute a Material Adverse Effect.

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(d)         With respect to each Company Benefit Plan, (i) all material payments due from the Company or Subsidiaries to the date hereof have been made and all material amounts properly accrued to the date hereof, or as of the Closing Date, as liabilities of the Company and Subsidiaries that have not been paid have been properly recorded on the books of the Company and (ii) there are no pending or, to the knowledge of the Company, threatened proceedings or order by any Governmental Authority with respect to such Company Benefit Plan or against the assets of such Company Benefit Plan (other than routine claims for benefits) that would constitute a Material Adverse Effect. Each Company Benefit Plan is and has at all times been operated and administered in material compliance with the provisions thereof and all applicable legal requirements.

(e)         The Company is not obligated, other than pursuant to the Company Benefit Plans, to grant any options or other rights to purchase or acquire Shares to any Employees, consultants or directors of the Company after the date hereof.

Section 3.12        Labor Matters.

(a)         There are no labor or collective bargaining agreements which pertain to Employees of the Company or any of its Subsidiaries.

(b)         As of the date hereof, except as would not constitute a Material Adverse Effect: (i) there is no dispute with the directors of the Company or any of its Subsidiaries or with any of the employees or former employees of the Company or any of its Subsidiaries, (ii) each Group Company is in compliance with all applicable Laws of the PRC relating to employment, termination, wages and hours and social security, in each case, with respect to each of their current (including those on layoff, disability or leave of absence, whether paid or unpaid), former, or retired employees, officers, consultants, independent contractors providing individual services, agents or directors of the Company or any Subsidiary of the Company (collectively, “Employees”); and (iii) neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

Section 3.13        Real Property; Title to Assets.

(a)         Section 3.13(a) of the Company Disclosure Schedule sets forth all parcels of land, together with all buildings, structures, improvements and fixtures located thereon, and all material easements and other rights and interests appurtenant thereto, owned by the Group Companies (“Owned Real Property”). Each Group Company has good and marketable title, validly granted land use rights or building ownership rights, as applicable, to each parcel of Owned Real Property, free and clear of all Liens except for (i) Permitted Encumbrances; (ii) Liens for Taxes and general and special assessments not in default and payable without penalty and material interest, and (iii) other Liens which do not materially interfere with the Company’s or any of its Subsidiaries’ use and enjoyment of such real property or materially detract from or diminish the value thereof. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein.

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(b)         Section 3.13(b) of the Company Disclosure Schedule sets forth all material leases, subleases and other agreements (and all modifications, amendments and supplements thereto and all side letters to which any Group Company is a party materially affecting the obligations of any party thereunder) (the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (“Leased Real Property”). Each Real Property Lease constitutes a valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and is in full force and effect, except where the invalidity, on-binding effect or unenforceability of such Real Property Lease would not constitute a Material Adverse Effect. All rent and other sums and charges payable by the Group Companies as tenants under each Real Property Lease are current, no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary or, to the Company’s knowledge, the landlord, exists under any Real Property Lease. Each Group Company has a good and valid leasehold interest in each parcel of Leased Real Property, free and clear of all Liens, except (i) Permitted Encumbrances, (ii) Liens for Taxes and general and special assessments not in default and payable without penalty and material interest, and (iii) other Liens which do not materially interfere with the Company’s or any of its Subsidiaries’ use and enjoyment of such real property or materially detract from or diminish the value thereof.

Section 3.14        Intellectual Property.

(a)         The Group Companies own or have a valid and enforceable right or license to use (in the manner in which the same is being used on the date hereof), all material Intellectual Property used by the Group Companies, other than any Intellectual Property that the invalid or unenforceable right or license to use such Intellectual Property would not constitute a Material Adverse Effect. With respect to each item of material Intellectual Property owned by any Group Company (“Company Owned Intellectual Property”), such Group Company is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property free and clear of all encumbrances, other than Permitted Encumbrances, and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business. The Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part, and to the knowledge of the Company, no Person is engaging in any activity that infringes upon the Company Owned Intellectual Property, except where such invalidity, unenforceability or infringement would not constitute a Material Adverse Effect.

(b)         With respect to each item of Intellectual Property licensed to any Group Company (“Company Licensed Intellectual Property”), except as would not constitute a Material Adverse Effect, (i) such Group Company has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property; (ii) each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on the Group Company and, to the knowledge of the Company, all other parties to such license, and is in full force and effect; and (iii) to the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder. Except where the failure to do so would not constitute a Material Adverse Effect, all registrations with and applications to any Governmental Authority in respect of the Company Owned Intellectual Property and, to the knowledge of the Company, the Company Licensed Intellectual Property necessary for the protection of such Intellectual Property rights under applicable Laws have been made, are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by any of the Company or the Subsidiaries to maintain their validity or effectiveness.

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Section 3.15        Taxes.

(a)          (i) Each Group Company has filed all material Tax returns and reports required to be filed by it and has timely paid and discharged all material Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings; (ii) all such Tax returns are true, accurate and complete in all material respects; (iii) no taxing authority or agency is now asserting in writing or, to the knowledge of the Company, threatening to assert against any Group Company any deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith; (iv) there are no pending or, to the knowledge of the Company, threatened Actions for the assessment or collection of material Taxes against any Group Company; (v) each Group Company has properly and timely withheld, collected and deposited all material Taxes that are required to be withheld, collected and deposited under applicable Laws;

(b)          No Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax. No Group Company is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required material Tax returns, and no written notice has been received from any jurisdiction in which material Tax returns have not been filed by any Group Company to the effect that the filing of Tax returns may be required. No written claim has ever been made by a Governmental Authority in a jurisdiction where any Group Company does not file material Tax returns that such Group Company is or may be subject to taxation by that jurisdiction.

Section 3.16        No Secured Creditors; Solvency.

(a)          Except as disclosed in Section 3.16(a) of the Company Disclosure Schedule, no Group Company has any secured creditors holding a fixed or floating charge or security interest.

(b)          No Group Company has taken any steps to effect or commence any liquidation, dissolution, restructuring, reorganization or otherwise seek protection pursuant to any bankruptcy or insolvency law, nor does the Company have any knowledge or reason to believe that its creditors intend to initiate any involuntary bankruptcy proceedings or any knowledge of any fact which would reasonably lead a creditor to do so. Each Group Company and the Group Companies on a consolidated basis are not, as of the date hereof, and after giving effect to the Transactions to occur at the Closing will not be, Insolvent.

Section 3.17        Material Contracts.

(a)          Except for this Agreement and Contracts filed as exhibits to the Company SEC Reports prior to the date hereof, as of the date hereof, none of the Company or any of its Subsidiaries is a party to or bound by any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act (each, a “Material Contract”);

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(b)          Except as would not constitute a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, and no Group Company is in material breach or violation of, or default under, any Material Contract, (ii) no Material Contract has been canceled by the other party; (iii) to the Company’s knowledge, no other party is in material breach or violation of, or default under, any Material Contract; (iv) no Group Company has received any claim of material default under any such Material Contract and, to the Company’s knowledge, no fact or event exists that could give rise to any claim of material default under any Material Contract; and (v) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a material default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of any Group Company under any Material Contract.

Section 3.18        Environmental Matters.

Except as would not constitute a Material Adverse Effect: (a) each Group Company is in compliance with all applicable Environmental Laws and has obtained and possess all material permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law, and all such permits, licenses and other authorizations are in full force and effect; (b) no property currently owned or operated by any Group Company has been contaminated with or is releasing any Hazardous Substance in a manner that would reasonably be expected to require remediation or other action pursuant to any Environmental Law; (c) no Group Company has received any written notice, demand, letter, claim or request for information alleging that any Group Company is in violation of or liable under any Environmental Law; and (d) no Group Company is subject to any order of any Governmental Authority or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances. This Section 3.18 constitutes the only representations and warranties of the Company with respect to Environmental Law.

Section 3.19        Insurance.

The Group Companies maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Group Companies (taking into account the cost and availability of such insurance), including, but not limited to, directors and officers insurance. No Group Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost. To the Company’s knowledge, none of the Group Companies (i) have received any written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies or (ii) have been denied any insurance coverage which it has sought or for which it has applied.

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Section 3.20        Interested Party Transactions.

None of the officers or directors of the Company is presently a party to any transaction with the Company which would be required to be reported under Item 404 of Regulation S-K of the SEC (other than for services as officers, directors and employees of a Group Company), other than for (a) payment of salary or fees for services rendered in the capacity of an officer, director or employee of the Company), (b) reimbursement for expenses incurred on behalf of the Company and (c) other employee benefits, including Company Share Awards, in each case, in the ordinary course of business and consistent with past practice.

Section 3.21        Anti-Takeover Provisions.

The Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Laws enacted under any Laws that may be applicable to the Company other than the CICL (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions.

Section 3.22        Brokers.

Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.23        No Additional Representations.

Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any Group Company or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent or Merger Sub or any of their Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent or Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Parent and Merger Sub acknowledges the foregoing.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01        Corporate Organization.

Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their obligations under this Agreement in any material respect.

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Section 4.02        Capitalization.

(a)          Section 4.02 of the Parent Disclosure Schedule sets forth the authorized share capital of Parent, the number of issued and outstanding ordinary shares of Parent, and the names of the ultimate beneficial owners of Parent, in each case, as of the date of this Agreement. All the outstanding ordinary shares of Parent are duly authorized, validly issued, fully paid and non assessable. Parent was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation or capitalization, or pursuant to this Agreement, or related to the Transactions.

(b)          The authorized share capital of Merger Sub consists of 50,000 ordinary shares, par value US$1.00 per share. As of the date hereof, one ordinary share of Merger Sub is issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation or capitalization, or pursuant to this Agreement, or related to the Transactions. The Merger Sub does not have any Subsidiaries.

Section 4.03        Authority Relative to This Agreement.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub, the execution and delivery of the Plan of Merger by Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Plan of Merger or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.04(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.04        No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by Parent and Merger Sub and the execution and delivery of the Plan of Merger by Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the performance of the Plan of Merger by Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their obligations under this Agreement in any material respect.

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(b)          The execution and delivery of this Agreement by Parent and Merger Sub and the execution and delivery of the Plan of Merger by Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub, the performance of the Plan of Merger by Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for the filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations promulgated thereunder (including the joining of Parent and Merger Sub (and certain of their Affiliates) in the filing of the Schedule 13E-3, the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC and the filing of an amendment to Schedule 13D with the SEC), (ii) for compliance with the rules and regulations of NYSE, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL.

(c)          Merger Sub has no secured creditors holding a fixed or floating security interest.

Section 4.05        Financing.

(a)          Parent has delivered to the Company a true and complete copy of an executed debt commitment letter from Bank of China Limited, Shanghai Pudong Development Zone Sub-Branch (the “Debt Commitment Letter”, and together with, if any, the Additional Commitment Letters (as defined below), the “Financing Commitments”, and each a “Financing Commitment”). Pursuant to the Debt Commitment Letter, the Bank of China Limited, Shanghai Pudong Development Zone Sub-Branch has agreed to provide the financing in the aggregate amount set forth in such Debt Commitment Letter, subject to the terms and conditions therein, the proceeds of which shall be used to finance, among other things, the consummation of the Merger and the other Transactions (the “Debt Financing”). Assuming the satisfaction of the conditions of Parent and Merger Sub to consummate the Merger as set forth in Section 7.02 or the waiver thereof, Parent and Merger Sub will have available to them, as of or immediately after the Effective Time, all funds necessary for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the Merger, the Debt Financing and the other Transactions, and to pay all related Expenses. The Debt Financing and any financing contemplated under the Additional Commitment Letters (as defined below), if any, are collectively referred to as “Financing”.

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(b)          The Debt Commitment Letter is, and each of the Additional Commitment Letters, if any, when delivered, will be, in full force and effect and a legal, valid and binding obligation of Parent, Merger Sub and, to the knowledge of Parent, the other parties thereto. The Debt Commitment Letter has not been amended or modified, no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 6.07(b)), the obligations and commitments contained in the Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect and, to the knowledge of Parent, no such withdrawal, termination or restriction is contemplated. Parent or Merger Sub has fully paid any and all fees, if any, that are payable on or prior to the date hereof under the Financing Commitments and will pay, as of the Closing, all other fees arising under the Financing Commitments as and when they become due and payable thereunder on or prior to the Closing. The parties hereto agree that it shall not be a condition to Closing for Parent or Merger Sub to obtain the Financing or the Alternative Debt Financing (as defined below).

(c)          No event has occurred which, with or without notice, lapse of time or both, would or would be reasonably expected to constitute a default or breach on the part of Parent, Merger Sub or, to the knowledge of Parent, any other parties thereto under the Financing Commitments. As of the date of this Agreement, Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub at the Effective Time. The Debt Commitment Letter contains, and the Additional Commitment Letters, if and when delivered, will contain, all of the conditions precedent to the obligations of the parties thereunder to make the Financing pursuant to the applicable Financing Commitment available to Parent on the terms therein.

(d)          There are no side letters or other oral or written Contracts related to the funding of the full amount of the Financing to which Parent or any of its Affiliates is a party other than (i) as expressly set forth in the Financing Commitments, (ii) customary fee letters relating to the Debt Financing and (iii) any customary engagement letter(s) and non-disclosure agreement(s) with the providers of the Debt Financing that do not impact the conditionality or amount of the Debt Financing.

Section 4.06        Ownership of Company Shares.

As of the date hereof, other than as a result of this Agreement, the Support Agreement and the Rollover Agreement, neither Parent nor Merger Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company or any options, warrants or other rights to acquire any Shares or other securities of, or any other economic interest (through derivatives securities or otherwise) in the Company.

Section 4.07        Solvency.

Parent and Merger Sub, individually and on a consolidated basis, are not Insolvent as of the date hereof. After giving effect to the Transactions to occur at the Closing, the Surviving Company will not be Insolvent at or immediately after the Effective Time, assuming (a) satisfaction of the conditions to the obligations of Parent and Merger Sub to consummate the Merger as set forth herein or the waiver of such conditions and (b) the accuracy of the representations and warranties of the Company set forth in Article III (for such purposes, the representations and warranties that are qualified as to materiality or “Material Adverse Effect” or other words of similar import shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects).

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Section 4.08        Certain Arrangements.

Other than this Agreement, except as set forth in Section 4.08 of the Parent Disclosure Schedule, as of the date hereof, there are no Contracts (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates (excluding the Group Companies), on the one hand, and any member of any Group Company’s directors, officers, employees or shareholders, on the other hand, that relate in any way to the Transactions; or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration in connection with the Transactions or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal. Parent has delivered to the Company a true, complete and correct copy of each of the Support Agreement and the Rollover Agreement, each of which is in full force and effect and constitutes a legal, valid and binding obligation of Parent, and to the knowledge of Parent, the parties thereto (in each case, subject to the Bankruptcy and Equity Exception). To the knowledge of Parent, no event has occurred, which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of any party under the Support Agreement or the Rollover Agreement. There are no side letters or other oral or written Contracts to which Parent or any of its Affiliates is a party related to the subject matter of the Support Agreement or the Rollover Agreement or other than as expressly set forth in the Support Agreement or the Rollover Agreement, except for any Contracts Parent or its Affiliates may enter into in connection with the execution, delivery or performance of any Additional Commitment Letters with any of the Additional Financing Sources or their respective Affiliates, which Contracts shall be in form reasonably acceptable to the Special Committee.

Section 4.09        Brokers.

Except for China Renaissance Partners and CITIC Securities Co., Ltd., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.10        Limited Guarantee.

The Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantors, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under the Limited Guarantee.

Section 4.11        Proxy Statement.

None of the information provided by Parent or Merger Sub with respect to itself or its Affiliates or by its officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources and other representatives (collectively, “Representatives”) for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and the date of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto to the shareholders of the Company and (ii) at the time of the Shareholders’ Meeting, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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Section 4.12         Absence of Litigation.

As of the date hereof, (i) there is no Action pending or, to the knowledge of Parent and Merger Sub, threatened against Parent, Merger Sub or any of their respective Affiliates (other than the Group Companies) before any Governmental Authority; (ii) there is no judicial judgment, ruling, order or decision outstanding against Parent, Merger Sub or any of their respective Affiliates (other than the Group Companies); and (iii) neither Parent nor Merger Sub nor any of their Affiliates (other than the Group Companies) is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent and Merger Sub, continuing investigation by, any Governmental Authority, or any order of any Governmental Authority.

Section 4.13         Independent Investigation.

Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that it, its Affiliates and their respective Representatives have been provided reasonable access to the personnel, properties, facilities and records of the Group Companies for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except for the representations and warranties of the Company set forth in Article III).

Section 4.14         No Reliance on Company Estimates.

The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Group Companies and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Group Companies or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto, other than fraud in connection therewith.

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Article V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01        Conduct of Business by the Company Pending the Merger.

The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, as expressly contemplated by any other provision of this Agreement or as required by applicable Law, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (A) the Company shall (i) conduct the businesses of the Group Companies in the ordinary course of business and consistent with past practice in all material respects; and (ii) use its commercially reasonable efforts to preserve substantially intact the business organization of the Group Companies in all material respects, to keep available the services of the current officers and key employees of the Group Companies and to maintain in all material respects the current relationships of the Group Companies with existing customers and other persons with which any Group Company has material business relations as of the date hereof.

By way of amplification and not limitation, until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law or (y) expressly contemplated or permitted by any other provision of this Agreement, the Company shall not and shall not permit any other Group Company to, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent:

(a)          amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

(b)          issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of shares of any Group Company (other than in connection with the exercise of any Company Equity Award in accordance with the Share Incentive Plans, the transfer or other disposition of securities between or among the Company and its direct or indirect wholly-owned Subsidiaries or pursuant to existing contracts or commitments), or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any other ownership interest (including, without limitation, any phantom interest), of any Group Company, or (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value in excess of US$3,000,000 in the aggregate, except in the ordinary course of business and in a manner consistent with past practice;

(c)          declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any Subsidiary of the Company to the Company or any of its other Subsidiaries);

(d)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares (other than the acquisition by the Company of its securities in connection with the forfeiture of Company Equity Awards, the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof or the transfer or other disposition of securities between or among the Company and its direct or indirect wholly-owned Subsidiaries);

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(e)          effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving any Group Company, or create any new Subsidiaries;

(f)          (i) acquire (including, without limitation, by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof or acquire any significant amount of assets, with a value or purchase price (including the value of assumed liabilities) in excess of US$3,000,000, other than (x) pursuant to existing Contracts or commitments, or (y) in the ordinary course of business; (ii) incur, assume, alter, amend or modify any Indebtedness in excess of US$3,000,000 individually or US$30,000,000 in the aggregate, or guarantee such Indebtedness, or issue any debt securities or make any loans or advances in excess of US$3,000,000 individually or US$30,000,000 in the aggregate, other than (x) any indebtedness or guarantee incurred in the ordinary course of business or (y) incurred between the Company and any of its direct or indirect wholly owned Subsidiaries or between any of such direct or indirect wholly owned Subsidiaries; or (iii)  authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$3,000,000 or capital expenditures which are, in the aggregate, in excess of US$30,000,000 for the Group Companies taken as a whole;

(g)          make any changes with respect to any accounting policies, including changes affecting the reported consolidated assets, liabilities or results of operations of the Group Companies, except as required by changes in GAAP or applicable Law;

(h)          settle any Action other than any settlement involving the payment of monetary damages not in excess of US$500,000;

(i)          fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(j)          make or change any material Tax election or settle or finally resolve any material controversy with respect to Taxes; or

(k)          enter into any formal agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.02         Conduct of Business by Parent and Merger Sub Prior to the Effective Time.

Except as expressly contemplated by or permitted by this Agreement or with the written consent of the Company, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, neither Parent nor Merger Sub shall (a) take any action that is intended to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (b) take any action or fail to take any action which would prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Transactions, including the Merger.

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Section 5.03         No Control of Other Party’s Business.

Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Article VI

ADDITIONAL AGREEMENTS

Section 6.01         Proxy Statement and Schedule 13E-3.

As promptly as reasonably practicable following the date of this Agreement, the Company, with the cooperation and assistance of Parent and Merger Sub, shall prepare and cause to be filed a proxy statement relating to the authorization and approval of this Agreement and the Plan of Merger by the shareholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed a Schedule 13E-3. The Company, Parent and Merger Sub shall use their reasonable efforts to cause the initial Schedule 13E-3 to be filed with the SEC (with the initial Proxy Statement filed as an exhibit) as promptly as reasonably practicable after the date of this Agreement. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and Schedule 13E-3. Each of the Company, Parent and Merger Sub shall promptly furnish all information concerning such party to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments to or from the SEC. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and Schedule 13E-3 and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing or mailing the Proxy Statement and Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub an opportunity to review and comment on such document or response, (ii) shall include in such document or response comments reasonably proposed by Parent and Merger Sub and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent and Merger Sub, which approval shall not be unreasonably withheld or delayed. Notwithstanding anything herein to the contrary, and subject to compliance with the terms of Section 6.04, in connection with any disclosure regarding a Change in the Company Recommendation, the Company shall not be required to provide Parent or Merger Sub with the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure. If at any time prior to the Shareholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement and Schedule 13E-3 so that the Proxy Statement and Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

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Section 6.02         Company Shareholders’ Meeting.

(a)          Unless this Agreement is validly terminated in accordance with Article VIII hereof, the Company shall, as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and in accordance with applicable Law and the Company’s memorandum and articles of association, (i) establish a record date for determining shareholders of the Company entitled to vote at the shareholders’ meeting, (ii) mail or cause to be mailed the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K), including Class A Shares represented by ADSs, as of the record date established for the shareholders’ meeting, which meeting the Company shall duly convene and cause to occur as promptly as reasonably practicable following the mailing of the Proxy Statement (the “Shareholders’ Meeting”), for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the Transactions, and (iii) instruct or otherwise cause the Depositary to (A) fix the record date established by the Company for the Shareholders’ Meeting as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Class A Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Class A Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Notwithstanding the foregoing, the Company may postpone or adjourn the Shareholders’ Meeting (i) with the prior written consent of Parent, (ii) if at the time the Shareholders’ Meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholders’ Meeting, or (iii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined (acting upon the recommendation of the Special Committee) in good faith after consultation with outside counsel is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting.

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(b)          Unless there has been a Change in the Company Recommendation pursuant to Section 6.04(c), the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, and shall include such recommendation in the Proxy Statement. The Company agrees that, unless this Agreement is validly terminated in accordance with Article VIII hereof, its obligations pursuant to this Section 6.02 (including, without limitation, its obligations to call, give notice of, convene and hold the Company Shareholders’ Meeting and to solicit from its shareholders proxies, in each case, in accordance with this Section 6.02) shall not be affected by the commencement, public proposal, public disclosure, announcement, communication or submission to the Company or any other person of any Acquisition Proposal or by any Change in the Company Recommendation. Unless this Agreement is validly terminated in accordance with Article VIII hereof, the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and shall take all other actions necessary or advisable to secure the Requisite Company Vote in accordance with applicable Law and the Company’s memorandum and articles of association.

Section 6.03         Access to Information.

(a)          From the date hereof until earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII and subject to applicable Laws and the terms of, the Confidentiality Agreement and any other Contract to which any Group Company is a party, upon reasonable advance notice from Parent, the Company shall (i) provide to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such Persons may reasonably request, and (iii) instruct the Company Representatives to reasonably cooperate with Parent and its Representatives in their investigation. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure could (x) result in the loss of attorney-client or other legal privilege of the Company or any of its Subsidiaries, (y) contravene any applicable Law or requirements of any Governmental Authority, or (z) violate any binding agreement entered into prior to the date of this Agreement (provided, however, that at the request of Parent, the Company shall use its reasonable best efforts to obtain a waiver from the party to such binding agreement).

(b)          All information obtained by Parent and its Representatives pursuant to this Section 6.03 shall be kept confidential in accordance with the Confidentiality Agreement.

(c)          No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

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Section 6.04         No Solicitation of Transactions.

(a)          Except as set forth in Section 6.04(c), the Company agrees that neither it nor any of its Subsidiaries nor any of the directors, officers or employees of any Group Company will, and that it will direct the Group Companies’ respective affiliates, officers, directors, employees, agents, consultants, investment bankers, attorneys, accountants or other advisors (collectively, the “Company Representatives”), not to, in each case, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information with respect to any Group Company), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, maintain or continue discussions or negotiations with, or provide any non-public information with respect to any Group Company to, any Person in furtherance of such Acquisition Proposal, (iii) agree to, approve, endorse or recommend any Acquisition Proposal or enter into any letter of intent or Contract or commitment contemplating or otherwise relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement to the extent permitted under Section 6.04(b)), or (iv) release any Third Party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. The Company shall notify Parent as promptly as practicable (and in any event within twenty-four (24) hours after the Company has knowledge thereof), orally and in writing, of any written Acquisition Proposal or any offer proposal that would reasonably be expected to lead to an Acquisition Proposal, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer or inquiry or contact and (z) whether the Company has any intention to provide nonpublic information to such party. The Company shall keep Parent informed, on a reasonably current basis (and in any event within twenty-four (24) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall (A) promptly notify Parent orally and in writing if it determines to initiate actions concerning an Acquisition Proposal, in each case as permitted under this Section 6.04 and (B) provide Parent with forty-eight (48) hours’ prior notice of any meeting of the Company Board or the Special Committee (or such shorter prior notice as actually provided to the Company Board or the Special Committee), as applicable, that is reasonably expected to consider any Acquisition Proposal. Immediately upon the execution and delivery of this Agreement, the Company shall cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal (other than, prior to the receipt of the Requisite Company Vote, the Existing Proposal).

(b)          Notwithstanding anything to the contrary in this Section 6.04, at any time prior to the receipt of the Requisite Company Vote, the Company and its Representatives may, following the receipt of a written Acquisition Proposal (provided that such Acquisition Proposal shall not have been obtained in violation of Section 6.04(a) and the Company shall have complied with the requirements of Section 6.04(a) with respect to such Acquisition Proposal):

(i)          contact the Person or group of Persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof and to notify such Person of the restrictions of this Section 6.04 to the extent that the Special Committee shall have unanimously determined in good faith that such contact is necessary to determine whether such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal; and/or

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(ii)         provide information (including any non-public information or data concerning the Company or any of its Subsidiaries) in response to the request of, and enter into discussions with, the Person or group of Persons who has made such Acquisition Proposal, if prior to providing such information, the Company has received from the Person or group of Persons so requesting such information an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement, which shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement (an “Acceptable Confidentiality Agreement”), a copy of which shall be provided to Parent; provided that the Company shall make available to Parent all material information concerning the Company and its Subsidiaries that is provided to any Person or group of Persons making such Acquisition Proposal that is given such access promptly after it is provided or made available to such Person or group of Persons to the extent not previously provided to Parent and Merger Sub;

provided that prior to taking any action described in Section 6.04(b)(ii) above, the Company Board has determined, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that (x) such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal; and (y) failure to provide such information or enter into discussions with such person would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable Law. Notwithstanding anything to the contrary in this Section 6.04, prior to the receipt of the Requisite Company Vote, the Company may continue to take any of the actions described in this Section 6.04(b) with respect to the Acquisition Proposal publicly announced on March 9, 2016 and subsequently received by the Special Committee (the “Existing Proposal”), if the Company Board has determined, in its good faith judgment upon the recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), that such Existing Proposal constitutes or could reasonably be expected to result in a Superior Proposal; provided that (I) the Company shall disclose all information which is disclosed to the maker of the Existing Proposal or any Representative thereof to Parent unless previously provided to Parent, (II) the Company shall have entered into an Acceptable Confidentiality Agreement with the maker of the Existing Proposal, which shall have contained a “standstill” provision no less favorable to the Company than that in the Confidentiality Agreement, and (III) in the event that the discussions or negotiations between the Company and the marker of the Existing Proposal regarding the Existing Proposal are terminated by the Company or the maker of the Existing Proposal, the Company shall request that such Person promptly return or destroy (and the Company shall use commercially reasonable efforts to cause any such destruction to be certified in writing by such Person to the Company) any confidential material provided to such Person or any of its Representatives in accordance with the Acceptable Confidentiality Agreement between the Company and such Person.

(c)          Except as set forth in Section 6.04(d) or Section 6.04(e), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify, or resolve or publicly announce to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company, any Acquisition Proposal or (D) if a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, fail to recommend against acceptance of such tender offer or exchange offer by its shareholders within five (5) Business Days after commencement (any of the foregoing, a “Change in the Company Recommendation”), or (ii) cause or permit the Company of any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, agreement or other or similar document, Contract or obligation with respect to any Acquisition Proposal, other than any Acceptable Confidentiality Agreement entered into in accordance with Section 6.04(b) (an “Alternative Acquisition Agreement”).

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(d)          Notwithstanding the foregoing and subject to compliance by the Company and the Company Board with this Section 6.04, from the date of this Agreement and prior to the receipt of the Requisite Company Vote, if the Company has received an unsolicited, bona fide written Acquisition Proposal and the Company Board determines, in its good faith judgment upon the unanimous recommendation of the Special Committee, upon advice by a financial advisor of internationally recognized reputation and independent legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties to the Company and its shareholders under applicable Law, the Company Board may, upon the unanimous recommendation of the Special Committee, (x) effect a Change in the Company Recommendation and/or (y) authorize the Company to (1) terminate this Agreement in accordance with Section 8.03(a) and (2) immediately prior to, contemporaneously with or immediately following the termination of this Agreement, enter into or execute any Alternative Acquisition Agreement with respect to such Superior Proposal, but only if (i) the Company shall have complied with the requirements of Section 6.04(a) and Section 6.04(b) with respect to such Acquisition Proposal; (ii) after (A) providing at least five (5) Business Days’ written notice (the “Notice Period”) to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, (B) negotiating with and causing its financial and legal advisors to negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal or offer would cease to constitute a Superior Proposal, and (C) permitting Parent and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that any material modifications to such Acquisition Proposal that the Company Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04(d); and (iii) following the end of such Notice Period(s), the Company Board shall have determined, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with a financial advisor of internationally recognized reputation and independent legal counsel), after considering the terms of any proposed modification or amendment to this Agreement by Parent, that the Acquisition Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.

(e)          Nothing contained in this Section 6.04 shall be deemed to prohibit the Company or the Company Board (or the Special Committee) from complying with its disclosure obligations under U.S. federal or state or non-U.S. Law with regard to an Acquisition Proposal; provided that, if such disclosure includes a Change in the Company Recommendation, such disclosure shall be deemed to be a Change in the Company Recommendation (it being understood that a statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not constitute a Change in the Company Recommendation).

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Section 6.05         Directors’ and Officers’ Indemnification and Insurance.

(a)          The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, and Parent shall cause such provisions not to be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law. From and after the Effective Time, any agreement of any of the Indemnified Parties (as defined below) with the Company or any of its Subsidiaries regarding exculpation or indemnification of liability shall be assumed by the Surviving Company, shall survive the Merger and shall continue in full force and effect in accordance with and subject to its terms, and during the period of six (6) years from the Effective Time, such indemnification agreements shall not be amended, repealed or otherwise in any manner that would adversely affect the rights of such indemnified parties thereunder..

(b)          The Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”); provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Parties, and provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may and, at Parent’s request, the Company shall, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or the Surviving Company under this Section 6.05(b) shall terminate.

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(c)          Subject to the terms and conditions of this Section 6.05, from and after the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Company shall comply with all of its obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the CICL or any other applicable Law, including the approval of this Agreement, the Transactions or arising out of or pertaining to the Transactions, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any Subsidiary arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such Indemnified Party’s capacity as a director or an officer of the Company or any of its Subsidiaries.

(d)          In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Company, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.05.

(e)          The agreements and covenants contained in this Section 6.05 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the CICL or other applicable Law, or otherwise. The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.05. The obligations of Parent and the Surviving Company under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.

(f)          Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

Section 6.06         Notification of Certain Matters.

Each of the Company and Parent shall promptly notify the other in writing of:

(a)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

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(b)          any notice or other communication from any Governmental Authority in connection with the Transactions;

(c)          any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries or Affiliates, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any of such party’s representations and warranties contained herein, or that relate to such party’s ability to consummate the Transactions; and

(d)          if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such party set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 7.01, 7.02 and 7.03 not to be satisfied;

provided that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give notice pursuant to Section 6.06(d) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying fact or circumstance not so notified would, standing alone, constitute such a failure.

Section 6.07         Sufficient Funds; Financing.

(a)          Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange the Financing in a timely manner including by (i) maintaining in full force and effect the Financing Commitments, (ii) satisfying, or causing its Representatives to satisfy, on a timely basis all conditions to the closing of the funding in the Financing Commitments applicable to Parent and/or Merger Sub that are within their respective control, (iii) fully enforce its rights under the Financing Commitments, (iv) negotiating and executing a definitive debt financing agreement on the terms set out in the Debt Commitment Letter (the “Debt Financing Agreement”) and (v) assuming all conditions precedent in the Debt Commitment Letter have been satisfied, subject to the requirements of Section 1.02, drawing upon and consummating the Debt Financing at or prior to the Closing.

(b)          Notwithstanding anything to the contrary in this Agreement, if Parent or Merger Sub becomes aware that any portion of the Debt Financing has become unavailable on the terms and conditions contemplated in the Debt Commitment Letter, (A) Parent shall promptly so notify the Company, and (B) each of Parent and Merger Sub shall use its reasonable best efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable following the occurrence of such event, on terms and conditions not materially less favorable, in the aggregate, from the standpoint of the Company, to Parent and Merger Sub than those contained in the Debt Commitment Letter, in an amount sufficient (assuming the Excluded Shares are cancelled without payment of consideration) to consummate the Merger and the other Transactions, when added to the portion of the Financing and other funds that are available (including the Deposited Available Cash), assuming the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 7.01 and Section 7.02 or the waiver of such conditions by Parent (the “Alternative Debt Financing”), and to enter into new definitive agreements with respect to such Alternative Debt Financing (the “Alternative Debt Financing Documents”, together with the Debt Commitment Letter, the Additional Commitment Letters, if any, and the Debt Financing Agreement, each a “Financing Document”) and Parent shall deliver to the Company as promptly as practicable (and no later than two (2) Business Days) after such execution, a true and complete copy of each such Alternative Debt Financing Document (except for customary engagement letters). Any reference in this Agreement to (A) the “Debt Financing” (as defined in Section 4.05(a)) shall be deemed to include the Alternative Debt Financing and any modification to the Debt Commitment Letter pursuant to this Section 6.07, (B) the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent so amended, restated, supplemented, replaced, substituted or modified (including any Financing Documents to the extent then in effect) and (C) any reference in this Agreement to “fee letter” shall be deemed to include any fee letter relating to the Debt Commitment Letter to the extent so amended, restated, supplemented, replaced, substituted or modified (including in connection with any Financing Documents to the extent then in effect).

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(c)          Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub shall have the right, but not the obligation to, negotiate, execute and perform the obligations under any equity commitment letters or convertible note commitment letters (the “Additional Commitment Letters”) to be delivered by one or more of additional financing sources named therein (the “Additional Financing Sources”), in a form reasonably acceptable to the Special Committee, pursuant to which the Additional Financing Sources have committed to provide, subject to the terms and conditions therein, equity financing or convertible debt financing of Parent up to the aggregate amount set forth therein; provided that, without the prior written consent by the Special Committee, any of such Additional Financing Sources shall not be a Person other than (i) certain potential investors the identities of which are forth in Section 6.07(c) of the Parent Disclosure Schedule, (ii) a director, officer or employee of the Company, or (iii) an Affiliate of any of the Persons set forth in (i) and (ii) above.

(d)          Neither Parent nor Merger Sub shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Documents or, if applicable, the Alternative Debt Financing Documents, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) if such amendments, modifications or waivers would (i) reduce the aggregate amount of the Financing or (ii) impose new or additional conditions to the Financing or otherwise expand, amend or modify the Financing in a manner that would reasonably be expected to (A) prevent or delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions or (B) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to any Financing Document.

(e)          Parent shall (i) prior to the Closing, give the Company prompt notice (A) upon becoming aware of any material breach of any provision of, or termination by any party to, any Financing Document, or (B) upon the receipt of any written notice or other written communication from any person with respect to any threatened material breach or threatened termination by any party to any Financing Document, and (ii) prior to the Closing, at the written request of the Company, provide the Company with such information as shall be reasonably requested by the Company to allow the Company to monitor the status of Parent and Merger Sub’s efforts to arrange the Financing or any Alternative Debt Financing.

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(f)          Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Financing or Alternative Debt Financing shall not be a condition to the Closing, and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Financing or Alternative Debt Financing, subject to the applicable conditions set forth in Article VII, the breach of which obligation will give rise to the remedies set forth in Article VIII.

(g)          The Company acknowledges and agrees that Parent and Merger Sub shall have the right to apply any amount of the Available Cash towards payment of the Exchange Fund and shall cooperate with Parent and Merger Sub to deposit such Available Cash with the Paying Agent in the Exchange Fund immediately prior to the Effective Time; provided that in no event shall such use of the Available Cash render any Group Company or the Group Companies on a consolidated basis to be Insolvent immediately after the Closing.

Section 6.08         Financing Assistance.

Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to provide to Parent and Merger Sub such cooperation as may be reasonably requested by Parent in connection with the arrangement of the Debt Financing, or if applicable, any Alternative Debt Financing (provided that such requested cooperation does not unreasonably interfere with the operations of the Company and its Subsidiaries and is consistent with Law), including, without limitation, (i) as promptly as reasonably practicable, furnishing to Parent and Merger Sub the financial statements as may be reasonably requested by Parent and Financing Sources; (ii) participation in a reasonable number of customary meetings, presentations and due diligence sessions, including arranging for reasonable direct contact between Representatives of the Company with Representatives of Parent and Financing Sources; (iii) to the extent customary and in accordance with applicable Law, facilitating the securing or pledging of collateral in connection with the Debt Financing or, if applicable, the Alternative Debt Financing as reasonably requested by Parent and the lenders party thereto under the Financing Documents; (iv) operating with Representatives of Parent or Financing Sources with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of any Group Company, including for the purpose of establishing collateral eligibility and values; (v) (A) taking customary actions reasonably necessary to permit the Financing Sources to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establishing bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing (provided such accounts, agreements and arrangements shall not become active or take effect until after the Effective Time), (vi) furnishing Parent, Merger Sub and their respective Representatives promptly with all documentation and other information required with respect to the Debt Financing and/or any Alternative Debt Financing under applicable “know you customer” and anti-money laundering rules and regulations, and (vii) taking reasonable and customary corporate actions necessary to permit the consummation of the Debt Financing and/or Alternative Debt Financing, including without limitations the execution and delivery at the Closing of any Financing Document. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 6.08 or otherwise in connection with any Debt Financing, (x) to pay any commitment or other similar fee prior to the Effective Time, (y) to incur any expense unless such expense is reimbursed by Parent promptly after incurrence thereof, or (z) to take, or commit to taking, any action that is not contingent upon the Closing or would subject it to actual or potential liability prior to the Effective Time. Parent shall promptly, upon the termination of this Agreement, reimburse the Company for all reasonable and documented out of pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.08 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing or, if applicable, the Alternative Debt Financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries), except in the event such liabilities or losses shall have arisen out of or resulted from the willful misconduct of the Company, its Subsidiaries or any of their respective Representatives.

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Section 6.09         Further Action; Reasonable Best Efforts.

(a)          Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall, and shall cause their respective Representatives to, (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including, without limitation, (A) notifying the other parties promptly of any communication (whether verbal or written) it or any of its Affiliates receives from any Governmental Authority in connection with such filings or submissions, (B) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority, and (C) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry); and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, employing such resources as are necessary to obtain any requisite regulatory approvals and taking any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions, including, without limitation, committing to and effecting, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses; provided, that nothing herein shall require the Company or its Subsidiaries to take any action that is not contingent upon the Closing. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

(b)          Each party hereto shall, upon the reasonable request by any other party, furnish such other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Transactions.

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Section 6.10         Obligations of Merger Sub.

Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.11         Participation in Litigation.

Prior to the Effective Time, Parent shall give prompt notice to the Company and the Company shall give prompt notice to Parent of any Actions commenced or, to the knowledge of the Company on the one hand and to the knowledge of Parent on the other hand, threatened against such party and/or its directors which relate to this Agreement or the Transactions. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions..

Section 6.12         Resignations.

To the extent requested by Parent in writing at least five (5) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent, which shall include a waiver of any claims against any Group Company.

Section 6.13         Public Announcements.

Except as may be required by applicable Laws, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, at any time prior to earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or rules and policies of the NYSE, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation.

Section 6.14         Stock Exchange Delisting.

The Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE or the SEC to enable the delisting from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

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Section 6.15         Takeover Statutes.

If any Takeover Statute is or may become applicable to any of the Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the Transactions, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to lawfully eliminate or minimize the effects of such Takeover Statute in the Company’s memorandum and articles of association on the Transactions.

Section 6.16         Actions Taken at Direction of Founder Parties.

Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article III and Article VI hereof, if the alleged breach is the proximate result of action or inaction by the Company following the execution and delivery of this Agreement at the direction of Founder Parties of the Company , regardless of whether there is any approval by or direction from the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

Article VII

CONDITIONS TO THE MERGER

Section 7.01         Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Closing Date of the following conditions:

(a)          Shareholder Approval. This Agreement, the Plan of Merger and the Transactions shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote at the Shareholders’ Meeting in accordance with the CICL and the Company’s memorandum and articles of association.

(b)          No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order (an “Order”) which is then in effect (whether temporary, preliminary or permanent), and has or would reasonably be expected to have the effect of making the Merger illegal or otherwise prohibiting the consummation of the Transactions.

Section 7.02         Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

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(a)          Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Section 3.03 and Section 3.04, the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification by materiality or Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date (other than representations and warranties that by their terms address matters only as of a specified date, which shall be true and correct only as of such date), except to the extent such failures to be true and correct would not have a Material Adverse Effect; and (ii) the representations and warranties set forth in Section 3.03 and Section 3.04 shall be true and correct (except, solely with respect to Section 3.03, for de minimus inaccuracies) as of the date hereof and as of the Closing Date, as though made on and as of such date (other than representations and warranties that by their terms address matters only as of a specified date, which shall be true and correct only as of such date), in each case, interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein.

(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d)         Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

Section 7.03         Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding for this purpose any limitation or qualification by materiality) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date (other than representations and warranties that by their terms address matters only as of a specified date, which shall be true and correct only as of such date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of any of the Transactions.

(b)          Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by a director of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

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Section 7.04         Frustration of Closing Conditions.

Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to comply with this Agreement and consummate the Transactions as contemplated by this Agreement.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01         Termination by Mutual Consent.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company with the approval of their respective boards of directors (in the case of the Company Board, upon the unanimous approval of the Special Committee).

Section 8.02         Termination by Either the Company or Parent.

This Agreement may be terminated by either the Company (upon the unanimous approval of the Special Committee) or Parent at any time prior to the Effective Time, if:

(a)          the Merger shall not have been consummated on or before the date falling eight (8) months from the date of this Agreement (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to a party if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to such party’s breach or failure to perform in any material respect any of its obligations under this Agreement;

(b)          any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any final or non-appealable Order which has the effect of making the consummation of the Merger illegal or otherwise preventing or prohibiting the consummation of the Transactions; provided, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to such party’s breach or failure to perform in any material respect any of its obligations under this Agreement; or

(c)          the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor and concluded or at any adjournment or postponement thereof; provided, that the right to terminate this Agreement pursuant to this Section 8.02(c) shall not be available to a party if the failure to obtain the Requisite Company Vote was primarily due to such party’s breach or failure to perform in any material respect any of its obligations under Section 6.01, Section 6.02 or Section 6.04.

Section 8.03         Termination by the Company.

This Agreement may be terminated by the Company (upon the unanimous approval of the Special Committee) at any time prior to the Effective Time, if:

(a)          prior to the receipt of the Requisite Company Vote, (i) the Company Board has, upon the unanimous recommendation of the Special Committee, authorized the Company to enter into an Alternative Acquisition Agreement, (ii) immediately prior to, concurrently with or immediately following the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal, and (iii) the Company immediately prior to, or concurrently with, such termination pays to Parent in immediately available funds the Company Termination Fee required to be paid pursuant to Section 8.06(a); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(a) unless the Company has complied in all material respects with the requirements of Section 6.04.

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(b)          a breach or failure in any material respect of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in this Agreement, shall have occurred, which breach or failure would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being cured, shall not have been cured (x) within thirty (30) Business Days following receipt of written notice by Parent and Merger Sub of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.03(b) or (y) any shorter period of time that remains between the date the Company provides written notice of such breach and the Termination Date; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(b) if the Company is then in material breach of any representations, warranties, agreements or covenants hereunder that would result in the conditions to Closing set forth in Section 7.01, Section 7.02(a) or Section 7.02(b) not being satisfied; or

(c)          if (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or waived by the party having the benefit thereof or by Parent and Merger Sub, as the case maybe, (ii) the Company has irrevocably confirmed by notice to Parent that all conditions set forth in Section 7.03 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or that it is willing to waive any unsatisfied condition in Section 7.03 and (iii) the Merger shall not have been consummated within ten (10) Business Days after the delivery of such notice.

Section 8.04         Termination by Parent.

This Agreement may be terminated by Parent at any time prior to the Effective Time, if:

(a)          a breach or failure in any material respect of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach or failure would give rise to the failure of a condition set forth in Section 7.01, Section 7.02(a) or Section 7.02(b) and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being cured, shall not have been cured (x) within thirty (30) Business Days following receipt of written notice by the Company of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.04(a) or (y) any shorter period of time that remains between the date Parent provides written notice of such breach and the Termination Date; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if either Parent or Merger Sub is then in material breach of any representations, warranties, agreements or covenants hereunder that would result in the conditions to Closing set forth in Section 7.01, Section 7.03(a) or Section 7.03(b) not being satisfied; or

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(b)          a Company Triggering Event shall have occurred.

Section 8.05         Effect of Termination.

In the event of the termination of this Agreement pursuant to this Article VIII, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that the terms of Section 6.03(b), Section 6.08, Section 6.13, Section 8.05, Section 8.06 and Article IX shall survive any termination of this Agreement, and nothing in this Section 8.05 shall relieve any party from liability for any knowing and intentional breach prior to such termination of, or fraud committed prior to the termination in connection with this Agreement.

Section 8.06         Fees Following Termination.

(a)          The Company will pay, or cause to be paid, to one or more designees of Parent an amount equal to US$14,117,000 (the “Company Termination Fee”) if this Agreement is terminated (i) by Parent pursuant to Section 8.04; (ii) by the Company pursuant to Section 8.03(a) or (iii) by the Company or Parent pursuant to Section 8.02(a) or Section 8.02(c) if (A) after the date hereof and prior to the time of the termination, a bona fide Acquisition Proposal shall have been made known to the Company or shall have been publicly announced or publicly made known, and not withdrawn and (B) within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to such Acquisition Proposal (provided that for purposes of this Section 8.06(a), all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”). The Company shall pay the Company Termination Fee: (x) in the case of termination pursuant to clause (i) and (ii), within three (3) Business Days following such termination, and (y) in the case of termination pursuant to clause (iii), as promptly as practicable (but in any event within three (3) Business Days) following the entry by any Group Company into any definitive agreement in connection with such Acquisition Proposal. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b)          Parent will pay, or cause to be paid, to the Company an amount equal to US$28,234,000 (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.03(b) or Section 8.03(c), such payment to be made as promptly as possible (but in any event within ten (10) Business Days) following such termination.

(c)          In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for all costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at the prime rate established by the Wall Street Journal Table of Money Rates. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

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(d)          Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.

(e)          Notwithstanding anything to the contrary in this Agreement, the Financing Commitments or the Limited Guarantee, in the event that Parent or Merger Sub fails to effect the Closing pursuant to the Agreement for any reason or no reason or otherwise breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then the Company’s right to terminate the Agreement and receive the Parent Termination Fee in accordance with Section 8.06(b) and the guarantee of such obligations pursuant to the Limited Guarantee (subject to the terms, conditions and limitations therein) and any amount under Section 6.08 shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any Group Company and all members of the Company Group (as defined below) against (A) Parent, Merger Sub or the Guarantors, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of Parent, Merger Sub or any Guarantor, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or any Guarantor or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing (clauses (A) – (D), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Transactions to be consummated; provided, however, that nothing in this Section 8.06(e) or elsewhere in this Agreement shall limit the rights of the Company under Section 9.08. For the avoidance of doubt, neither Parent nor any member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Financing Commitments and the Limited Guarantee) other than the payment of the Parent Termination Fee pursuant to Section 8.06(b) and any amount pursuant to Section 6.08, and in no event shall any of Group Company, the direct or indirect shareholders of the Company or any other person, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing (collectively, the “Company Group”), seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Financing Commitments and the Limited Guarantee), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 8.06(b) or Section 6.08 or the Guarantors to the extent provided in the Limited Guarantee. This provision was specifically bargained for and reflected in the Per Share Merger Consideration and Per ADS Merger Consideration, and is intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group.

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(f)          Notwithstanding anything to the contrary in this Agreement, in the event the Company pays the Company Termination Fee in accordance with Section 8.06(a), then such payment shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent and all members of the Parent Group against any Group Company or any member of the Company Group, for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Transactions to be consummated; provided, however, that nothing in this Section 8.06(f) or elsewhere in this Agreement shall limit the rights of Parent or Merger Sub under Section 9.08. For the avoidance of doubt, in the event the Company pays the Company Termination Fee in accordance with Section 8.06(a), no Group Company nor any member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than such payment of the Company Termination Fee pursuant to Section 8.06(a), and in no event shall any member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any Group Company or any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 8.06(a). This provision was specifically bargained for and reflected in the Per Share Merger Consideration and Per ADS Merger Consideration, and is intended to be for the benefit of, and shall be enforceable by, the Company and each member of the Company Group.

Article IX

GENERAL PROVISIONS

Section 9.01         Non-Survival of Representations, Warranties and Agreements.

None of the representations and warranties in this Agreement or in any schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. None of the covenants and agreements in this Agreement shall survive beyond the Effective Time, other than the covenants and agreements contained in this Article IX, Section 6.05, Section 6.08, the agreements of the Company, Parent and Merger Sub contained in Article I and Article II, and those other covenants and agreements of the parties which by their terms apply or contemplate performance after the Effective Time until fully performed.

Section 9.02         Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

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if to Parent or Merger Sub:

Dangdang Holding Company Limited

Dangdang Merger Company Limited

c/o E-Commerce China Dangdang Inc.

21/F, Jing An Center

No. 8 North Third Ring Road East

Chaoyang District, Beijing 100028

People’s Republic of China
Attention:           Ms. Peggy Yu Yu

with a copy to:

Skadden, Arps, Slate, Meagher & Flom

42/F Edinburgh Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attention:           Z. Julie Gao / Haiping Li

Facsimile:           (+852) 3910-4850 / (+852) 3910-4835

if to the Company:

E-Commerce China Dangdang Inc.

21/F, Jing An Center

No. 8 North Third Ring Road East

Chaoyang District, Beijing 100028

People’s Republic of China
Attention:           Chairperson of the Special Committee

with a copy to:

Shearman & Sterling

12th Floor Gloucester Tower

15 Queen’s Road Central

Hong Kong

Attention:           Stephanie Tang
Facsimile:           (+852) 2140-0303

Section 9.03         Certain Definitions.

(a)          For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the Transactions): (a) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the total revenue, operating income or EBITDA of the Company are attributable; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent 15% or more of the total revenue, operating income, EBITDA or assets of the Company and its Subsidiaries taken as a whole; (c) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company; (d) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company; or (e) any combination of the foregoing.

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“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Anticorruption Law” means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of any Group Company, including, without limitation, laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage such as, without limitation, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Available Cash” means cash of the Company and its Subsidiaries on a consolidated basis available immediately prior to the Closing in one or more bank accounts of the Company or its Subsidiaries, net of issued but uncleared checks and drafts, free of any Lien.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, the Cayman Islands, the PRC or Hong Kong.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent and Merger Sub on the date hereof.

“Company Option” means each option to purchase Shares under the Share Incentive Plans.

“Company Share Award” means each Company Option and any other awards granted by the Company under the Share Incentive Plans.

“Company Triggering Event” shall be deemed to have occurred if (i) there shall have been a Change in the Company Recommendation; and (ii) the Company Board shall have recommended to the shareholders of the Company an Acquisition Proposal or shall have resolved to do so.

“Confidentiality Agreement” means the confidentiality agreement between the Company, on the one hand, and Ms. Peggy Yu Yu and Mr. Guoqing Li, on the other hand, dated August 14, 2015.

“Contract” means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other legally binding instrument.

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“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

“Deposited Available Cash” means the amount of Available Cash deposited in the Exchange Fund immediately prior to the Effective Time.

“Environmental Law” means any applicable PRC local, provincial or national Law relating to (a) the protection of health, safety or the environment or (b) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

“Exercise Price” means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option.

“Excluded Shares” means, collectively, (i) the Rollover Shares as set forth on Annex B; (ii) Shares held by Parent, the Company or any of their Subsidiaries; and (iii) Shares (including ADSs corresponding to such Shares) held by the Depositary and reserved for issuance and allocation pursuant to the Share Incentive Plans.

“Expenses” means, with respect to any party hereto, all out of pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to a party hereto and its Affiliates) actually incurred or accrued by such party or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of Schedule 13E-3 and the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under applicable Law and all other matters related to the closing of the Merger and the Transactions.

“Financing Sources” means the parties to the Debt Commitment Letter as in effect from time to time and any joinder agreements, indentures, purchase agreements or credit agreements entered into pursuant thereto or relating thereto, together with their respective current, former and future Affiliates, officers, directors, agents, partners, members, employees and representatives involved in the Debt Financing or the Alternative Debt Financing and their respective successors and assigns.

“Founder Parties” means Ms. Peggy Yu Yu, Mr. Guoqing Li, Kewen Holding Co. Limited, a British Virgin Islands business company, and Science & Culture International Limited, a British Virgin Islands business company.

“Government Official” means (i) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party or party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (i) or (ii) of this definition.

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“Group Company” means any of the Company and its Subsidiaries.

“Hazardous Substance” means any chemical, pollutant, waste or substance that is (a) listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (b) any petroleum product or by product, asbestos containing hazardous material, polychlorinated biphenyls or radioactive material.

“Indebtedness” means, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services, (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such Person under currency, interest rate or other swaps, and all hedging and other obligations of such Person under other derivative instruments, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (viii) all Indebtedness of others referred to in clauses (i) through (vii) above guaranteed directly or indirectly in any manner by such Person, and (ix) all Indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Insolvent” means, with respect to any Person (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property” means in any and all jurisdictions worldwide, all (i) patents, utility models and statutory invention registrations, (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, logos and other identifiers of source, including the goodwill symbolized thereby or associated therewith, (iii) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto, (iv) confidential and proprietary information, including trade secrets, know-how and invention rights, and (v) registrations, applications, renewals, continuations, continuations-in-part, substitutions and extensions for any of the foregoing in (i)-(v).

“knowledge” means, with respect to the Company, the actual knowledge, after reasonable inquiry and investigation, of the individuals listed in Section 9.03(a) of the Company Disclosure Schedule, with respect to Parent or Merger Sub, the actual knowledge, after reasonable inquiry and investigation, of the individuals listed in Section 9.03(a) of the Parent Disclosure Schedule.

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“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means any event, circumstance, change or effect (“Effect”) that, individually or in the aggregate with all other Effects, (i) is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Group Companies taken as a whole or (ii) would reasonably be expected to, prevent or materially delay the consummation of the Transactions or otherwise be materially adverse to the ability of the Company to perform its material obligations under this Agreement; provided, however, that clause (i) shall not include any event, circumstance, change or effect occurring after the date hereof to the extent resulting from (a) changes in general economic, political, credit or financial market conditions or changes in securities markets in general, (b) the consummation of the Transactions, the public announcement of the Transactions or the identity of Parent and its Affiliates (including the initiation of litigation or other legal proceedings or any losses of customers or employees), (c) changes caused by a material worsening of current conditions caused by acts of terrorism, war (whether or not declared), outbreak or escalation of hostilities, act of God or natural disasters or similar events, (d) changes in the market price or trading volume of Shares (it being understood that the underlying cause of such change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur), (e) actions or omissions of the Company or any of its Subsidiaries (x) that are required by this Agreement, (y) taken with the consent of Parent or Merger Sub or (z) taken at the request of Parent or Merger Sub, (f) any breach of this Agreement by Parent or Merger Sub, (g) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur), (h) any change or prospective change in the Company’s credit ratings, (i) changes in GAAP or applicable Laws or any interpretation thereof after the date hereof, or (j) factors generally affecting the industries in which the Group Companies operate; provided, that the Effects set forth in clauses (a), (c), (d), (i) and (j) above may be taken into account in determining whether a “Material Adverse Effect” has occurred or reasonably would be expected to occur if and to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Group Companies, taken as a whole, relative to the other participants in the same industries and geographic markets in which the Group Companies conduct their businesses.

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“Permitted Encumbrances” shall mean: (a) Taxes, assessments and other governmental levies, fees or charges which are not due and payable as of the Closing Date, or which are being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts which are not due and payable, and as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount that are being contested in good faith by appropriate proceedings; (c) leases, licenses and subleases (other than capital leases and leases underlying sale and leaseback transactions); (d) Liens imposed by applicable Law; (e) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, in each case, in the ordinary course of business; (f) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business; (g) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (h) Liens that are disclosed in the Company SEC Reports filed or furnished prior to the date hereof; (i) Liens securing Indebtedness or liabilities that (A) are reflected in the Company SEC Reports filed or furnished prior to the date hereof or (B) have otherwise been disclosed to Parent; (j) matters which would be disclosed by an accurate survey or inspection of the real property which do not, individually or in the aggregate, materially impair the occupancy or current use of such real property which they encumber; (k) outbound license agreements entered into in the ordinary course of business; (l) standard survey and title exceptions; and (m) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not constitute a Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Rollover Shares” means certain of the Shares or ADSs held by the Rollover Shareholders, as set forth in Annex B hereto.

“Rollover Shareholders” means certain holders of Shares or ADSs, as set forth in Annex B hereto.

“Share Incentive Plans” means, collectively, the Company’s share incentive plan adopted in 2004 and the share incentive plan adopted in 2010, and all amendments and modifications thereto.

“Software” means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (ii) databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, and (iv) media, documentation and other works of authorship embodying any of the foregoing or on which any of the foregoing is recorded.

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“Subsidiary” means, with respect to any Person, any Person of which (i) such party or any other Subsidiary of such party is a general partner, (ii) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (iii) of which such party or any other Subsidiary of such party controls through contractual arrangements.

“Superior Proposal” means a written bona fide Acquisition Proposal, which shall not have been obtained in violation of Section 6.04, that would result in any person becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding equity securities, of the Company that the Company Board determines, in its good faith judgment upon the unanimous recommendation of the Special Committee after consultation with a financial advisor of internationally recognized reputation and independent legal counsel, is reasonably likely to be consummated in accordance with its terms and, taking into consideration, among other things, all of the terms and conditions, including all legal, financial, regulatory and other aspects, of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent pursuant to Section 6.04(c) or otherwise prior to the time of determination), including financing, regulatory approvals, identity of the person or group making the offer, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), would, if consummated, result in a transaction more favorable to the Company’s shareholders from a financial point of view than the Merger; provided, however, that any such Acquisition Proposal shall not be deemed to be a “Superior Proposal” if (A) it is subject to the conduct of any due diligence review or investigation of the Company or any of its Subsidiaries by the party making such Acquisition Proposal, (B) the consummation of the transactions contemplated thereby is conditioned upon receipt of financing or (C) the consummation of the transactions contemplated thereby is conditioned upon obtaining any consent or approval of a Governmental Authority or other third party that is not required pursuant to this Agreement as a condition to the closing of the Merger (after giving effect to all modifications or adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 6.04(d)).

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

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“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Unvested Company Option” means any Company Option that is not a Vested Company Option.

“Vested Company Option” means any Company Option that shall have become vested on or prior to the Closing Date in accordance with the terms of the Share Incentive Plan and the applicable award agreement pursuant to which such Company Option was granted.

(b)          The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Acceptable Confidentiality Agreement	Section 6.04(b)
Action	Section 3.10
Additional Commitment Letters	Section 6.07(c)
Additional Financing Sources	Section 6.07(c)
ADS	Section 2.01(b)
ADSs	Section 2.01(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.04(c)
Alternative Debt Financing	Section 6.07(a)
Alternative Debt Financing Documents	Section 6.07(a)
Arbitrator	Section 9.09(b)
Bankruptcy and Equity Exception	Section 3.04(a)
Change in the Company Recommendation	Section 6.04(c)
CICL	Recitals
Class A Share	Section 2.01(a)
Class B Share	Section 2.01(a)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 3.03(b)
Company	Preamble
Company Benefit Plans	Section 3.11(a)
Company Board	Recitals
Company Group	Section 8.06(e)
Company Licensed Intellectual Property	Section 3.14(b)
Company Owned Intellectual Property	Section 3.14(a)
Company Recommendation	Section 3.04(b)
Company Representatives	Section 6.04(a)
Company SEC Reports	Section 3.07(a)
Company Termination Fee	Section 8.06(a)
Damages	Section 6.05(c)
Debt Commitment Letter	Section 4.05(a)

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Debt Financing	Section 4.05(a)
Debt Financing Agreement	Section 6.07(a)
Deposit Agreement	Section 2.06
Depositary	Section 2.06
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)
Effective Time	Section 1.03
Employees	Section 3.12(b)
Exchange Act	Section 3.04(b)
Exchange Fund	Section 2.04(a)
Financial Advisor	Section 3.04(c)
Financing	Section 4.05(a)
Financing Commitment	Section 4.05(a)
Financing Commitments	Section 4.05(a)
Financing Document	Section 6.07(a)
GAAP	Section 3.07(b)
Governmental Authority	Section 3.05(b)
Guarantor	Recitals
Guarantors	Recitals
HKIAC	Section 9.09(b)
Indemnified Parties	Section 6.05(b)
Law	Section 3.05(a)
Leased Real Property	Section 3.13(b)
Limited Guarantee	Recitals
Material Company Permits	Section 3.06(a)
Material Contract	Section 3.17(a)
Merger	Recitals
Merger Sub	Preamble
Notice of Superior Proposal	Section 6.04(c)
Notice Period	Section 6.04(c)
NYSE	Section 3.05(b)
Order	Section 7.01(b)
Owned Real Property	Section 3.13(a)
Parent	Preamble
Parent Group	Section 8.06(e)
Parent Termination Fee	Section 8.06(b)
Paying Agent	Section 2.04(a)
Per ADS Merger Consideration	Section 2.01(b)
Per Share Merger Consideration	Section 2.01(a)
Plan of Merger	Section 1.03
Proxy Statement	Section 6.01
Real Property Leases	Section 3.13(b)
Record ADS Holders	Section 6.02(a)
Representatives	Section 4.11
Requisite Company Vote	Section 3.04(a)
Rollover Agreement	Recitals
Rules	Section 9.09(b)
SEC	Section 3.05(b)
Securities Act	Section 3.07(a)
Share Certificates	Section 2.04(b)

57

Shareholders’ Meeting	Section 6.02(a)
Shares	Section 2.01(a)
Special Committee	Recitals
Support Agreement	Recitals
Surviving Company	Section 1.01
Takeover Statute	Section 3.21
Termination Date	Section 8.02(a)
Transactions	Recitals
Uncertificated Shares	Section 2.04(b)

Section 9.04         Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.05         Interpretation.

When a reference is made in this Agreement to a Section, Article, Annex or Exhibit, such reference shall be to a Section, Article, Annex or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Annex or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Annexes and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 9.06         Entire Agreement; Assignment.

This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and any exhibits or annexes thereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to (a) any Affiliate of Parent or (b) any Person providing the Debt Financing pursuant to the terms thereof (solely to the extent necessary for purposes of creating a security interest herein or otherwise assigning this Agreement or any rights hereunder as collateral in respect of such Debt Financing and permissible under applicable Law), provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

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Section 9.07         Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05 and Section 8.06 (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons); provided, however, that in no event shall any holders of Shares (including Class A Shares represented by ADSs) or holders of Company Share Awards, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08         Specific Performance.

(a)          The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event any provision of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof (including the other parties’ obligation to consummate the Transactions, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by the parties, in addition to any other remedy at law or equity. Each of the Company, Parent and Merger Sub hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any party brings any Action to enforce specifically the performance of the terms and provisions hereof by the other parties, the Termination Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) if longer, such time period established by the court presiding over such Action.

(b)          Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that the Company shall be entitled to obtain an injunction, specific performance or other equitable remedies to enforce Parent’s and Merger Sub’s obligation to consummate the Merger but only in the event that each of the following conditions has been satisfied: (i) all conditions in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or, if permissible, waived in accordance with this Agreement, (ii) Parent and Merger Sub have failed to complete the Closing by the date the Closing should have occurred pursuant to Section 1.02, (iii) the Debt Financing (or, if applicable, the Alternative Debt Financing) has been funded or will be funded at the Closing in accordance with the terms thereof, and (iv) the Company has irrevocably confirmed by notice to Parent that if specific performance is granted and the Debt Financing (or, if applicable, the Alternative Debt Financing) is funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to consummate the Merger if the Debt Financing (or, if applicable, the Alternative Debt Financing) has not been funded (or will not be funded at the Closing) in the absence of any breach by Parent or Merger Sub of this Agreement or any Financing Document.

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(c)          Until such time as the Company pays the Company Termination Fee, the remedies available to each of Parent and Merger Sub pursuant to this Section 9.08 shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Parent or Merger Sub from, in the alternative, seeking to terminate this Agreement and collect the Company Termination Fee under Section 8.06. For the avoidance of doubt, under no circumstances shall Parent be permitted or entitled to receive both (i) a grant of injunction, specific performance or other equitable relief under this Section 9.08 that results in a Closing and (ii) monetary damages, including all or any portion of the Company Termination Fee.

(d)          Until such time as Parent pays the Parent Termination Fee, the remedies available to the Company pursuant to this Section 9.08 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Termination Fee under Section 8.06. For the avoidance of doubt, under no circumstances shall the Company be permitted or entitled to receive both (i) a grant of injunction, specific performance or other equitable relief under this Section 9.08 that results in a Closing and (ii) monetary damages, including all or any portion of the Parent Termination Fee.

Section 9.09         Governing Law; Dispute Resolution.

(a)          This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed, performed, enforced and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub in the Surviving Company, the cancellation and conversion of the Shares as the case may be (including Shares represented by ADSs), the rights set forth in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board (and the Special Committee) and the board of directors of Parent and Merger Sub and the internal corporate affairs of the Company, Parent and Merger Sub.

(b)          Subject to Section 9.08 and the last sentence of this Section 9.09(b), any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.09(b) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

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Section 9.10         Amendment.

This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors (or in the case of the Company, the Special Committee) at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.11         Waiver.

At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.12         Counterparts.

This Agreement may be executed and delivered (including by pdf electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[The remainder of the page is intentionally left blank.]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Dangdang Holding Company Limited

By	/s/ Peggy Yu Yu
Name:	Peggy Yu Yu
Title:	Director

Dangdang Merger Company Limited

By	/s/ Peggy Yu Yu
Name:	Peggy Yu Yu
Title:	Director

E-Commerce China Dangdang Inc.

By	/s/ Ruby Rong Lu
Name:	Ruby Rong Lu
Title:	Chairperson of the Special Committee

[Signature Page to Merger Agreement]

Annex A

PLAN OF MERGER

[Attached]

A-1

PLAN OF MERGER

THIS PLAN OF MERGER is made on [          ], 2016

BETWEEN

(1)	Dangdang Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands on 8 April 2016, with its registered office situated at Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands, Cayman Islands (“Merger Sub”); and

(2)	E-Commerce China Dangdang Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands on January 7, 2000, with its registered office situated at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company” or “Surviving Company,” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an agreement and plan of merger (the “Agreement”) dated May 28, 2016 by and between Parent, Merger Sub and the Company, a copy of which is attached as Annex A to this Plan of Merger and under the provisions of Part XVI of the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Companies Law”) , pursuant to which the Merger Sub will merge with and into the Company and cease to exist and the Surviving Company will continue as the surviving company in the Merger.

(b)	This Plan of Merger is made in accordance with Section 233 of the Companies Law.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1.	The constituent companies (as defined in the Companies Law) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2.	The surviving company (as defined in the Companies Law) shall be the Surviving Company which shall continue to be named E-Commerce China Dangdang Inc.

REGISTERED OFFICE

3.	The Surviving Company shall have its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

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AUTHORISED AND ISSUED SHARE CAPITAL

4.	Immediately prior to the Effective Time (as defined below), the authorised share capital of Merger Sub was US$50,000 divided into 50,000 shares of US$1.00 par value per share of which one share had been issued and fully paid.

5.	Immediately prior to the Effective Time, the authorised share capital of the Company was US$100,000, divided into 548,955,840 Class A common shares of a par value of US$0.0001 each (“Class A Common Shares”) and 451,044,160 Class B common shares of a par value of US$0.0001 each (“Class B Common Shares”, together with the Class B Common Shares, “Common Shares”), of which 279,557,750 Class A Common Shares and 131,876,660 Class B Common Shares had been issued and fully paid.

6.	At the Effective Time, the authorised share capital of the Surviving Company shall be US$100,000 divided into 1,000,000,000 shares of a par value of US$0.0001 each.

7.	In accordance with the terms and conditions of the Agreement, at the Effective Time:

(a)	each Common Share of the Company issued and outstanding immediately prior to the Effective Time, other than any (x) Excluded Shares and (y) Dissenting Shares, shall be cancelled in consideration for the right to receive the Per Share Merger Consideration and cease to exist;

(b)	each Excluded Share issued and outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist without payment of any consideration or distribution therefor;

(c)	each Dissenting Share issued and outstanding immediately prior to the Effective Time held by persons who have validly exercised and not withdrawn or lost their right to dissent from the Merger pursuant to Section 238 of the Companies Law shall be cancelled in exchange for payment of the fair value in accordance with the procedure in Section 238 of the Companies Law; and

(d)	each share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value US$0.0001 per share, of the Surviving Company.

8.	At the Effective Time, the shares of the Surviving Company shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the board of directors of the Surviving Company may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

A-3

(d)	generally be entitled to enjoy all of the rights attaching to such shares;

in each case as set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form attached as Annex B to this Plan of Merger.

EFFECTIVE TIME

9.	The Merger shall take effect on [ ], 2016 (the “Effective Time”).

PROPERTY

10.	At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION OF THE SURVIVING COMPANY

11.	At the Effective Time, the Memorandum of Association and Articles of Association of the Company shall be amended and restated by their deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form attached as Annex B to this Plan of Merger.

DIRECTORS BENEFITS

12.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13.	The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
[ ]	[ ]

A-4

SECURED CREDITORS

14.

(a)	Merger Sub has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger; and

(b)	The Company has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.	This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.

APPROVAL AND AUTHORIZATION

16.	This Plan of Merger has been approved by the sole director of Merger Sub and the board of directors of the Company pursuant to Section 233(3) of the Companies Law.

17.	This Plan of Merger has been authorized by the shareholders of each of Merger Sub and the Company pursuant to Section 233(6) of the Companies Law.

COUNTERPARTS

18.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

A-5

For and on behalf of Dangdang Merger company limited:

[ ]	Date:
Director

A-6

For and on behalf of E-COMMERCE CHINA DANGDANG INC.:

[ ]	Date:
Director

A-7

ANNEX A

(Agreement and Plan of Merger)

A-8

ANNEX B

(Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company)

A-9

Annex B

rollover shares

	Class A Shares
Rollover Shareholder	Shares		Shares represented by ADSs	Class B Shares
Peggy Yu Yu	3,135,840		—	13,000,000
Guoqing Li	—		1,185,000	—
Kewen Holding Co. Limited	—		—	21,876,660
Science and Culture International Limited	—		—	97,000,000
First Profit Management Limited	210,425	*	—	—
Min Kan	—		70,000	—

*	Include 164,000 Class A Shares beneficially owned by Danqian Yao and 46,425 Class A Shares beneficially owned by Lijun Chen, in each case, held of record by First Profit Management Limited as a nominee shareholder.

B-1

Annex B

Confidential E-Commerce China Dangdang Inc. 21st Floor, Jing An Center No. 8 North Third Ring Road East Chaoyang District, Beijing, 100028, China	May 28, 2016

Dear Members of the Special Committee:

E-Commerce China Dangdang Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Dangdang” or the “Company”), has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in its capacity as the Special Committee) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of Class A common shares, par value US$0.0001 per share, of the Company (each, a “Share” or collectively, the “Shares”), other than the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing five Shares (each, an “ADS” or collectively, the “ADSs”), other than the ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in its capacity as a holder of Shares or ADSs).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, Dangdang Holding Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Dangdang Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated May 27, 2016. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation, and in connection with such merger, each issued and outstanding Share (other than the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs) will be cancelled in consideration for the right to receive US $1.34 in cash per Share without interest (the “Per Share Merger Consideration”), and each issued and outstanding ADS (other than ADSs representing the Excluded Shares) will be cancelled in consideration for the right to receive US $6.70 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

Duff & Phelps, LLC 311 South Wacker Drive Suite 4200 Chicago, IL 60606	T F	+1 312 697 4600 +1 312 697 0112	www.duffandphelps.com

Special Committee of Independent Directors

E-Commerce China Dangdang Inc.

May 28, 2016

For purposes of this Opinion, (i) “Excluded Shares” shall mean, collectively, (a) the Rollover Shares (as defined in the Merger Agreement), (b) Shares held by Parent, the Company or any of their respective Subsidiaries (as defined in the Merger Agreement), and (c) Shares (including Shares represented by ADSs) held by the Depositary (as defined in the Merger Agreement) and reserved for issuance and allocation pursuant to the Share Incentive Plans (as defined in the Merger Agreement); and (ii) “Dissenting Shares” shall have the meaning set forth in the Merger Agreement.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2013, December 31, 2014 and December 31, 2015 and unaudited financial statements for three months ended March 31, 2015 and March 31, 2016;

b.	A detailed financial projection model for the years ending December 31, 2016 through 2022, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “Management Projections”);

c.	Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

d.	A letter dated May 4, 2016 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”); and

Special Committee of Independent Directors

E-Commerce China Dangdang Inc.

May 28, 2016

e.	Documents related to the Proposed Transaction, including a draft of the Merger Agreement dated May 27, 2016;

2.	Discussed the information referred to in paragraph 1 above and the background and other elements of the Proposed Transaction with the management of the Company;

3.	Discussed with Company management its plans and intentions with respect to the management and operation of the business;

4.	Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

6.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Special Committee’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by their respective counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps has relied upon such information in performing its analysis and expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions;

Special Committee of Independent Directors

E-Commerce China Dangdang Inc.

May 28, 2016

4.	Assumed that the information relating to the Company and the Proposed Transaction supplied by the Company to Duff & Phelps, and the representations made by Company management regarding the Company and the Proposed Transaction, either orally or in writing, are complete and accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the Proposed Transaction necessary to make the information not misleading in light of the circumstances under which the information was provided;

5.	Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct and that each party to the Merger Agreement will fully and timely perform all covenants, undertakings and obligations required to be performed by such party;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;

7.	Assumed that there has been no material change in the assets, liabilities, financial condition, cash flows, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information reviewed by Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in a timely manner in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws;

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction; and

10.	Assumed any adjustments to the Merger Consideration pursuant to the Merger Agreement will not be material to our analyses or this Opinion.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion.

Special Committee of Independent Directors

E-Commerce China Dangdang Inc.

May 28, 2016

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon the information made available to Duff & Phelps as of the date hereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof or (ii) update, revise or reaffirm this Opinion after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets, properties or liabilities (contingent or otherwise) of the Company nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. Duff & Phelps expressly disclaims any responsibility or liability in this regard.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation. In addition, this Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the holders of ADSs (other than ADSs representing the Excluded Shares).

Special Committee of Independent Directors

E-Commerce China Dangdang Inc.

May 28, 2016

This Opinion is furnished for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ written consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors, the Company, or any shareholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, Duff & Phelps Securities, LLC (“DPS”), the Company, and the Special Committee originally dated July 24, 2015 and subsequently amended May 25, 2016 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

DPS has acted as a financial advisor to the Special Committee (solely in its capacity as the Special Committee) providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction, and will receive a fee for such services. In addition, pursuant to the Engagement Letter, the Company has agreed to reimburse certain expenses of Duff & Phelps and DPS (subject to a cap) and to indemnify Duff & Phelps and DPS for certain liabilities. Duff & Phelps has acted as a financial advisor to the Special Committee (solely in its capacity as the Special Committee) and will receive a fee for its services. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon execution of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ rendering of its Opinion and a portion of Duff & Phelps’ fee is payable upon closing of the Proposed Transaction. For avoidance of doubt, no portion of Duff & Phelps’ fee is contingent upon the conclusion expressed in this Opinion. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Special Committee of Independent Directors

E-Commerce China Dangdang Inc.

May 28, 2016

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof, the Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Class A Shares represented by ADSs) and the holders of ADSs (other than ADSs representing the Excluded Shares) in the Proposed Transaction is fair from a financial point of view to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in its capacity as a holder of Shares or ADSs).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps, LLC

Annex C

Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) – Section 238

 238. Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares.

(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

C-1

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C-2

Annex D

Directors and Executive Officers of Each Filing Person

I.	Directors and Executive Officers of the Company

The Company is a company organized under the laws of the Cayman Islands with its principal business address at 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China. The telephone number of the Company’s principal executive office is +86-10 5799-2666.

The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Country of Citizenship
Peggy Yu Yu	c/o 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China	Executive chairwoman and director of the Company	People’s Republic of China
Guoqing Li	c/o 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China	Chief executive officer of the Company	People’s Republic of China
Ruby Rong Lu	Liangmaqiao DRC, 705, Beijing, People’s Republic of China	General partner at H Capital; Independent director of the Company	People’s Republic of China
Ke Zhang	c/o 9th Floor, Fu Hua Mansion, 8 Chaoyangmen North Avenue, Dongcheng District, Beijing 100027, People’s Republic of China	Chairman and chief partner of Shine Wing Certified Public Accountants; Independent director of the Company	People’s Republic of China
Xiaolong Li	16/F, Jianda Building, 14 Dongtucheng Road, Chaoyang District, Beijing, People’s Republic of China	Chairman of 263 Network Communication Company Limited; Independent director of the Company	People’s Republic of China
Danqian Yao	c/o 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China	Senior vice president of the Company	People’s Republic of China
Yue Wang	c/o 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China	Chief editor of the Company	People’s Republic of China

Ms. Peggy Yu Yu is the Company’s co-founder and director and has served as the Company’s executive chairwoman since its inception.

Mr. Guoqing Li is the Company’s co-founder and director and has served as the Company’s chief executive officer since its inception.

Ms. Ruby Rong Lu has been a director of the Company since 2006. Ms. Lu is a general partner at H Capital, a venture capital investment company with its business address at Liangmaqiao DRC, 705, Beijing, People’s Republic of China, which Ms. Lu joined in April 2016. Ms. Lu also served as a general partner at DCM, a venture capital investment company headquartered at 2420 Sand Hill Road Suite 200, Menlo Park, CA 94025, United States of American, from 2003 to April 2016.

Mr. Ke Zhang has served as a director of the Company since November 2010. Mr. Zhang has also been the chairman and chief partner of Shine Wing Certified Public Accountants since 1999. Shine Wing Certified Public Accountants is an accounting and consulting firm with its business address at 9/F, Block A, Fu Hua Mansion No. 8 Chaoyangmen Beidajie, Dongcheng District, Beijing 100027, People’s Republic of China.

Mr. Xiaolong Li has served as the Company’s independent director since December 2010. Mr. Li founded and has been the chairman of 263 Network Communication Company Limited since 1999. 263 Network Communication Company Limited is a communication service provider listed on the Shenzhen Stock Exchange with its business address at 18/F, Jianda Building, No. 14, Dongtucheng Road, Chaoyang District, Beijing 100013.

Mr. Danqian Yao has served as the senior vice president of the Company’s Publications Department, Children’s Books Department, Digital Music and E-Books Department, and General Merchandise and Electronics Department since December 2011. Prior to this, he worked as the vice president of the Company’s Mobile Business Department from January 2010.

Ms. Yue Wang has served as the Company’s chief editor, responsible for children’s book publishing since Feburary 2015. From January 2013 to January 2015, Ms. Wang served as the vice president of the Company’s Children’s Books Department. From April 2011 to January 2013, Ms. Wang served as the vice president of the Company’s Baby, Children and Maternity Department.

During the last five years, none of the Company, or any of our directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

II.	Directors and Executive Officers of Parent

Dangdang Holding Company Limited, or Parent, is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Parent’s business address is c/o 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China, and its telephone number is +86-10 5799-2666.

The name, business address, present principal employment and citizenship of the director of Parent are set forth below. Parent does not have any executive officers.

Name	Business Address	Present Principal Employment	Country of Citizenship
Peggy Yu Yu	c/o 21/F, Jing An Center, No.8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China	Executive chairwoman and director of the Company	People’s Republic of China

During the last five years, none of Parent, or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

III.	Directors and Executive Officers of Merger Sub

Dangdang Merger Company Limited, or Merger Sub, is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Merger Sub’s business address is c/o 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China, and its telephone number is +86-10 5799-2666.

The name, business address, present principal employment and citizenship of the director of Merger Sub are set forth below. Merger Sub does not have any executive officers.

Name	Business Address	Present Principal Employment	Country of Citizenship
Peggy Yu Yu	c/o 21/F, Jing An Center, No.8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China	Executive chairwoman and director of the Company	People’s Republic of China

During the last five years, none of Merger Sub, or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

IV.	Directors and Executive Officers of Holdco

Dangdang Corporation, or Holdco, is a business company with limited liability incorporated under the laws of the British Virgin Islands. Holdco’s business address is c/o 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China, and its telephone number is +86-10 5799-2666.

The name, business address, present principal employment and citizenship of the director of Holdco are set forth below. Holdco does not have any executive officers.

Name	Business Address	Present Principal Employment	Country of Citizenship
Peggy Yu Yu	c/o 21/F, Jing An Center, No.8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China	Executive chairwoman and director of the Company	People’s Republic of China

During the last five years, none of Holdco, or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

V.	Directors and Executive Officers of First Profit

First Profit Management Limited, or First Profit, is a limited company incorporated under the laws of the British Virgin Islands. First Profit’s business address is c/o 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China, and its telephone number is +86-10 5799-2666.

The name, business address, present principal employment and citizenship of the director of First Profit are set forth below. First Profit does not have any executive officers.

Name	Business Address	Present Principal Employment	Country of Citizenship
Danqian Yao	c/o 21/F, Jing An Center, No.8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China	Senior vice president of the Company	People’s Republic of China

During the last five years, none of First Profit, or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Annex E

FORM OF PROXY CARD – SHAREHOLDERS ONLY

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF E-Commerce China Dangdang Inc.

FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON ________, 2016

The undersigned registered shareholder of E-Commerce China Dangdang Inc., a Cayman Islands company (the “Company”), hereby acknowledges receipt of the notice of extraordinary general meeting of shareholders and proxy statement, each dated ________, 2016, and hereby appoints the chairman of the extraordinary general meeting as proxy, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the extraordinary general meeting of shareholders of the Company to be held on ________, 2016 at [10:00 a.m.] (Beijing Time), at the Company’s office at 21/F, Jing An Center, No. 8 North Third Ring Road East, Chaoyang District, Beijing 100028, People’s Republic of China, and at any adjournment thereof, and to vote all common shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by the undersigned below and (ii) in the discretion of the proxy upon such other business as may properly come before the meeting, all as set forth in the notice of extraordinary general meeting and in the proxy statement furnished herewith.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the following proposals:

PROPOSAL 1: As a special resolution, authorize and approve the agreement and plan of merger, dated as of May 28, 2016 (the “merger agreement”), among the Company, Dangdang Holding Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and Dangdang Merger Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “plan of merger”) among the Company and Merger Sub required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the merger agreement, including the merger (the “merger”), the amendment of the authorised share capital of the Company from $100,000 divided into 548,955,840 Class A common shares and 451,044,160 Class B common shares of a par value $0.0001 per share to $100,000 divided into 1,000,000,000 shares with a par value of $0.0001 each and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Annex B to the plan of merger.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 2: As a special resolution, authorize each of the members of the special committee of the board of directors of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL 3: As an ordinary resolution, the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Dated: ________, ________
Shareholder Name:	Co-Owner Name (if applicable):

Shareholder Signature	Co-Owner Signature

This Proxy Card must be signed by the person registered in the register of members at the close of business on ________, 2016 (Cayman Islands Time). In the case of a corporation, this Proxy Card must be executed by a duly authorized officer or attorney.

Annex F

Extraordinary General Meeting of

E-Commerce China Dangdang Inc.

Date: ____________, 2016

See Voting Instruction On Reverse Side.

Please make your marks like this: ☒ Use pen only

Authorized Signatures - This section must be completed for your instructions to be executed.

________________ Please Sign Here   ________________ Please Date Above

________________ Please Sign Here   ________________ Please Date Above

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Extraordinary General Meeting of E-Commerce China Dangdang Inc.
to be held ___________, 2016
For Holders as of ___________, 2016

MAIL

- Mark, sign and date your Voting Instruction Form.
- Detach your Voting Instruction Form.
- Return your Voting Instruction Form in the postage-paid envelope provided.

All votes must be received by ____ p.m., New York time, on _______, 2016.

PROXY TABULATOR FOR
E-Commerce China Dangdang Inc.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

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